Exhibit 2.5

Execution Copy

STOCK PURCHASE AGREEMENT

By and Among

SYNERGY ACQUISITION CORP.

RED RIVER COMPUTER CO., INC.

And

THE STOCKHOLDERS OF RED RIVER COMPUTER CO., INC.

Dated as of June 2, 2011

(Continued)

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(Continued)

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(Continued)

EXHIBITS

Exhibit A-1 – Company Shareholders and Allocation of Consideration

Exhibit A-2 – Illustrative Calculation of Cash Consideration Deliverable at Closing

Exhibit A-3 – Illustrative Calculation of EBITDA at December 31, 2010

Exhibit A-4 – Illustrative Calculation of Working Capital

Exhibit B – Form of Escrow Agreement

Exhibit C – Form of Executive Employment Agreement

Exhibit D – Form of General Release

Exhibit E – Form of Confidentiality, Non-Competition and Non-Disparagement Agreement

Exhibit F – Form of Opinion of Company Counsel

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STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is entered into as of June 2, 2011, by and among Synergy Acquisition Corp., a Delaware corporation (“Synergy” and Synergy or any Affiliate to which Synergy may assign this Agreement, “Parent”), Red River Computer Co., Inc., a New Hampshire corporation (the “Company”) and each of the Company Shareholders (as defined below).

WHEREAS, the Company Shareholders are the record owners of all of the issued and outstanding shares of the capital stock of the Company, which consists of 1,500 shares of common stock, no par value per share (the “Company Common Stock”);

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Company Shareholders desire to transfer all of the shares of Company Common Stock to Parent, and Parent desires to purchase all of the shares of Company Common Stock, which will be effected in connection with Parent’s acquisition (the “Related Acquisitions”) of each of fusionstorm, a Delaware corporation (“FS”) and Global Technology Resources, Inc., a Colorado corporation (“GTRI”) and issuance of shares of Parent Common Stock pursuant to an initial underwritten public offering (the “IPO”) of Parent Common Stock;

WHEREAS, it is the intention of the parties that the acquisition of FS (the “FS Acquisition”) shall occur first and that the acquisitions of the Company and GTRI shall be consummated immediately after the consummation of the FS Acquisition;

WHEREAS, it is intended that each of the transactions contemplated by this Agreement, the Related Acquisitions and the IPO be mutually interdependent with and a condition precedent to each of the other such transactions, and that the transactions contemplated hereby, the Related Acquisitions and the IPO be effected without further approval, authorization or direction from or by any of the parties to this Agreement; and

WHEREAS, for United States federal income tax purposes, it is intended that the transactions contemplated hereby, considered together with the Related Acquisitions and the IPO as a single integrated transaction, shall qualify as an exchange described in section 351 of the United States Internal Revenue Code of 1986, as amended (the “Code”).

Now, therefore, in consideration of the agreements, covenants, representations and warranties herein contained, the Parties agree as follows.

ARTICLE I

TRANSFER OF SHARES; CONSIDERATION

1.1. Transfer of Company Shares. At the Closing, each Company Shareholder shall deliver or cause to be delivered to Parent certificates (each, a “Certificate”) representing all of the Company Shares owned by such Company Shareholder as set forth on Exhibit A-1 attached hereto, which collectively shall represent all of the issued and outstanding capital stock of the Company. Such Certificates shall be duly endorsed in blank for transfer or shall be presented with stock powers duly executed in blank, with such other documents as may be reasonably required by parent to effect a valid transfer of such Company Shares by such Company Shareholder to Parent, free and clear of any and all Security Interests.

1.2. The Closing. Unless this Agreement has been terminated in accordance with the provisions of Article X hereof, the closing (the “Closing”) of the transactions contemplated hereby shall take place at the offices of Foley Hoag LLP, in Boston, Massachusetts, commencing at 9:00 a.m. local time on the date (the “Closing Date”) on which all of the conditions to closing set forth in Article VIII hereof are satisfied or, if applicable waived, or at such other time, date and place as may be agreed by the Parties.

1.3. Actions at the Closing.

(a) At the Closing:

(i) The Company shall deliver to Parent the various certificates, instruments and documents referred to in Section 8.2;

(ii) Parent shall deliver to the Company the various certificates, instruments and documents referred to in Section 8.3;

(iii) Parent, the Shareholders’ Representative and the Escrow Agent shall execute and deliver the Escrow Agreement and Parent shall deposit the Escrow Cash and the Escrow Shares with the Escrow Agent in accordance with Section 1.7(a); and

(iv) the Company Shareholders shall receive the Consideration as provided in Section 1.4 below.

1.4. Consideration.

(a) In consideration of the transfer by the Company Shareholders to Parent of the Company Shares, Parent agrees to pay to the Company Shareholders the Consideration, subject to adjustment pursuant to Sections 1.5 and 1.7 below. The Consideration shall be allocated among the Company Shareholders in the manner set forth in Exhibit A-1 attached hereto and made a part hereof. The Cash Consideration comprising a portion of the Consideration (as adjusted pursuant to 1.5 and 1.7 hereof) shall be paid by the Parent at Closing by wire transfer of immediately available funds to such account(s) designated by each Company Shareholder not less than three (3) business days prior to the Closing, or, if no such account has been designated, by certified check. The portion of the Consideration consisting of Parent Shares shall, subject to the deposit of certain shares into escrow as contemplated by Section 1.7(a) below, be transferred by Parent at the Closing by causing Parent’s transfer agent to deliver either (i) original stock certificates to each Company Shareholder representing the percentage of Parent Shares set forth opposite such Company Shareholder’s name on Exhibit A-1 or (ii) evidence reasonably satisfactory to the Company Shareholders of the issuance to each Company Shareholder of that percentage of non-certificated shares set forth opposite such Company Shareholder’s name on Exhibit A-1 attached hereto represented by book-entry on the records of such transfer agent.

(b) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact and the execution and delivery to Parent of an indemnification agreement in form reasonably satisfactory to Parent by the person claiming such

Certificate to be lost, stolen or destroyed, Parent shall pay in exchange for such lost, stolen or destroyed Certificate the Consideration issuable in exchange therefor pursuant to Section 1.4(a). In addition, Parent may, in its sole discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to indemnify Parent against any claim that may be made against Parent with respect to the Certificate alleged to have been lost, stolen or destroyed.

(c) The Parties expressly acknowledge that the Parent Shares will be imprinted with restrictive legends addressing securities law restrictions on the transfer of such Parent Shares and such other matters as may be appropriate.

(d) For the purposes hereof,

(i) “Consideration” shall mean (1) cash (the “Cash Consideration”) in an aggregate amount equal to the excess of $26,000,000 over the amount of any Company Debt paid or remaining outstanding immediately after the Closing and (2) a number of shares of Parent Common Stock (the “Parent Shares”) equal to $16,000,000 divided by (y) the IPO Price. The Consideration shall be subject to adjustment pursuant to Sections 1.5 (EBITDA and Working Capital Adjustments) and 1.7 (Escrow) hereof. For illustrative purposes only, Exhibit A-2 attached hereto sets forth a model for the calculation (but not the actual calculation) of Cash Consideration payable at Closing, and the Parties acknowledge and agree that the Cash Consideration will be prepared using methodology consistent with the methodology reflected on Exhibit A-2.

(ii) “IPO” shall mean the Parent’s sale of Parent Common Stock in a firm commitment fully underwritten public offering conducted primarily in the United States through a nationally recognized investment banking firm and pursuant to a registration statement under the Securities Act, and after which the shares of Parent Common Stock are listed or quoted on The New York Stock Exchange, Inc. or the Nasdaq Global Market.

(iii) “IPO Price” shall mean the price per share of Parent Common Stock to the public in the IPO as set forth in the Prospectus disregarding any underwriter’s discount or commission and disregarding any warrants or other rights to acquire securities issued by Parent and having an exercise price that reflects a material premium to the IPO Price whether to any underwriter (as compensation or otherwise) or to purchasers of Parent Common Stock in connection with the IPO.

(iv) “Parent Common Stock” means the Parent’s common stock, par value $0.01 per share.

(v) “Prospectus” shall mean the final prospectus contained in the Registration Statement.

(vi) “Registration Statement” shall mean the registration statement on Form S-1 to be filed by Parent with the Securities and Exchange Commission in connection with the IPO.

1.5. EBITDA and Working Capital Adjustments. The Consideration shall be adjusted in the manner set forth in Sections 1.5.1 and 1.5.2 below.

1.5.1 EBITDA Adjustment.

(a) The number of shares of Parent Company Stock constituting the Parent Shares shall be reduced to be an amount equal to (x) $12,000,000 divided by (y) the IPO Price if the Company EBITDA is not at least $5,850,000.00. For illustrative purposes only, Exhibit A-3 attached hereto sets forth the calculation of Company EBITDA for its fiscal year ended December 31, 2010 pending delivery of the 2010 Company Financial Statements.

(b) For purposes hereof, “Company EBITDA” means the Company’s earnings before any reduction for interest, taxes, depreciation, and amortization as determined in accordance with GAAP from the 2010 Company Financial Statements, and adding (i) legal fees and any and all reserves relating to the Taylor Obligations and the Taylor Matter, (ii) payroll costs (per W-2 statements) for the Company Shareholders other than Richard A. Bolduc, and (iii) travel and entertainment considered compensation expense for the Company Shareholders other than Richard A. Bolduc.

1.5.2 Working Capital Adjustment.

(a) The Cash Consideration will be decreased, on a dollar-for-dollar basis, by the Working Capital Deficiency, if any, in each case as of the opening of business on the Closing Date (taking into consideration any and all distributions of cash and other assets by the Company to the Company Shareholders through the date immediately prior to the Closing Date).

(b) Without limiting the application of Section 1.5.2, in the event there is a Working Capital Excess, Parent shall pay to each Company Shareholder his or its pro rata share of the Working Capital Excess. Parent shall pay to each Company Shareholder such amounts under this Section 1.5.2(b) as provided in subsections (d)(i) and (ii) below.

(c) For the purposes of this Agreement, the following terms shall have the following meanings:

(i) “Closing Working Capital” shall mean the Working Capital as of the opening of business on the Closing Date;

(ii) “Current Assets” shall mean and include all cash, trade receivables of the Company outstanding on the Closing Date with balances that are past due by ninety (90) days or less (net of allowances for doubtful accounts), prepaid taxes, prepaid and other items, costs incurred on uncompleted contracts, and current portion of note receivable, all of which have value to the Company at the Closing and which are used in the operation of the Company and reflected on the

Company’s balance sheet, as determined in accordance with GAAP and otherwise without regard to the transactions contemplated by this Agreement;

(iii) “Current Liabilities” shall mean and include accounts payable, current portion of the Line of Credit, amounts outstanding under the GE Financing Arrangement, accrued federal taxes on Company Shareholder distributions, accruals and other, and the current portion of long-term debt, all of which are reflected on the Company’s balance sheet (excluding any Current Liabilities associated with the Taylor Obligation and also excluding the Transaction Expenses of the Company which shall be discharged by the Company or the Company Shareholders at or prior to the Closing as provided herein), as determined in accordance with GAAP and otherwise without regard to the transactions contemplated by this Agreement;

(iv) “GE Financing Arrangement” shall mean and include that certain Inventory Financing Agreement, dated as of June 10, 2005 and amended as of September 30, 2008 and further amended on April 6, 2009, by and between the Company and GE Commercial Distribution Finance Corporation and/or or any credit facility which succeeds, replaces or is substituted for such financing arrangement;

(v) “Line of Credit” shall mean Loan Agreement, dated as of June 19, 2001 and amended from time to time thereafter, by and between the Company and TD Bank, N.A. (formerly known as TD BankNorth, N.A. and BankNorth, N.A. and successor by merger to Bank of New Hampshire, N.A.) and/or or any line of credit or other credit facility which succeeds, replaces or is substituted for such financing arrangement;

(vi) “Target Working Capital” shall mean $4,500,000;

(vii) “Working Capital” shall mean, as of any date, the difference between the Company’s Current Assets and Current Liabilities;

(viii) “Working Capital Deficiency” shall mean the amount by which the Target Working Capital exceeds the Closing Working Capital; and

(ix) “Working Capital Excess” shall mean the amount by which the Closing Working Capital exceeds the Target Working Capital.

(d)(i) No later than five business (5) days prior to the Closing, Parent and the Shareholders’ Representative shall prepare and agree upon a statement to be attached hereto as Schedule 1.5(d) (the “Estimated Adjustment Statement”) which sets forth the Company’s estimated Working Capital as of the Closing Date, as determined in accordance with GAAP (as defined below), and the amount of any estimated Working Capital Deficiency or Working Capital Excess, as the case may be, as of the Closing Date and the adjustment to each Company Shareholder’s Cash Consideration as a result thereof (the “Estimated Adjustment”). Each Company Shareholder’s Cash Consideration payable at the

Closing shall be adjusted by the Estimated Adjustment in accordance with Sections 1.5.2(a), (b) and (c) as set forth on such Estimated Adjustment Statement.

(ii) No later than forty-five (45) days following the Closing, Parent shall prepare and deliver to the Shareholders’ Representative a statement (the “Final Adjustment Statement”) setting forth the actual Closing Working Capital, as determined in accordance with GAAP, and the amount of any actual Working Capital Deficiency or Working Capital Excess, as the case may be, as well as any other changes to the Estimated Adjustment, as of the Closing Date (the “Final Adjustment”), together with copies of all analyses and working papers prepared or utilized in developing the Final Adjustment Statement. The Shareholders’ Representative and its advisers shall also have access to such Company books and records and Company and Parent personnel as they may reasonably request to verify the Final Adjustment Statement. Subject to Section 1.5.2(d)(iii) below, within thirty (30) days following the delivery of such Final Adjustment Statement to the Shareholders’ Representative (or if sooner, within five (5) days after the Shareholders’ Representative may notify Parent that it agrees with the Final Adjustment Statement), Parent or the Shareholders’ Representative, as the case may be, shall pay to the other party, by wire transfer of immediately available funds, the difference between the Final Adjustment and the Estimated Adjustment as determined in accordance with this Section 1.5.2.

(iii) In the event the Shareholders’ Representative objects to the Final Adjustment Statement and the determination of Closing Working Capital, the Shareholders’ Representative shall notify Parent in writing of such objection within the thirty (30) day period following the delivery thereof, stating in such written objection the reasons therefor and setting forth, if reasonably possible, the Shareholders’ Representative’s calculation of Closing Working Capital. Upon receipt by Parent of such written objection, the parties shall attempt to resolve the disagreement concerning the Final Adjustment Statement through negotiation. Notwithstanding any other dispute resolution procedure provided for in this Agreement, if Parent and the Shareholders’ Representative cannot resolve such disagreement concerning the Final Adjustment Statement within thirty (30) days following the end of the foregoing thirty (30) day period, the parties shall submit the matter for resolution to a nationally recognized firm of independent certified public accountants not affiliated with either party, with the costs thereof to be shared equally by the parties. Such accounting firm shall deliver a statement setting forth its own calculation of the final adjustment to the parties within thirty (30) days of the submission of the matter to such firm. Any payment shown to be due by a party on the statement of such accounting firm shall be paid to the other party promptly but in no event later than five (5) business days following the delivery of such statement by such accounting firm to the parties.

(e) Following the Closing, Parent shall collect, or cause the Company to collect, on behalf of the Company Shareholders, and make payment to each Company Shareholder based upon his or its pro rata share upon collection thereof, amounts due under the accounts receivable of the Company as of the Closing Date which are excluded from the final determination of Current Assets by reason of being past due for more than ninety (90) days as of the Closing (the “Excluded Receivables”). Parent shall use commercially reasonable efforts to collect the Excluded Receivables. Any payment made by an account debtor in respect of any Excluded Receivable shall be applied in inverse order of aging, commencing with the oldest invoice. None of the Company Shareholders nor any of their respective agents or representatives shall make any solicitation for collection purposes in respect of the Excluded Receivables, other than in such Company Shareholder’s capacity as an officer or employee of Parent. All payments owed by Parent to any Company Shareholder under this Section 1.5.2(e), if any, shall be paid not less frequently than quarterly, with the first such payment due no later than ninety (90) days after the Closing.

(f) For illustrative purposes only, Exhibit A-4 attached hereto sets forth a model for the calculation (but not the actual calculation) of Working Capital for illustrative purposes only. The Parties acknowledge and agree that the Estimated Adjustment Statement and the Final Adjustment Statement will be prepared using methodology consistent with the methodology reflected on Exhibit A-4.

1.6. Options and Warrants.

(a) The Company shall cause the termination, immediately prior to the Closing, of all unexercised Options then issued and outstanding, if any.

(b) The Company shall cause the termination, immediately prior to the Closing, of all unexercised Warrants then issued and outstanding, if any.

(c) The Company shall obtain, prior to the Closing, the consent of each holder of an Option or a Warrant to the termination of such Options and Warrants that are required to be terminated by this Agreement pursuant to Sections 1.6(a) and 1.6(b) (unless such consent is not required under the terms of the applicable agreement, instrument or plan).

1.7. Escrow Arrangements.

(a) On the Closing Date, Parent shall deposit with the Person serving as escrow agent (which person shall be reasonably acceptable to the Shareholders’ Representative) (the “Escrow Agent”) pursuant to an Escrow Agreement substantially in the form attached hereto as Exhibit B, that number of Parent Shares having a fair market value (calculated at the IPO Price) equal to $4,500,000, for the purpose of securing the indemnification obligations of the Company Shareholders set forth in Article IX hereof (the Parent Shares deposited into escrow, the “Escrow Shares”) and the Escrow Cash (together with the Escrow Shares, the “Escrow Assets”) to secure the indemnification obligations of the Company Shareholders with respect to the Taylor Matter (the account(s) holding Escrow Cash, the “Taylor Escrow”). The Escrow Assets shall include any interest or other earnings paid in respect of the investment of the Escrow Cash, but shall not include any dividends or other distributions (other than securities issued in a stock dividend, stock split or similar distribution or dividend) issuable with respect to the Escrow Shares made in respect of the Parent Shares comprising the Escrow Assets, which dividends and other distributions shall be payable to the Company Shareholders in the manner provided in the

Escrow Agreement. The Escrow Assets shall be held in trust and shall not be subject to any Security Interest, trustee process or any other judicial process of any creditor of any Party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

(b) In furtherance of the provisions of Section 1.7(a) above, except as otherwise provided in the Escrow Agreement, the Escrow Cash shall be held by the Escrow Agent for a period ending on the first to occur of (i) the date on which the Company Shareholders elect to terminate the Taylor Escrow provided that such election shall not be made (and, if made, shall be of no force or effect) prior to the date which is fifteen (15) months after the Closing Date, (ii) the mutual agreement of Parent and the Shareholders’ Representative and (iii) the date of the settlement and discharge in full of all Losses or other claims relating to or arising in connection with the Taylor Matter. The Taylor Escrow shall be held and disbursed solely for purposes relating to the Taylor Matter. In furtherance of the provisions of Section 1.7(a) above, except as otherwise provided in the Escrow Agreement, the Escrow Shares shall be held by the Escrow Agent for a period ending on the Indemnification Expiration Date.

(c) The execution and delivery of this Agreement by the Company Shareholders shall constitute approval of the Escrow Agent, the Escrow Agreement, the Escrow Agent and of all of the arrangements relating thereto, including the indemnification obligations of the Company Shareholders, the placement of the Escrow Assets in escrow, the appointment of the Shareholders’ Representative and the grant to the Shareholders’ Representative of the power and authority to act on behalf of the Company Shareholders in such capacity pursuant to the Escrow Agreement, all in accordance with the terms of this Agreement, the Escrow Agreement. Parent, on one hand, and the Company Shareholders, on the other, shall each be responsible for one-half of all fees and expenses of the Escrow Agent.

1.8. Income Tax Treatment of the Transactions. It is intended that the following transactions which are occurring simultaneously, will be treated as an exchange qualifying under Section 351 of the Code: (a) the transfer of the Company Shares by the Company Shareholders in exchange for Parent Common Stock and cash pursuant to this Agreement; (b) the transfer of GTRI shares by the GTRI shareholders in exchange for Parent Common Stock and cash pursuant to the GTRI Agreement; (c) the transfer of FS shares by the FSI shareholders in exchange for Parent Common Stock and cash pursuant to the FS Agreement; and (d) the sale of Parent Common Stock for cash in the IPO. All of the parties to this Agreement agree to report the aforementioned transactions, for all purposes, consistently with the foregoing.

1.9. Transfer Taxes. All sales and transfer taxes, fee and duties, if any, under applicable law incurred in connection with the sale and transfer of the Company Shares pursuant to this Agreement will be borne and paid by the Company Shareholders, and the Company Shareholders shall promptly reimburse each of Parent and the Company for any such tax, fee or duty which either Parent or the Company is required to pay under applicable law.

1.10. Executive Employment Agreements. Effective as of the Closing, the Company and Richard Bolduc will enter into an employment contract substantially in the form attached hereto as Exhibit C.

1.11. Shareholders’ Representative. In order to administer efficiently the implementation of this Agreement, by executing and delivering this Agreement, the Company Shareholders hereby appoint Richard A. Bolduc as their representative (the “Shareholders’ Representative”).

(a) The Company Shareholders hereby authorize the Shareholders’ Representative (i) to take all necessary action in connection with the implementation of Section 1.5 and Article IX hereof, (ii) to take all actions under the Escrow Agreement and (iii) to give and receive all notices required to be given under this Agreement or the Escrow Agreement.

(b) The Shareholders’ Representative may be removed and a successor appointed by the action of not less than two-thirds of the Company Shareholders upon written notice to Parent, and such successor shall be deemed to be the Shareholders’ Representative for all purposes of this Agreement; provided however, that no change in the Shareholders’ Representative shall be effective until such written notice is delivered to Parent.

(c) The Company Shareholders agree that:

(i) Parent shall be authorized to rely conclusively on the written instructions and decisions of the Shareholders’ Representative as to any actions required or permitted to be taken by the Company Shareholders or the Shareholders’ Representative under Section 1.5 and Article IX of this Agreement and the Escrow Agreement, and none of such Company Shareholders shall have any cause of action against Parent for any action taken by Parent in reliance upon such written instructions or decisions of the Shareholders’ Representative;

(ii) All written decisions and instructions of the Shareholders’ Representative in relation to Section 1.5 and Article IX hereof and the Escrow Agreement shall be conclusive and binding on all of the Company Shareholders and no Company Shareholder shall have the right to object to, dissent from, protest or otherwise contest the same or any cause of action against the Shareholders’ Representative for any action taken, decision made or instruction given by the Shareholders’ Representative under Section 1.5 or Article IX hereof and the Escrow Agreement; except for any of the foregoing constituting gross negligence, fraud or willful breach of this Agreement by the Shareholders’ Representative;

(iii) Remedies available at law for any breach of the provisions of this Section 1.11 are inadequate; therefore Parent shall be entitled to temporary and permanent injunctive relief relating to any such breach without the necessity of proving damages if Parent brings an action to enforce the provisions of this Section 1.11;

(iv) The provisions of this Section 1.11 are independent and severable, shall constitute an irrevocable power of attorney, coupled with an interest and surviving death or legal incapacity, granted by each Company Shareholder to the Shareholders’ Representative and shall be binding upon the executors, heirs, personal representatives and successors of each Company Shareholder.

(d) The Shareholders’ Representative shall not have any duties, responsibilities or authority except those expressly set forth herein, and no implied covenants, duties, obligations, authority or liabilities shall be implied by the appointment hereunder.

1.12. Definitions. Capitalized terms used, and not otherwise defined, herein shall have the meanings ascribed to such terms in Article XI herein.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE COMPANY

SHAREHOLDERS

The Company and each of the Company Shareholders hereby represent and warrant to Parent that, except as set forth in the Company Disclosure Schedule attached hereto and made a part hereof, the statements contained in this Article II are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date). The Company Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article II.

2.1. Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New Hampshire. The Company is duly qualified to conduct business as a foreign corporation and is in good standing under the laws of each jurisdiction where the nature of its business or the conduct of its business makes such qualification necessary, except where the failure to be so qualified or in good standing could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has all requisite corporate power and authority and all governmental licenses, permits, authorizations and approvals required to own, lease, use and operate its properties and to carry on the businesses in which it is engaged except for those governmental licenses, permits, authorizations and approvals the absence of which could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has furnished to Parent true, correct and complete copies of its Articles of Incorporation and By-laws. The Company is not in default under or in violation of any provision of its Articles of Incorporation or By-laws as currently in effect. The Company has not taken any action in violation of any of the provisions of its Articles of Incorporation or By-laws. The Company has delivered to Parent true, correct and complete copies of the minute books of the meetings of the Company’s Board of Directors and any committees thereof and of the meetings of its shareholder meetings held since January 1, 2004.

2.2. Capitalization.

(a) The authorized capital stock of the Company consists of 10,000 shares of Company Common Stock. There are outstanding 1,500 shares of Company Common Stock and

8,500 shares of Company Common Stock are available to be issued. The Company does not have, and has never had, any authorized or issued class or series of its capital stock except for the Company Common Stock. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable.

(b) The Company Disclosure Schedule sets forth a true, correct and complete list of the holders of capital stock of the Company, showing the number of shares of Company Common Stock held by each Company Shareholder. Except as set forth in the Company Disclosure Schedule, none of the outstanding shares of Company Common Stock are subject to a repurchase or redemption right on the part of any Company Shareholder or any obligation of the Company to repurchase or redeem any such Company Shares. All of the issued and outstanding shares of capital stock of the Company have been offered, issued and sold by the Company in compliance with all applicable federal and state securities laws.

(c) The Company Disclosure Schedule sets forth a true, correct and complete list of: (i) all Company Stock Plans, indicating for each such Company Stock Plan the number of shares of Company Common Stock issued to date under such plan, the number of shares of Company Common Stock subject to outstanding Options or other equity awards under such plan and the number of shares of Company Common Stock reserved for future issuance under such plan; (ii) all holders of outstanding Options or other equity awards, indicating with respect to each Option or other equity award the Company Stock Plan under which it was granted, the number of shares of Company Common Stock subject to such Option or other equity award, the exercise price, the date of grant, and the vesting schedule (including any acceleration provisions with respect thereto); and (iii) all holders of outstanding Warrants, indicating with respect to each Warrant the agreement or other document under which it was granted, the number of shares of capital stock, and the class or series of such shares, subject to such Warrant, the exercise price, the date of issuance and the expiration date thereof. The Company has delivered to Parent true, correct and complete copies of all Company Stock Plans and forms of all stock option or other equity award agreements evidencing Options or other equity award and all Warrants. All of the shares of capital stock of the Company subject to Options and Warrants will be, upon issuance pursuant to the exercise of such instruments, duly authorized, validly issued, fully paid and nonassessable.

(d) Except as set forth in the Company Disclosure Schedule, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company is authorized or outstanding, (ii) the Company has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any shares of its capital stock any evidence of indebtedness or assets of the Company, (iii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or to make any other distribution in respect thereof, and (iv) there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company.

(e) Except as set forth in the Company Disclosure Schedule, there is no agreement, written or oral, between the Company and any holder of its securities, nor, to the Knowledge of the Company, among any holders of its securities, relating to pre-emptive rights, the sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights), registration under the Securities Act, or voting, of the capital stock of the Company.

(f) Except as set forth in the Company Disclosure Schedule, the Company has not repurchased any capital stock of the Company.

(g) The Company has not received any claim or threat of claim stating that any issuance of capital stock of the Company constituted a breach of duty on the part of the Board of Directors of the Company.

2.3. Authorization of Transaction.

(a) The Company has all requisite power and authority to execute and deliver this Agreement and each other Transaction Document to which the Company is a party and to perform its obligations hereunder and thereunder. The execution and delivery by the Company of this Agreement and each other Transaction Document to which the Company is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company and its Board of Directors.

(b) This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

2.4. Governmental Authorizations; Third Party Consents.

(a) Except as set forth on the Company Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not require the Company to obtain any consent, approval, license, permit, order or authorization of, or registration, declaration, notice, filing or action by or in respect of any national or transnational, domestic or foreign, federal, state, provincial, county, municipal or local government (or any political subdivision thereof) or national, transnational, domestic or foreign, federal, state, provincial, county, municipal or local governmental authority, department, court, tribunal or judicial or arbitral body, administrative or regulatory agency, instrumentality, commission or official, including any political subdivision thereof (each a “Governmental Entity”) other than (a) compliance with the pre-merger notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and (b) any consents, approvals, licenses, permits, orders or authorizations of, or registrations, declarations, notices, actions or filings the absence of which would not have or be reasonably expected to have, individually or in the aggregate, a material adverse effect on the ability of the parties hereto to consummate the transactions contemplated hereby.

(b) Except as set forth in the Company Disclosure Schedule, in connection with the transactions contemplated hereby, the Company is not required to have any consent, approval or authorization of any Person (other than a Governmental Entity) other than any consents, approvals, or authorizations the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

2.5. Noncontravention. Except as set forth in the Company Disclosure Schedule, neither the execution and delivery by the Company of this Agreement and each other Transaction Document, nor the consummation by the Company of the transactions contemplated hereby or thereby, will (a) contravene, conflict with, or result in any violation or breach of any provision of the Articles of Incorporation or Bylaws of the Company, (b) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default under, or give rise to a right of termination, recapture, cancellation or acceleration of any obligation or loss of a material benefit, require a consent or waiver under or require the payment of a penalty under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, contractual right or license agreement binding upon the Company, or result in the creation of any Security Interest upon any of the properties or assets of the Company, or (c) subject to compliance with the requirements specified in Section 2.4, conflict with or violate any law, order, writ, injunction, decree, statute or regulation applicable to the Company or any of its or their respective properties or assets, except in the case of clauses (b) and (c) of this Section 2.5 for any such breaches, defaults, penalties, violations, defaults, terminations, recaptures, cancellations, acceleration, losses, Liens, or conflicts and for any consents or waivers not obtained, that, individually or in the aggregate, would not have or reasonably be expected to have a Company Material Adverse Effect.

2.6. Subsidiaries. The Company does not have, and has never had, any Subsidiary or Subsidiaries. Except as described on the Company Disclosure Schedule, the Company does not hold, and has never held, directly or indirectly, any equity interest in Copper River Information Technology, LLC (“CRIT”), an Alaska limited liability company, or in Alaska Native General Services, LLC (“ANGS”).

2.7. Financial Statements.

(a) The Company has delivered to Parent true, correct and complete copies of the Company Financial Statements, including for each of the last three fiscal years the Company’s auditors’ recurring year-end adjustment schedules. The Company Disclosure Schedule includes a true, correct and complete copy of the Company’s audited combined balance sheets as of December 31, 2009, December 31, 2008 and December 31, 2007 and the related statements of operations and shareholders equity and cash flows for the years then ended. Except with respect to adjustments to the 2007 Company Financial Statements reflected in Section 2.7(a) of the Company Disclosure Schedule, the Company Financial Statements have been, and at the time of delivery to Parent in accordance with Section 5.3(b) hereof, the 2010 Company Financial Statements will have been, prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered thereby, fairly present in all material respects the financial condition, results of operations and cash flows of the Company as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Company.

(b) The Company Disclosure Schedule includes true, correct and complete copies of the Company’s budget and projections (the “Company Forecasts”) for the year ending December 31, 2011. The Company Forecasts represent good faith estimates of the performance of the Company for the periods stated therein based upon assumptions which were reasonable when made and, except as set forth in the Company Disclosure Schedule, continue to be reasonable, but do not represent guarantees of actual Company performance. Such assumptions are set forth in the Company Forecasts.

2.8. Absence of Certain Changes. Except as set forth in the Company Disclosure Schedule, since the Base Balance Sheet Date, the Company has operated only in the Ordinary Course of Business and there has not been:

(a) Any change in the financial condition, properties, assets, liabilities, business, operations or prospects of the Company which, individually or in the aggregate, has had a Company Material Adverse Effect whether or not arising in the Ordinary Course of Business;

(b) Any material contingent liability incurred by the Company as a guarantor or otherwise with respect to the obligations of others or any cancellation, of any material debt or claim owing to the Company or the waiver of any material right of the Company;

(c) Any Security Interest placed on any of the assets of the Company which remains in existence as of the date hereof other than in the Ordinary Course of Business;

(d) To the Company’s Knowledge, any obligation or liability of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, (including without limitation for Taxes due or to become due) or contingent or potential liabilities relating to products or services provided by the Company or the conduct of business of the Company regardless of whether claims in respect thereof have been asserted, incurred by the Company other than obligations and liabilities which individually or in the aggregate could not have a Company Material Adverse Effect and were incurred in the Ordinary Course of Business;

(e) Any purchase, sale or other disposition or any agreement (whether written or oral) or other arrangement for the purchase, sale, lease or other disposition of any of the properties or assets of the Company other than in the Ordinary Course of Business or except as would not, individually or in the aggregate, be material to the operation of the Company’s business as currently conducted;

(f) Any damage, destruction or loss, whether covered by insurance, having a Company Material Adverse Effect;

(g) Any declaration, setting aside or payment of any dividend by the Company, or the making of any other distribution in respect of the capital stock of the Company, or any direct or indirect redemption, repurchase or other acquisition by the Company of shares of the capital stock of the Company;

(h) Any labor trouble or claim of unfair labor practices involving the Company; any change in the compensation payable, or to become payable, by the Company to any of its officers, employees, agents or independent contractors other than normal increases in the Ordinary Course of Business, or any bonus payment or arrangement made to or with any such officer, employee, agent or independent contractor;

(i) Any change with respect to the board of Directors, corporate officers or senior management of the Company;

(j) Any payment or discharge of a material Security Interest or liability of the Company not reflected on the Base Balance Sheet or incurred in the Ordinary Course of Business;

(k) Any obligation or liability incurred by the Company to any of its officers, directors, security holders or employees, or any loans or advances by the Company to any of its officers, directors, security holders or employees except for normal compensation benefits and expense allowances payable to officers and employees;

(l) Except as required by law or in the preparation of financial statements in connection with the Registration Statement, any material change in accounting methods or practices, credit practices or collection policies used by the Company;

(m) Any resignation, termination or diminution of the Company’s representation of or relationship with any manufacturer or distributor of IT products and services (each, a “Vendor”) which, individually or in the aggregate, could have a Company Material Adverse Effect (each a “Key Vendor”) or any change in the discounts, rebates, or other incentives provided by any such Key Vendor which, individually or in the aggregate, could have a Company Material Adverse Effect;

(n) Any capital expenditure by the Company exceeding $25,000 individually, or $50,000 in the aggregate; or

(o) Any agreement (whether written or oral), arrangement or understanding for the Company to take any of the actions specified in clauses (a) through (n) above.

2.9. Undisclosed Liabilities. Except as set forth in the Company Disclosure Schedule, the Company has no liabilities of a nature required to be disclosed on a combined balance sheet of the Company prepared in accordance with GAAP, except for (a) liabilities shown on the Base Balance Sheet or the Company Financial Statements or described in the footnotes thereto, or (b) liabilities which have arisen since the Base Balance Sheet Date and in the Ordinary Course of Business, and (c) obligations that are required to be performed pursuant to contracts and agreements listed in the Company Disclosure Schedule or which are not required to be listed therein.

2.10. Tax Matters.

(a) The Company has filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were complete and accurate in all material respects. The Company is not and has never been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group whose common parent is the Company. The Company has paid on a timely basis all Taxes that were due and payable. The unpaid Taxes of the Company for tax periods ending on or prior to the Closing Date (including, without limitation, for the year ended December 31, 2009) do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Base Balance Sheet (without regard to any notes thereto). The Company does not have any actual or potential liability for any Tax obligation of any taxpayer (including any affiliated group of corporations or other entities that included the Company during a prior period). All Taxes that the Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

(b) The Company has delivered to Parent true, correct and complete copies of all U.S. federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company for all periods ending on or after December 31, 2003. The U.S. federal income Tax Returns of the Company have been audited by the IRS or are closed by the applicable statute of limitations for all taxable years ending on or before December 31, 2004. The Company has delivered to Parent true, correct and complete copies of all other Tax Returns of the Company together with all related examination reports and statements of deficiency for all periods ending on or after December 31, 2004. No examination or audit of any Tax Return of the Company by any Governmental Entity is currently in progress or, to the Knowledge of the Company, threatened or contemplated. The Company Disclosure Schedule sets forth the full results of all prior audits of any Tax Returns of the Company by any Governmental Entity, including the amounts of any deficiencies assessed and accounting changes required. The Company has not been informed in writing by any Governmental Entity that such Governmental Entity believes that the Company was required to file any Tax Return that was not filed. The Company has not waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

(c) The Company has been a validly electing S corporation within the meaning of Section 1361 and Section 1362 at all times during its existence and will continue to be an S corporation up to and including the Closing Date.

(d) The Company has no potential liability for any Tax under Section 1374 of the Code. The Company has not, in the past 10 years, (i) acquired assets from another corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation that is a qualified subchapter S subsidiary.

(e) The Company (i) has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (ii) has never made any payment, is not obligated to make any payment, nor is it a party to any agreement that could obligate it to make any payment (A) that may be treated as an “excess parachute payment” under Section 280G of the Code whether as a result of the transactions contemplated hereby or otherwise or (B) that will not be fully deductible as a result of Section 162(m) of the Code; or (iii) has any actual or potential liability for any Taxes of any person other than the Company under Treasury

Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise.

(f) None of the assets of the Company (i) is “tax-exempt use property” within the meaning of Section 168(h) of the Code; or (ii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

(g) The Company has not undergone a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481 of the Code.

(h) None of the Tax Returns filed by or on behalf of the Company contains a disclosure statement under former Section 6661 of the Code or Section 6662 of the Code (or any similar provision of state, local or foreign Tax law). There are no liens for Taxes upon any assets of the Company, other than liens for ad valorem Taxes not yet due and payable.

(i) The Company is not a party to or member of any joint venture, partnership, limited liability company or other arrangement or contract which could be treated as a partnership for federal income tax purposes. The Company has never been either a “controlled corporation” or a “distributing corporation” (within the meaning of Section 355(a)(1)(A) of the Code) with respect to a transaction that was described in, or intended to be governed, in whole or in part, by Section 355 or Section 361 of the Code. The Company does not have any net operating losses or other tax attributes presently subject to limitation under Sections 382, 383 or 384 of the Code, or the federal consolidated return regulations (other than limitations imposed as a result of the transactions contemplated by this Agreement). The Company has not participated in, or cooperated with, an international boycott within the meaning of Section 999 of the Code. The Company is not and has never been a party to any “reportable transaction” as defined in Section 6707A(c) of the Code.

(j) The Company is not a party to or bound by any Tax allocation or sharing agreement. The Company does not have and has never had a permanent establishment or other taxable presence in any foreign country, as determined pursuant to applicable foreign law and any applicable Tax treaty or convention between the United States and such foreign country.

(k) The Company has not taken or agreed to take any action that would prevent the transactions contemplated hereby from constituting an exchange qualified under Section 351 of the Code or as part of such an exchange.

2.11. Assets.

(a) Except as set forth in the Company Disclosure Schedule, the Company is the true and lawful owner, and has good title to, all of the assets (tangible or intangible), whether reflected on the Base Balance Sheet, off balance sheet, or acquired by the Company since the Base Balance Sheet Date (other than assets leased by the Company), free and clear of all Security Interests. The Company owns or leases all tangible assets sufficient for the conduct of its businesses as presently conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

(b) Each item of equipment, motor vehicle and other asset that the Company has possession of pursuant to a lease agreement or other contractual arrangement is in such condition that, upon its return to its lessor or owner and payment of all amounts due (other than with respect to the condition of such asset) under the applicable lease or contract, the obligations of the Company to such lessor or owner will have been discharged in full, except for obligations which will not individually or in the aggregate have a Company Material Adverse Effect.

2.12. Owned Real Property. The Company does not own and has never owned, any real property.

2.13. Real Property Leases.

(a) The Company Disclosure Schedule lists all Leases. The Company has delivered to Parent true, correct and complete copies of the Leases. With respect to each Lease, except as set forth in the Company Disclosure Schedule:

(i) such Lease is in full force and effect and is legal, valid, binding, and enforceable against the Company and, to the Knowledge of the Company, each of the other parties thereto until it expires and the base rent and any other amounts payable under each Lease are consistent with the fair market lease rates and terms for comparable facilities;

(ii) such Lease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

(iii) no consent or approval is required with respect to the transactions contemplated hereby from the other parties to any Lease of real property, and no material filing with any Governmental Entity is required with respect to the transactions contemplated hereby;

(iv) neither the Company nor, to the Knowledge of the Company, any other party, is in breach or violation of, or default under, any such Lease in any material respect, and no act or omission has occurred, and no condition exists, is pending or, to the Company’s Knowledge, is threatened, which, after the giving of notice, with the lapse of time, or otherwise, would constitute a breach or default by the Company or, to the Knowledge of the Company, any other party under such Lease, which individually or in the aggregate would have a Company Material Adverse Effect;

(v) there are no disputes, oral agreements or forbearance programs in effect as to such Lease;

(vi) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any leasehold or subleasehold; and

(vii) to the Knowledge of the Company, all facilities leased or subleased thereunder are supplied with utilities and other services adequate for the operation of said facilities.

(b) Except as set forth in the Company Disclosure Schedule, to the Knowledge of the Company, there are no material defects in the physical condition of any land, buildings, or improvements constituting Leased Real Property which are material to the Company’s use of such Leased Real Property.

2.14. Intellectual Property.

(a) The Company Disclosure Schedule lists (i) each patent, patent application, copyright registration or application therefore, mask work registration or application therefor, and (ii) trademark, service mark and domain name registration or application therefor of the Company.

(b) To the Company’s Knowledge, the Company owns or has the right to use (including the rights to copy, modify, and redistribute) all Patents and Trademarks included in the Company Intellectual Property and all other Intellectual Property included in the Company Intellectual Property, except for defects in ownership or rights to use which individually or in the aggregate would not have a Company Material Adverse Effect. Each item of Company Intellectual Property will be owned or available for use by the Company immediately following the Closing on identical terms and conditions as it was immediately prior to the Closing, except for any inability to own or use any such item that would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has taken all commercially reasonable measures to protect the proprietary nature of each item of Company Intellectual Property, and to maintain in confidence all trade secrets and confidential information, that it owns or uses. To the Company’s Knowledge, no other person or entity has any rights to any of the Company Intellectual Property owned by the Company, and, to the Knowledge of the Company, no other person or entity is infringing, violating or misappropriating any of the Company Intellectual Property.

(c) To the Company’s Knowledge, none of the Company’s services or business or the marketing, distribution, provision or use thereof, infringes or violates, or constitutes a misappropriation of, any Patent, Trademark or other Intellectual Property rights of any person or entity. To the Company’s Knowledge, none of the Internal Systems, or the use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity. The Company has delivered to Parent true, correct and complete copies of all written documentation in the Company’s possession relating to claims or disputes known to the Company concerning any Company Intellectual Property.

(d) The Company Disclosure Schedule identifies each material item of Company Intellectual Property which the Company has licensed from a third party, and the license or agreement pursuant to which the Company uses it (excluding off-the-shelf or freely or commercially downloadable software programs).

(e) All of the Company Intellectual Property (including all Patents and Trademarks listed on Section 2.14(a) of the Company Disclosure Schedule) has been (i) created by employees of the Company within the scope of their employment by the Company or by independent contractors of the Company who have executed agreements expressly assigning all right, title and interest in such Intellectual Property to the Company, or (ii) licensed pursuant to an agreement set forth in Section 2.14(e) of the Company Disclosure Schedule. No portion of such Intellectual Property is jointly owned with any third party.

2.15. Inventory. Except as set forth in the Company Disclosure Schedule, all items in the inventories of the Company shown on the Base Balance Sheet and existing at the date hereof, are of a quality and quantity saleable in the Ordinary Course of Business at profit margins substantially consistent with the experience of the Company during its fiscal year 2010. Except as set forth in the Company Disclosure Schedule, said inventories reflect write-downs to realizable values in the case of items which are below standard quality or have become obsolete or unsaleable (except at a price less than cost) through activities in the ordinary Course of Business of the Company. No such write-downs since the Base Balance Sheet Date, have had a Company Material Adverse Effect. The value of the inventories stated in the Base Balance Sheet and each subsequent Interim Balance Sheet reflect the normal inventory valuation policies and practices of the Company and were determined at the lower of cost or market in accordance with GAAP. Except as set forth in the Company Disclosure Schedule, all inventory items are located on Leased Real Property. Since the date of the Base Balance Sheet, no inventory items have been sold or disposed of except through sales in the Ordinary Course of Business at profit margins consistent with the Company’s experience in its fiscal year 2009. All sales commitments for the products sold by the Company are at prices not less than cost (or inventory value) plus selling expenses and said profit margins.

2.16. Contracts.

(a) Except for contracts, commitments, plans, agreements and licenses listed in the Company Disclosure Schedule, the Company is not a party or subject to:

(i) any plan or contract providing for bonuses, pensions, Options, Warrants, stock purchases, deferred compensation, retirement payments, severance payments, profit sharing, collective bargaining, or the like or any contract or agreement with any labor union;

(ii) any contract, agreement or arrangement with any officer, director, employee or security holder of the Company or any Person which is an Affiliate of any of the foregoing;

(iii) any employment contract, consulting agreement or similar agreement for services which is not terminable by the Company upon not more than thirty (30) days notice without liability for any penalty or severance payment;

(iv) any contract, agreement or arrangement for the purchase of any commodity, material or equipment other than in the Ordinary Course of Business;

(v) any contract, agreement or arrangement creating any obligation of the Company of $100,000 or more;

(vi) any contract, agreement or arrangement providing for the purchase of all or substantially all of the Company’s requirements of a particular product from one supplier;

(vii) any contract, agreement or arrangement involving obligations of the Company of $100,000 or more which by its terms does not terminate or is terminable by the Company or their respective successors within one year after the date hereof;

(viii) any contract, agreement or arrangement for the lease of personal property from or to third parties providing for lease payments in excess of $50,000 per annum;

(ix) any contract, agreement or arrangement constituting a license agreement, not disclosed elsewhere in this Agreement or the Company Disclosure Schedule (other than off-the-shelf or freely or commercially downloadable software programs);

(x) any contract, agreement or arrangement concerning the establishment or operation of a partnership, joint venture or limited liability company;

(xi) any contract, agreement or arrangement (or group of related agreements) under which the Company has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) under which it has granted a Security Interest on any of its assets, tangible or intangible;

(xii) any contract, agreement or arrangement for the disposition of any portion of the assets or business of the Company or any agreement for the acquisition of the assets or business of any other entity other than in the Ordinary Course of Business;

(xiii) any contract, agreement or arrangement concerning confidentiality or non-solicitation other than agreements with customers, employees, vendors, or consultants in the Ordinary Course of Business;

(xiv) any contract, agreement, arrangement license, franchise, permit, or authorization presently in effect that may be, by its terms, terminated, materially impaired, or materially adversely affected, by reason of the execution of this Agreement and all other agreements contemplated hereby, the consummation of the transactions contemplated hereby or the consummation of the IPO contemplated hereby; and

(xv) any contract, agreement or arrangement which contains any provisions requiring the Company to indemnify any other party.

(b) Except in any respect which would not, individually or in the aggregate, have a Company Material Adverse Effect, all of the Company’s contracts, agreements and arrangements with CRIT and with ANGS are bona fide contracts, agreements or arrangements, negotiated and entered into on an arm’s length basis.

(c) The Company has delivered to Parent a true, correct and complete copy of each agreement listed in Sections 2.13, 2.14, 2.16, 2.17 and 2.18 of the Company Disclosure Schedule. With respect to each such agreement: (i) the agreement is in full force and effect, is legal, valid, binding and enforceable against the Company and, to the Company’s Knowledge, against each other party thereto, up until its expiration date; (ii) except as set forth in the Company Disclosure Schedule, the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither the Company nor, to the Knowledge of the Company, any other party, is in breach or violation of, or default under, or is operating under any agreement or arrangement of forbearance with respect to, any such agreement in any material respect, and, to the Knowledge of the Company, no event has occurred, is pending or, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or, to the Knowledge of the Company, any other party under such agreement in any material respect, other than such breaches, violations or defaults that would not have, individually or in the aggregate, a Company Material Adverse Effect.

2.17. Federal Contracts and SLED Contracts.

(a) The Company Disclosure Schedule identifies (i) each Term Agreement pursuant to which the Company sold or provided information technology equipment or related consulting, implementation, project management, staffing or operational services (the foregoing “IT Products and Services”) to (A) any U.S. federal Governmental Entity, whether directly or as a subcontractor on behalf of a Prime Contractor, at any time since January 1, 2008 to the date of this Agreement (each a “Federal Contract”); (B) any state, county, local or public educational Governmental Entity whether directly or on behalf of a Prime Contractor at any time since January 1, 2008 to the date of this Agreement (each a “SLED Contract”) or (C) any Governmental Entity of the Dominion of Canada or any province or territory thereof (each, a “Canadian Contract”) to the date of this Agreement and (ii) the expiration date of each such Federal Contract, SLED Contract or Canadian Contract. The Company has delivered true, correct and complete copies of each such Federal Contract, SLED Contract and Canadian Contract to Parent.

(b) With respect to each such Federal Contract, SLED Contract and Canadian Contract except as set forth in the Company Disclosure Schedule: (i) the agreement is in full force and effect, is legal, valid, binding and enforceable against the Company and, to the Company’s Knowledge, against each other party thereto; (ii) the Federal Contract, SLED Contract or Canadian Contract will continue to be legal, valid, binding and enforceable and in full force and effect for the benefit of the Company following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing,; and (iii) neither the Company nor, to the Knowledge of the Company, any other party, is in breach or violation of, or default under, or is operating under any agreement or arrangement of forbearance with respect to, any such agreement in any material respect, and, to the Knowledge of the Company, no event has occurred, is pending or, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or, to the Knowledge of the Company, any other party under such agreement in any material respect, other than such breaches, violations or defaults that would not have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall not give rise to any right of any Governmental Entity or Prime Contractor to terminate any Federal Contract, SLED Contract or Canadian Contract. Neither any Governmental Entity nor any Prime Contractor has given the Company written notice that such Governmental Entity or Prime Contractor intends to terminate, to refrain from renewing or extending any such Federal Contract, SLED Contract or Canadian Contract, to amend any such Federal Contract, SLED Contract or Canadian Contract in a manner that could, individually or in the aggregate, have a Company Material Adverse Effect or to take any other action which could, individually or in the aggregate, have a Company Material Adverse Effect (any of the foregoing a “Federal or SLED Contract Termination”).

2.18. Vendors; Customers.

(a) The Company Disclosure Schedule sets forth a true, correct and complete list of the Company’s Key Vendors and the Company’s revenues attributable to sales or resales of the products of each such Key Vendor during the Company’s fiscal years ended December 31, 2009 and 2010. The Company has delivered to Parent true, correct and complete copies of all written (and written summaries of all oral) contracts, agreements and arrangements pursuant to which the Company serves as a reseller of such Key Vendor’s products and services. The Company has not received any written notice from any Key Vendor which states, suggests, implies or threatens that such Key Vendor intends to (i) terminate any contract, agreement or arrangement (each, a “Vendor Contract”) establishing the Company’s appointment as a reseller of such Key Vendor’s products and services, (ii) amend the terms of the Company’s agreement to serve as a reseller of such Key Vendor’s products and services in a manner that could, individually or in the aggregate, have a Company Material Adverse Effect, or (iii) to amend, alter or change in a manner that could, individually or in the aggregate, have a Company Material Adverse Effect, any of the discounts, rebates or other incentives available to the Company from such Key Vendor (any of the foregoing, a “Vendor Termination”). The relationships of the Company and its Vendors are good commercial working relationships.

(b) The Company Disclosure Schedule sets forth a true, correct and complete list of each Customer (other than a U.S. federal Governmental Entity) which purchased more than $500,000 of IT Products and Services from the Company in its fiscal years 2009 and 2010. The Company has not received any written notice from any Customer which states, suggests, threatens or implies that such Customer intends to (i) terminate or amend, alter or change any contract, agreement or arrangement (a “Customer Contract”) for the purchase of IT Products and Services or its relationship with the Company in a manner that could, individually or in the aggregate, have a Company Material Adverse Effect (any of the foregoing, a “Customer Termination”).

2.19. Accounts Receivable. All accounts receivable of the Company reflected on the Base Balance Sheet are valid receivables subject to no setoffs or counterclaims other than in the Ordinary Course of Business. A true, correct and complete list of the accounts receivable reflected on the Base Balance Sheet and showing the aging thereof by payor class and contract, is included in the Company Disclosure Schedule. All accounts receivable of the Company that have arisen since the Base Balance Sheet Date are valid receivables subject to no setoffs or counterclaims other than in the Ordinary Course of Business. The Company has not received any written notice, from an account debtor stating that any account receivable is subject to any contest, setoff or counterclaim by such account debtor except in the Ordinary Course of Business.

2.20. Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.

2.21. Insurance; Warranty Claims.

(a) The Company Disclosure Schedule lists each insurance policy (including without limitation, errors and omissions, fire, theft, casualty, comprehensive general liability, workers compensation and business interruption and bond and surety arrangements) to which the Company is a party as of the date of this Agreement, all of which are in full force and effect. The amount of coverage, terms and provisions including, without limitation, all exceptions to coverage, of each insurance policy to which the Company is a party are customary in form and substance and the amount of insurance is adequate to the Company. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid. To the Knowledge of the Company, the Company is not liable for retroactive premiums or similar payments, and the Company is otherwise in compliance in all material respects with the terms of such policies. The Company has no Knowledge of any threatened termination of, or premium increase with respect to, any such policy, other than premium increases in the Ordinary Course of Business. Except as set forth in the Company Disclosure Schedule, each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing.

(b) Except as set forth in the Company Disclosure Schedule and except for warranty claims in the Ordinary Course of Business and are within manufacturer’s warranties, there are no existing, or to the Knowledge of the Company, threatened product liability, warranty or other similar claims made in writing (whether covered by insurance or otherwise) or to the Knowledge of the Company, any existing facts upon which a valid and material claim of such nature could be based against the Company for products or services which are defective or fail to meet any product or service warranty.

2.22. Litigation. Except as set forth in the Company Disclosure Schedule, there is no Legal Proceeding which is pending or has been threatened in writing, or, to the Knowledge of the Company, has been otherwise threatened against the Company which (a) seeks either money damages or equitable relief which, individually or in the aggregate, if determined adversely to the Company, could reasonably be expected to have a Company Material Adverse Effect or (b) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. There are no judgments, orders or decrees outstanding against the Company.

2.23. Consulting Agreements. The Company Disclosure Schedule lists all consulting and/or subcontracting agreements to which the Company is a party and true, correct and complete copies of each such material consulting or subcontracting agreement have been delivered to Parent.

2.24. Employees.

(a) The Company Disclosure Schedule contains a list, of all employees (such term meaning permanent and temporary, full-time and part-time employees) of the Company as of the date of this Agreement, along with the position, any vendor or industry certifications held by such employee, and the annual rate of compensation of each such person, and the wage rates for non-salaried employees (by classification). Except as set forth in the Company Disclosure Schedule, each current employee of the Company; and each person who has been employed by the Company at any time since January 1, 2008, has entered into a confidentiality and assignment of inventions agreement with the Company, a copy or form of which has previously been delivered to Parent. The Company Disclosure Schedule contains a list of all employees of the Company who are a party to a non-competition agreement with the Company; copies of such agreements have previously been delivered to Parent. The Company Disclosure Schedule contains a list of all employees of the Company who are not citizens of the United States as of the date of this Agreement. To the Company’s Knowledge, all of the Company’s employees who work in the United States are legally authorized to do so. The Company does not have any plans to terminate the employment of any employee of the Company who is a vice president of the Company or who holds a position senior thereto. Except as set forth in the Company Disclosure Schedule, no employee who is at the manager level or above has notified the Company in writing that such employee intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise in the period from the Closing Date to the date which is six months thereafter.

(b) The Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Company has no Knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company. Except as set forth in the Company Disclosure Schedule, the Company does not have any contract of employment or other employment severance or similar agreement with any of its employees or any established policy or practice relating thereto, and all of its employees are employees-at-will (subject to applicable law).

(c) Any persons engaged by the Company as independent contractors, rather than employees, have been properly classified as such and have been so engaged in accordance with all applicable federal, foreign, state or local laws, except to the extent that a failure to have been so classified or engaged would not, individually or in the aggregate, have a Company Material Adverse Effect. Hours worked by and payments made to employees of the Company have not been in violation of the Fair Labor Standards Act or any other applicable federal, foreign, state or local laws dealing with such matters except as would not have a Company Material Adverse Effect.

(d) To the Knowledge of the Company, the Company has complied in all material respects with all applicable federal, foreign, state or local laws, ordinances, rules and regulations and requirements relating to the employment of labor, including but not limited to the provisions thereof relating to wages, hours, collective bargaining and ensuring equality of opportunity for employment and advancement of minorities, women and other individuals protected by applicable law. There are no claims pending, threatened in writing, or, to the Knowledge of the Company, otherwise threatened to be brought, in any court or administrative agency by any former or current employees of the Company for compensation, pending severance benefits, vacation time, vacation pay or pension benefits (other than unemployment benefits provided by the State of New Hampshire), or any other claim pending, threatened in writing, or, to the Knowledge of the Company, otherwise threatened in any court or administrative agency from any current or former employee or any other Person arising out of the Company’s status as employer, whether in the form of claims for employment discrimination, harassment, unfair labor practices, grievances, wrongful discharge, or otherwise (other than unemployment benefits provided by the State of New Hampshire). The Company has not undergone any wage and hour investigations by any Governmental Entity in the last two years.

2.25. Employee Benefits.

(a) The Company Disclosure Schedule contains a true, correct and complete list of all Company Plans. True, correct and complete copies of (i) all Company Plans which have been reduced to writing, (ii) written summaries of all unwritten Company Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500 and (for all funded plans and unfunded deferred compensation plans for which assets have been set aside) all plan financial statements for the last three plan years for each Company Plan, have been delivered to Parent.

(b) Except in any respect which, individually or in the aggregate, could not have a Company Material Adverse Effect: each Company Plan has been administered in accordance with its terms and each of the Company and the ERISA Affiliates has met its obligations with respect to each Company Plan; the Company, each ERISA Affiliate and each Company Plan are in compliance with the currently applicable provisions of ERISA, the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”), and the Code and the regulations thereunder (including Section 4980B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of Subtitle B of Title I of ERISA); and all filings and reports as to each Company Plan required to have been submitted to the IRS or to the United States Department of Labor, and/or distributed to Company Plan participants have been duly submitted and/or distributed, as applicable. No Company Plan has assets that include securities issued by the Company or any ERISA Affiliate, and each asset held under any Employee Benefit Plan that is an “employee pension benefit plan,” as defined in Section 3(2) of

ERISA (a “Pension Plan”), may be liquidated or terminated without the imposition of any redemption or surrender charge or comparable liability, other than reasonable administrative fees and expenses.

(c) All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code as to each such Company Plan that is an “employee benefit pension plan” (as defined in Section 3(2) of ERISA) and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such plan or accrued in accordance with the past custom and practice of the Company and its Subsidiaries. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each Company Plan that is an “employee welfare benefit plan” (as defined in section 3(1) of ERISA).

(d) There are no Legal Proceedings (except claims for benefits payable in the normal operation of Company Plans and proceedings with respect to qualified domestic relations or medical child support orders) against or involving any Company Plan pending, or to the Knowledge of the Company, threatened or asserting any rights or claims to benefits under any Company Plan that could give rise to any liability to the Company or an ERISA Affiliate.

(e) Each Pension Plan that is intended to be qualified under Section 401(a) of the Code is maintained pursuant to an individually designed plan that has received a favorable determination letter from the IRS or a prototype plan document that has received a favorable opinion letter from the IRS; the Company has received no written notice that such determination or opinion letter has been revoked; and to the Company’s Knowledge, no act or omission has occurred that would adversely affect the qualification of such Pension Plan or materially increase its cost. Each Pension Plan has been tested for compliance with, and satisfies the applicable nondiscrimination and other qualification requirements of the Code for each plan year ending prior to the Closing Date and except as otherwise provided in the Company Disclosure Schedule, it is anticipated that each such Pension Plan will satisfy such requirements for the current plan year. There have been no non-exempt “prohibited transactions” (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Benefit Plan and neither the Company nor any of its ERISA Affiliates has otherwise engaged in any prohibited transaction.

(f) All Options that have been granted to employees of the Company that purport to be “incentive stock options” under the Code comply with all applicable requirements necessary to qualify for such tax status, and no Option is subject to the provisions of Section 409A of the Code.

(g) Except as set forth on the Company Disclosure Schedule, neither the Company nor any ERISA Affiliate maintains any “nonqualified deferred compensation plan” subject to Section 409A of the Code.

(h) Neither the Company, nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

(i) At no time has the Company or any ERISA Affiliate been obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(j) Except as set forth on the Company Disclosure Schedule, there are no unfunded obligations under any Company Plan providing benefits after termination of employment to any employee of the Company or any ERISA Affiliate (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under state law. The assets of each Company Plan that is funded are, to the extent required, reported at their fair market value on the books and records of such Company Plan.

(k) To the Company’s Knowledge, no act or omission has occurred and no condition exists with respect to any Company Plan that would subject the Company or any ERISA Affiliate to any fine, penalty, tax or liability of any kind imposed under ERISA or the Code; and neither the Company nor any ERISA Affiliate nor any of their respective directors, officers, employees or any other fiduciary has committed any breach of fiduciary responsibility imposed by ERISA that would subject the Company or any ERISA Affiliate or any of their respective directors, officers or employees to liability under ERISA.

(l) No Company Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(m) Each Company Plan is amendable and terminable unilaterally by the Company at any time without liability or expense to the Company or such Company Plan as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no Company Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Company Plan.

(n) The Company Disclosure Schedule sets forth each: (i) agreement with any shareholder, director, employee or consultant of the Company (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, employee or consultant; (ii) agreement, plan or arrangement under which any person may receive payments from the Company that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code; and (iii) agreement or plan binding the Company, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Company Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

(o) The Company Disclosure Schedule sets forth the policy of the company with respect to accrued vacation, accrued sick time and earned time off, as well as the amount of such liabilities as of December 31, 2010.

2.26. Environmental Matters.

(a) The Company has complied in all material respects with all applicable Environmental Laws. There is no pending or, to the Knowledge of the Company, threatened civil or criminal litigation, written notice of violation received by the Company, formal administrative proceeding, or investigation by any Government Entity, or written inquiry or written information request received by the Company from any Governmental Entity, relating to any Environmental Law involving the Company.

(b) To the Company’s Knowledge, the Company does not have any liabilities or obligations arising from the release of any Materials of Environmental Concern into the environment.

(c) The Company is not a party to or bound by any court order, administrative order, consent order or other agreement between the Company and any Governmental Entity entered into in connection with any legal obligation or liability arising under any Environmental Law.

(d) The Company Disclosure Schedule lists all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Company (whether conducted by or on behalf of the Company or a third party, and whether done at the initiative of the Company or directed by a Governmental Entity or other third party) which the Company has possession of. A true, correct and complete copy of each such document has been provided to Parent.

(e) The Company has no Knowledge of any material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company.

2.27. Legal Compliance. Except as set forth in the Company Disclosure Schedule, the Company is currently conducting, and has at all times conducted, its business in compliance in all material respects with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity. Except as set forth in the Company Disclosure Schedule, the Company has not received any written notice, written communication or other notice or communication from any Governmental Entity or third party alleging noncompliance with any applicable law, rule or regulation.

2.28. Permits. The Company Disclosure Schedule sets forth a list of all material Permits issued to or held by the Company. Such listed Permits are the only Permits that are required for the Company to conduct its businesses as presently conducted or as proposed to be conducted, other than such Permits the failure to possess which would not have, individually or in the aggregate, a Company Material Adverse Effect. Each such Permit is in full force and effect; the Company is in compliance in all material respects with the terms of each such Permit; and, to the

Knowledge of the Company, no suspension or cancellation of any such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Except as set forth in the Company Disclosure Schedule, each such Permit will continue in full force and effect for the benefit of the Company following the Closing.

2.29. Certain Business Relationships. Except as set forth in the Company Disclosure Schedule, no officer, director, member, manager, employee, agent or consultant of the Company or any Company Shareholder (a) owns any property or right, tangible or intangible, which is used in the business of the Company (other personal items which are, individually and in the aggregate, of de minimis value); (b) to the Knowledge of the Company, has any cause of action against the Company; or (c) owes any money to, or is owed any money by, the Company (other than compensation and benefits owed by the Company to officers or employees of the Company in the Ordinary Course of Business or pursuant to agreements set forth in the Company Disclosure Schedule). The Company Disclosure Schedule describes any material commercial transactions or relationships between the Company and any officer, director, member, manager, employee, agent or consultant of the Company or any Company Shareholder which, to the Knowledge of the Company, occurred or have existed since the Base Balance Sheet Date. Except as set forth in the Company Disclosure Schedule, no payments have been made to any officer, director, member, manager, employee, agent or consultant of the Company or any Company Shareholder, other than compensation and benefits payments made in the Ordinary Course of Business, since the Base Balance Sheet Date.

2.30. Financial Advisory Fees. Except as set forth in the Company Disclosure Schedule, the Company does not have any liability or obligation to pay any fees or commissions to any financial advisor, broker, finder or agent with respect to the transactions contemplated by this Agreement.

2.31. Books and Records. The minute books and other similar records of the Company contain records of actions taken at any meetings of the Company’s shareholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting and are true, correct, and complete in all material respects. The books and records of the Company accurately reflect the assets, liabilities, business, financial condition and results of operations of the Company in all material respects and have been maintained in accordance with good business and bookkeeping practices in all material respects.

2.32. Non-Compete Agreements. Except as shown on the Company Disclosure Schedule, the Company is not a party to any agreement (written or oral) imposing non-compete obligations on the Company or requiring it to use any entity as an exclusive provider of goods or services or that otherwise limits or restricts the ability of the Company or Parent to compete or otherwise limits or restricts the ability of the Company or Parent to conduct its business in any manner or place.

2.33. Controls and Procedures. The Company maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide assurance that (i) transactions are executed with management’s authorization and (ii) transactions are recorded as necessary to permit preparation of the Company’s financial statements and to maintain accountability for the Company’s assets, except in instances where the failure to so maintain such books and records would not, individually or in the aggregate, have a Company Material Adverse Effect.

2.34. Banking Relationships. All of the arrangements which the Company has with any banking institution as of the date of this Agreement are set forth in the Company Disclosure Schedule including, with respect to each such arrangement the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.) and the name of each person authorized in respect thereof.

2.35. Disclosure.

(a) No representation or warranty by the Company contained in this Agreement, and no statement contained in the Company Disclosure Schedule or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Company pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading in light of the circumstances under which they were made.

(b) Provided that the Parent has accurately incorporated all information furnished in writing by the Company to Parent specifically for inclusion in the Registration Statement or the Prospectus (as applicable) in connection with the IPO and has altered or deleted from the Registration Statement or the Prospectus (as applicable) all statements that the Company has specifically requested in writing be so altered or deleted, and provided that the Parent has presented all Company-provided information in the Registration Statement and Prospectus in a manner that is not misleading and has not otherwise presented other information in the Registration Statement and Prospectus that would make the Company-provided information in the Registration Statement and Prospectus misleading, and provided that the Company, the Company Shareholders and their respective counsel have received and had a reasonable opportunity to review all written correspondence between Parent (including the Parent’s accountants and legal advisers) on one hand, and the SEC, on the other, and the final form of Registration Statement and Prospectus and have been informed of the substance of any material oral communication relating to the Company between Parent, its counsel and the SEC, the Company represents and warrants that (i) at the time the Registration Statement becomes effective under the Securities Act, the information in the Registration Statement that was provided by the Company concerning the Company specifically for inclusion therein will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) at the time of the closing of the IPO, the information in the Prospectus that was provided by the Company concerning the Company specifically for inclusion therein will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading. The representations and warranties in this Section 2.35(b) shall apply only to historical statements and shall not apply to statements in the Registration Statement or the Prospectus relating to any Person other than the Company, its officers and directors and the Company Shareholders.

ARTICLE III

REPRESENTATIONS OF THE COMPANY SHAREHOLDERS

Each Company Shareholder, severally and as to itself only, hereby represents and warrants to Parent that the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date). No Company Shareholder shall have any right of indemnity or contribution from the Company with respect to the breach of any representation or warranty hereunder.

3.1. Company Shares. Except as set forth on the Company Disclosure Schedule, the Company Shareholder is the legal and beneficial owner of, and has good and valid title to the Company Shares being transferred hereby free and clear of any and all liens, encumbrances or other Security Interests. The Company Shareholder has not sold, transferred or conveyed any Company Shares or any rights relating thereto, and except as set forth on the Company Disclosure Schedule, no Person has any right to acquire any of the Company Shares or any direct or indirect interest in the Company Shares held by such Company Shareholders. Upon the delivery to the Company Shareholder of the Cash Consideration and the Parent Shares to which the Company Shareholder is entitled in accordance with the terms and provisions of this Agreement, neither Parent nor the Company will be subject to any adverse claim in respect of the Company Shares transferred by the Company Shareholder hereunder.

3.2. Authority. The Company Shareholder has full power, authority and capacity to enter into this Agreement and each other Transaction Document to be executed and delivered by or on behalf of Company Shareholder pursuant to this Agreement and to carry out the transactions contemplated hereby and thereby. This Agreement and each other Transaction Document to which the Company Shareholder is a party constitutes the valid and binding obligation of the Company Shareholder, enforceable in accordance with its terms. The Company Shareholder has full power and authority to transfer, sell and deliver all of the Company Shares held by such Company Shareholder to Parent pursuant to this Agreement. The execution, delivery and performance by the Company Shareholder of this Agreement and each such Transaction Document:

(a) Does not and will not violate any provision of the organizational documents (including, without limitation, any trust documents) of any Company Shareholder which is not a natural person or violate in any material respect any laws of the United States or any state or other jurisdiction applicable to the Company Shareholder, or require the Company Shareholder to obtain any material approval, consent or waiver from, or make any filing with, any Person that has not been obtained or made or that will not be obtained or made prior to the Closing as provided herein; and

(b) Does not and will not result in a breach of, constitute a default under, accelerate any obligation under or give rise to a right of termination of, any mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction decree, determination or arbitration award to which such Company Shareholder is a party or by which the property of such Company

Shareholder is bound or affected or result in the creation of any Security Interest on any assets of the Company or the Company Shares owned by such the Company Shareholder.

3.3. Agreements. The Company Shareholder is not a party to any non-competition, confidentiality or similar agreement with any Person other than the Company and the other Company Shareholders. There are no agreements or arrangements not set forth herein or in the Company Disclosure Schedules to which such Company Shareholder is a party relating to the business of the Company or to such Company Shareholder’s rights and obligations as a shareholder, director, officer or employee of the Company. Except as set forth in the Company Disclosure Schedules, the Company Shareholder does not own, directly or indirectly, any material interest in or serve as an officer or director of, any Customer, competitor or Vendor of the Company, or any other Person which has a contract or arrangement with the Company.

3.4. Investment Representations.

(a) The Company Shareholder acknowledges and understands that the Parent Shares issued to such Company Shareholder hereunder will not be issued to him pursuant to registration under the Securities Act, and will be issued to such Company Shareholder in reliance on an exemption from registration under the Securities Act, and that the reliance by Parent on such exemption is predicated on the representations and warranties of the Company Shareholder set forth herein.

(b) The Company Shareholder is acquiring the Parent Shares for the undersigned’s own account and not as a nominee or agent and not with a view to distribution of all or any part thereof, and the undersigned has no present plan or intention of selling, granting participation in or distributing such Parent Shares. The Company Shareholder is not currently negotiating with any party to pledge, exchange sell or otherwise dispose of all or any portion of the Parent Shares, has not entered into any contract, agreement, arrangement or commitment to pledge, exchange, sell or otherwise dispose of all or any portion of the Parent Shares.

(c) The Company Shareholder understands that the Parent Shares may not be sold, transferred or otherwise disposed of without registration under the Securities Act or pursuant to an exemption from registration thereunder, and that in the absence of an effective registration statement covering the Parent Shares or an available exemption from registration under the Securities Act, the Parent Shares must be held indefinitely. The Company Shareholder is aware that current information about the Parent is not publicly available and shall not be publicly available until the Parent’s Registration Statement has been declared effective. The Company Shareholder acknowledges and agrees that, in addition to any other applicable limitations on the transfer of Parent Shares, in no event shall the Company Shareholder make a transfer, pledge or other disposition of all or any portion of the Parent Shares other than (i) pursuant to an effective registration statement under the Securities Act or (ii) pursuant to an exemption from registration provided for under the Securities Act. At the expense of the Company Shareholder or its transferee, the Company Shareholder shall furnish to Parent an opinion of counsel reasonably satisfactory to Parent to the effect that any such transfer, pledge or other disposition may be made without registration under the Securities Act.

(d) The Company Shareholder is an “accredited investor” as that term is defined in Rule 501 promulgated by the SEC pursuant to the Securities Act. The Company Shareholder (i) by reason of his business and financial experience, has such knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the risks of his investment in Parent Shares, and (ii) believes his financial condition and risks are such that he is able to bear the economic risks of a complete loss of the Parent Shares. The Company Shareholder has had the opportunity to consult with his own advisers with respect to his proposed investment in Parent.

(e) The Company Shareholder has received and reviewed copies of this Agreement and the Escrow Agreement. The Company Shareholder has discussed such documents with the Company Shareholder’s legal counsel or other advisers or has had the opportunity to do so.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF PARENT

Parent hereby represents and warrants to the Company and the Company Shareholders that, except as set forth in the corresponding section of the Parent Disclosure Schedule, the statements contained in this Article IV are true and correct and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).

4.1. Organization, Qualification and Power.

(a) Parent is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware. Parent is duly qualified to conduct business as a foreign entity and is in good standing under the laws of each jurisdiction where the nature of its business or the conduct of its business makes such qualification necessary, except where the failure to be so qualified or in good standing could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has all requisite corporate power and authority and all governmental licenses, permits, authorizations and approvals required to own, lease, use and operate its properties and to carry on the businesses in which it is engaged except for those governmental licenses, permits, authorizations and approvals the absence of which could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent is not in default under or in violation of any provision of its Certificate of Incorporation or any other governing document as currently in effect. Parent has not taken any action in violation of any of the provisions of its Certificate of Incorporation, Bylaws or governing documents.

4.2. Capitalization. As of the date of this Agreement, the authorized capital stock of Parent consists of 100 shares of common stock, par value $0.01 per share (the “Parent Common Stock”). All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. All of the issued and outstanding shares of Parent Common Stock have been offered, issued and sold by Parent in compliance with all applicable federal and state securities laws. There are no voting trusts, voting agreements, proxies or other agreements, instruments or undertakings with respect to the voting of any shares of Parent Common Stock to which Parent is a party. As of the date hereof Parent does not have any subsidiaries except as set forth in the Parent Disclosure Schedule.

4.3. Authorization of Transaction. Parent has all requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which Parent is a party and to perform its obligations hereunder and thereunder. The execution and delivery by Parent of this Agreement and each other Transaction Document to which Parent is a party and the consummation by Parent of the transactions contemplated hereby and thereby have been, duly and validly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms.

4.4. Governmental Authorization; Third Party Consents.

(a) Except as set forth in the Parent Disclosure Schedule, the execution, delivery and performance by the Parent of this Agreement and the consummation by the Parent of the transactions contemplated hereby, do not require Parent to obtain any consent, approval, license, permit, order or authorization of, or registration, declaration, notice, filing or action by or in respect of any Governmental Entity other than (i) compliance with the premerger notification requirements under the HSR Act, (ii) compliance with SEC requirements and the effectiveness of the Registration Statement; and (iii) any consents, approvals, licenses, permits, orders or authorizations of, or registrations, declarations, notices, actions or filings, the absence of which would not have or be reasonably expected to have individually or in the aggregate, a material adverse effect on the ability of the parties hereto to consummate the transactions contemplated hereby.

(b) Except as set forth in the Company Disclosure Schedule, in connection with the transactions contemplated hereby, the Parent is not required to have any consent, approval or authorization of any Person (other than a Governmental Entity) for the Parent to acquire the Company Shares to from the Company Shareholders as provided in this Agreement, other than any consents, approvals, or authorizations the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.5. Noncontravention. Subject to compliance with the HSR Act, neither the execution and delivery by Parent of this Agreement, nor the consummation by Parent of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the Certificate of Incorporation or by-laws of Parent, (b) require on the part of Parent any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any material contract or instrument to which Parent is a party or by which either is bound or to which any of their assets are subject, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its properties or assets, except in the case of clause (c) above as would not have, individually or in the aggregate, a Parent Material Adverse Effect.

4.6. Operations and Financial Condition. Parent has not conducted any material business operations other than in connection with the transactions contemplated hereby and the IPO or in preparation for operations to be conducted after the Closing Date. Parent does not have any material tangible assets or material liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise and whether due or to become due, including, without limitation, liabilities that may become known or arise after the date hereof and which relate to transactions entered into or any state of facts existing on or before the date hereof and would be required under GAAP to be shown in a balance sheet or referenced in the notes thereto prepared as of the date hereof, other than those incurred in connection with the transactions contemplated hereby and the IPO or in connection with Parent’s preparation for future operations.

4.7. Parent Common Stock. The Parent Shares to be delivered to the Company Shareholders at the Closing, when delivered will be duly authorized and validly issued, fully paid and non-assessable. The Parent Shares, when delivered to the Company Shareholders at Closing, shall have been issued to the Company Shareholders in compliance with all federal, state, and other securities laws and related regulations.

4.8. Financial Advisory Fees. Except as set forth in the Parent Disclosure Schedule, the Parent does not have any liability or obligation to pay any fees or commissions to any financial advisor, broker, finder or agent with respect to the transactions contemplated by this Agreement.

4.9. Legal Compliance. Parent is currently conducting, and have at all times conducted, its businesses in compliance in all material respects with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity. Parent has not received any written notice, written communication or other notice or communication from any Governmental Entity or third party alleging noncompliance with any applicable law, rule or regulation.

4.10 Litigation. There is no Legal Proceeding which is pending or, to Parent’s knowledge, threatened against Parent which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

4.11 Disclosure. Neither the Registration Statement, at the time it becomes effective under the Securities Act, nor the Prospectus, at the time of the Closing of the IPO, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements were made, not misleading; provided, however, that the representations and warranties in this Section 4.11 shall not apply to statements contained in or omitted from such documents in reliance upon the written information provided by the Company or the Company Shareholders for purposes of inclusion in the Registration Statement or the Prospectus as provided in Section 2.35(b).

ARTICLE V

COVENANTS OF THE COMPANY AND THE COMPANY SHAREHOLDERS

5.1. Making of Covenants and Agreements. The Company and the Company Shareholders hereby make the covenants and agreements set forth in this Article V, and the

Company Shareholders agree to use all commercially reasonable efforts to, or to vote appropriately to, cause the Company to comply with such agreements and covenants. Following the Closing, no Company Shareholder shall have any right of indemnity or contribution from the Company with respect to any breach of a covenant or agreement made in this Agreement by such Company Shareholder.

5.2. Operation of Business.

(a) Except (i) as contemplated by this Agreement, (ii) as set forth in Section 5.2 of the Company Disclosure Schedule or (iii) as otherwise consented to in writing by Parent, during the period from the date of this Agreement to the Closing, the Company shall:

(i) conduct its operations in the Ordinary Course of Business and in compliance in all material respects with all applicable laws and regulations,

(ii) use its commercially reasonable efforts to preserve intact its current business organization,

(iii) keep its physical assets in good working condition, and

(iv) keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect.

(b) Without limiting the generality of the foregoing, prior to the Closing, except as expressly set forth in this Agreement and except as set forth in Section 5.2 of the Company Disclosure Schedule, the Company shall not, without the written consent of Parent:

(i) issue or sell any stock or other securities of the Company or any options, warrants or rights to acquire any such stock or other securities, or repurchase or redeem any stock or other securities of the Company;

(ii) split, combine or reclassify any shares of its capital stock; or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

(iii) other than in the Ordinary Course of Business, create, incur or assume any indebtedness (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity, other than out-of-pocket expenses advances to employees in the Ordinary Course of Business;

(iv) except in the Ordinary Course of Business, (A) enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in Section 2.25(k), (B) make any material increase in the present compensation or fringe benefits of any officer or director of the Company or, in the aggregate, make any material increase in the compensation (whether in the form of salary or commission) and fringe benefits of other employees and agents or (C) make any distributions to the Company Shareholders other than in the Ordinary Course of Business, it being agreed that distributions of profits or net cash flow and distributions to enable Company Shareholders to pay taxes are in the Ordinary Course of Business;

(v) acquire, sell, lease, license or dispose of any assets or property (including any shares or other equity interests in or securities of any corporation, partnership, association or other business organization or division thereof), other than in the Ordinary Course of Business;

(vi) mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest;

(vii) discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business or in connection with the transactions contemplated hereby;

(viii) amend its charter, by-laws or other organizational documents;

(ix) change its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP, or make any new elections, or changes to any current elections, with respect to Taxes;

(x) enter into, amend in any manner adverse to the Company, terminate or waive any material rights under any contract or agreement of a nature required to be listed in Sections 2.13, 2.14, 2.16 2.17, or 2.18 of the Company Disclosure Schedule, other than in the Ordinary Course of Business; or take or omit to take any action or permit any condition to exist that would, with or without due notice or the lapse of time or both, constitute a violation of or default by the Company in any material respect under any such contract or agreement;

(xi) make or commit to make any capital expenditure, in excess of $25,000, individually, or $50,000 in the aggregate, other than in the Ordinary Course of Business;

(xii) institute any Legal Proceeding other than in the Ordinary Course of Business or settle any Legal Proceeding where such settlement results in a payment of or payments, or a commitment or obligation for the Company to make a payment or payments, in the aggregate, in excess of $50,000;

(xiii) terminate any employee of the Company who is a vice president of the Company or who holds a position senior thereto;

(xiv) make any payments to its employees in connection with the transactions contemplated hereby other than as contemplated by Section 2.25 of the Company Disclosure Schedule and reasonable retention bonuses as set forth in Section 5.2(b)(xiii) of the Company Disclosure Schedule; or

(xv) agree in writing or otherwise to take any of the foregoing actions

(c) The Company shall use all commercially reasonable efforts to obtain the release of each personal guaranty of Company debt by any Company Shareholder. Each such personal guaranty is identified in Section 5.2(c) of the Company Disclosure Schedule.

5.3. Financial Information.

(a) From and after the date hereof and until the Closing Date, the Company shall deliver to Parent, not more than thirty (30) days after the end of each month, the following financial information prepared in accordance with GAAP):

(i) An Interim Balance Sheet as of the last day of the immediately preceding month (e.g., the Company shall deliver an unaudited balance sheet as of March 31, 2011 not later than April 30, 2011);

(ii) An Interim Income Statement for the preceding month; and

(iii) A comparison of the Interim Balance Sheet and Interim Financial Statements to the Company’s budget for the month then-ended and the Company’s fiscal year-to-date.

(b) The annual Company Financial Statements for 2007 through 2009 have been audited by Tyler, Simms and St. Sauveur, P.C. (“TSS”) and TSS will conduct the audit of the 2010 Company Financial Statement. Subject to Section 12.2, as requested by Parent, Company has engaged McGladrey & Pullen, LLP (“McGladrey”) to conduct an audit of the Company Financial Statements for fiscal years 2008 through 2010 (the “McGladrey Audits”). The Company will use diligent commercial efforts to work with McGladrey, and to cause TSS to cooperate with McGladrey, in order to enable McGladrey to complete the McGladrey Audits and deliver the McGladrey Audits to Parent not more than one hundred thirty-five (135) days after the last day of the Company’s fiscal year ended December 31, 2010. The audited balance sheet as of December 31, 2010 and the audited statements of income, changes in stockholders’ equity and cash flows of the Company for the twelve-month period then-ended included in the McGladrey Audits are referred to herein as the “2010 Company Financial Statements.”

(c) The Company shall cooperate with all reasonable requests of McGladrey in connection with the performance by McGladrey of the McGladrey Audits.

5.4. Governmental and Third-Party Notices and Consents.

(a) Subject to limitations provided on the Company Disclosure Schedule, the Company shall use all commercially reasonable efforts and take all commercially reasonable actions to obtain, at its expense, all novations, assignments, waivers, permits, consents, approvals or other authorizations from each Governmental Entity or Prime Contractor required to preserve the economic benefit of each Federal Contract, SLED Contract and Canadian Contract with a Governmental Entity or subcontract with a Prime Contractor to which the Company is a party or is otherwise bound and to effect all registrations, filings and notices with or to Governmental Entities or Prime Contractors which the Company may reasonably need to obtain in order for the Company to consummate the transactions contemplated by this Agreement, provided that the Parent acknowledges that (i) the Company’s ability to obtain such items will require the cooperation and participation of Parent and Parent agrees to provide such cooperation and participation to the extent commercially reasonable and (ii) notwithstanding the foregoing, not all of the items referred to above are obtainable by the Company and certain of such items must be obtained by the Parent, and Parent agrees to use commercially reasonable efforts at its expense to obtain these.

(b) The Company shall use its commercially reasonable efforts to obtain, at its expense, all such waivers, consents or approvals from third parties (other than Governmental Entities), including without limitation, landlords and counterparties to contracts, and to give all such notices to third parties, as are required to be listed in the Company Disclosure Schedule and which the Company may reasonably need to obtain in order for the Company to consummate the transactions contemplated by this Agreement.

5.5. HSR Filing. The Company acknowledges that the transactions contemplated hereby shall require the submission of a filing (the “HSR Filing”) under the HSR Act. The Company shall use commercially reasonable efforts to cooperate with Parent in connection with the preparation and submission of the HSR Filing, any amendment thereto or any response to any request for additional information made by any Government Entity in connection therewith.

5.6. Exclusivity; Non-Circumvention.

(a) Unless and until this Agreement has been terminated in accordance with Article X hereof, the Company shall not, and by consenting to and approving this Agreement, each Company Shareholder agrees that such Company Shareholder shall not, and the Company shall require each of its officers, directors, employees, representatives and agents not to, directly or indirectly, (i) initiate, solicit, engage in, encourage or otherwise facilitate any inquiry, proposal, negotiation offer or discussion with any party (other than Parent) concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, public or private offering, sale or license of material assets or similar business transaction involving the Company (each, an “Acquisition Proposal”), (ii) furnish or afford access to any non-public information concerning the business, properties or assets of the Company to any party, other than (A) pursuant to existing contractual obligations of the Company set forth on Section 5.7 of the Company Disclosure Schedule, (B) Parent, (C) the managing underwriter of the IPO or (D) existing or potential Company customers, consultants, vendors or suppliers in the Ordinary Course of Business; (iii) participate in any discussions or negotiations regarding an Acquisition Proposal with any Person other than Parent and its representatives; or (iv) otherwise cooperate in any way with or assist, participate in, facilitate or encourage any effort or attempt by any other Person to do any of the foregoing. Notwithstanding anything herein, the Company shall not and the Company shall require each of its officers, directors, employees, representatives and agents not to, directly or indirectly furnish any non-public information concerning the business, properties or assets of the Company to any party with any intention to initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion of any Acquisition Proposal. The Company shall immediately notify any Person with respect to which discussions or negotiations of any Acquisition Proposal were pending at the date of this Agreement that the Company is terminating such discussions or negotiations, reject such Acquisition Proposal and, promptly notify Parent of such Acquisition Proposal, including the identity of the other party and the terms of such Acquisition Proposal and, if such Acquisition Proposal was made in writing (in whatever media) promptly deliver to Parent a true, correct and complete copy of such written materials comprising or relating to such Acquisition Proposal.

(b) In furtherance, and not in limitation, of Section 5.6(a) hereof, the Company hereby covenants and agrees with Parent that for a period beginning on the date hereof until and including the date which is two (2) years after the date hereof (such period, the “Standstill Period”) without the prior written consent of Parent, the Company shall not, directly or indirectly through any subsidiary or Company Affiliate, either (i) communicate, solicit, initiate, encourage or propose the acquisition, directly or indirectly, whether by merger, reorganization, consolidation, asset sale, stock sale, public or private offering of equity or otherwise, by the Company of FS, GHT, GTRI or MCPc, (ii) negotiate, execute, deliver or enter into any document, instrument, agreement, arrangement or understanding with respect to any transaction or series of transactions described in clause (i) of this Section 5.6(b), (iii) provide any information in response to or participate in any discussions or negotiations with respect to any proposed acquisition, directly or indirectly, whether by merger, reorganization, consolidation, asset sale, stock sale, public or private offering of equity or otherwise, of the Company by FS, GHT, GTRI or MCPc; (iv) execute, deliver or enter into any document, instrument, agreement, arrangement or understanding with respect to any transaction or series of transactions described in clause (iii) of this Section 5.6(b); (v) communicate, solicit, initiate, encourage or propose the acquisition, directly or indirectly, whether by merger, reorganization, consolidation, asset sale, stock sale, public or private offering of equity or otherwise, by any third party in concert with the Company of any of FS, GHT, GTRI or MCPc; (vi) negotiate, execute, deliver or enter into any document, instrument, agreement, arrangement or understanding with respect to any transaction or series of transactions described in clause (v) of this Section 5.6(b); (vii) provide any information in response to or participate in any discussions or negotiations with respect to any proposed acquisition, directly or indirectly, whether by merger, reorganization, consolidation, asset sale, stock sale, public or private offering of equity or otherwise, of the Company by a third party in concert with FS, GHT, GTRI or MCPc; or (viii) execute, deliver or enter into any document, instrument, agreement, arrangement or understanding with respect to any transaction or series of transactions described in clause (vii) of this Section 5.6(b).

5.7. Access to Information; Confidentiality.

(a) The Company shall, and by consenting to or approving this Agreement, each Company Shareholder covenants and agrees that such Company Shareholder shall: (i) cooperate with all reasonable requests of the Parent, Parent’s counsel and accountants in connection with the consummation of the transactions contemplated hereby and (ii) execute and deliver such other instruments and take such other actions as may be reasonably requested by the Parent or the managing underwriters of the IPO in order to carry out the intent of this Agreement and to close the IPO including, without limitation, the execution and delivery of customary director and officer questionnaires, S-1 questionnaires and lock-up agreements. In furtherance, and not in limitation of the foregoing, upon the reasonable request of Parent, the Company shall permit representatives of Parent, the managing underwriter of the IPO and representative of such managing underwriter to have reasonable access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company), subject to compliance with applicable law (including but not limited to antitrust law) and the execution and delivery to Parent by such underwriter of confidentiality agreements, to all premises, properties, financial, tax and accounting records (including the work papers of the Company’s independent accountants), contracts, other records and documents, and personnel, of or pertaining to the Company.

(b) Any information obtained by the Company from Parent with respect to Parent or the IPO and any information obtained by the Parent or its representatives from the Company shall be subject, to the extent applicable, to the terms and conditions of the Consent Agreement and that certain letter agreement, dated March 24, 2010 (the “Confidentiality Agreement”), by and between Parent and the Company regarding the confidential treatment of certain information, the terms of which are incorporated herein by reference.

5.8. Notice of Breaches; Supplemental Information. From the date of this Agreement until the Closing, the Company shall promptly deliver to Parent supplemental information concerning events or circumstances occurring subsequent to the date hereof of which the Company has Knowledge and which would render any representations or warranties of the Company in this Agreement or the Company Disclosure Schedule untrue, incorrect or incomplete in any material respect, except to the extent such representations and warranties are specifically made as of a particular date (in which case this Section 5.9 shall apply with respect to untruth, incorrectness or incompleteness as of such date). No such supplemental information shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty or statement in this Agreement or the Company Disclosure Schedule. In furtherance, and not in limitation, of the foregoing, not more than five (5) business days after receipt by the Company of any notice (whether written or oral) of any Federal or SLED Contract Termination, Vendor Termination or Customer Termination, the Company shall notify Parent with respect to such event.

5.9. Pension Plan Matters. If requested at least thirty (30) days prior to the Closing Date, at least five (5) days prior to the Closing Date, the Company and each ERISA Affiliate shall take all actions necessary to suspend or terminate each Pension Plan. If a Pension Plan is suspended or terminated in accordance with this Section 5.10, benefit accruals, including contributions of salary reduction contributions, if any, shall cease. The Company and each ERISA Affiliate agrees to take no action to merge any of its Pension Plans, transfer the assets of any of its Pension Plans, or suspend or terminate any of its Pension Plans, except as otherwise provided in this Section following the execution of this Agreement without the consent of Parent. Parent and its affiliates agree to see to the liquidation of any such terminated plan as soon as reasonably practicable.

5.10. Tax Matters.

(a) The Company Shareholders shall cooperate fully as and to the extent reasonably requested by Parent in connection with the filing of Tax Returns pursuant to this Section 5.11 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon request of any of the above-named parties and at the requesting party’s expense) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent agrees to cause the Company to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (including any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority and to give the Shareholders’ Representative reasonable written notice prior to transferring, destroying or discarding such books and records, and, if the Shareholders’ Representative so request, the Company or Parent, as the case may be, shall allow the Shareholders’ Representative to take possession of such books and records at such time. In no event shall Parent or its agents initiate in any manner any review, audit or other investigation by any Governmental Authority with respect to Taxes that are or could be owing by the Company with respect to the period prior to Closing.

(b) The Company shall prepare or cause to be prepared and timely file all Pre-Closing Tax Period Tax Returns of the Company in accordance with applicable law. For avoidance of doubt, it is understood that the Company Shareholders shall pay, be responsible for and shall indemnify Parent and its Affiliates (subject to the provision of Article IX) for any Taxes with respect to a Pre-Closing Tax Period regardless of whether the non-payment of such Tax or non-filing of a Pre-Closing Tax Period Tax Return has been disclosed on the Company Disclosure Schedule or whether Parent was aware of such Tax or was disclosed information that if set forth on the Company Disclosure Schedule would have resulted in no breach of any representation or warranty.

(c) The Company and the Company Shareholders shall prepare or cause to be prepared all Tax Returns for that portion of the Straddle Period that ends on the Closing Date. The Company shall provide to Parent drafts of any Straddle Period Tax Returns, in each case at least thirty (30) days prior to filing, for Parent’s review, comment and approval (which approval shall not be unreasonably withheld), and shall include any revisions reasonably proposed by Parent. The Parent shall prepare or cause to be prepared all Tax Returns for that portion of the Straddle Period that begins on the day after the Closing Date.

(d) The Company shall promptly notify Parent of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a Straddle Period for which Parent may be liable under this Agreement (such inquiry, claim, assessment, audit or similar event, a “Tax Matter”); provided, however, that no failure to give such notice shall relieve the Parent of any liability hereunder except to the extent, if any, that the rights of Parent with respect to such claim are actually prejudiced thereby. Parent shall have the authority to represent the interests of the Company and shall have control of the defense, compromise or other resolution of any Tax Matter; provided, however, that the Shareholders’ Representative shall be entitled to participate in such Tax Matter at their own expense and Parent shall obtain the consent of the Shareholders’ Representative prior to settling such Tax Matter, which consent shall not be unreasonably withheld, conditioned or delayed.

5.11. Tax-Free Reorganization. The Company shall not, intentionally and with Knowledge take or cause to be taken any action, whether before or after the Closing, which would cause the transactions contemplated hereby to fail to qualify as an exchange under Section 351 of the Code or as part of such an exchange.

5.12. No Transfer of Company Shares. By consenting to and approving this Agreement, each Company Shareholder agrees that unless and until this Agreement has been terminated in accordance with Article X hereof, such Company Shareholder shall not, directly or indirectly, enter into any contract or binding commitment to sell, exchange, deliver, assign, pledge, encumber or otherwise transfer or dispose of any Company Shares, nor shall any Company Shareholder directly or indirectly enter into any contract or binding commitment or grant any right of any kind to acquire, dispose of, vote or otherwise control in any manner any Company Shares, provided that the foregoing shall not apply to any transfer of Company Shares upon the death of a Company Shareholder to his heirs, trustees, legatees, devisees, executor, or administrator.

ARTICLE VI

COVENANTS OF PARENT

6.1. Making of Covenants and Agreements. The Parent hereby makes the covenants and agreements set forth in this Article VI.

6.2. Confidentiality. Any information obtained by Parent from the Company with respect to the Company (whether pursuant to Section 5.8 above or otherwise) shall be subject, to the Consent Agreement and the Confidentiality Agreement. The foregoing notwithstanding, Parent shall be permitted hereunder to disclose such information about the Company, the Company Shareholders and the transactions contemplated hereby as may be legally required and otherwise reasonably necessary, in the preparation, completion, filing and distribution of such reports, filings and other documents as may be required by the Securities Act or the Securities Exchange Act of 1934, as amended.

6.3. Non-recognition of Taxes. From and after the date of this Agreement Parent will not take any action, or omit to take any action, if such action or omission would cause the transactions contemplated hereby to fail to qualify as an exchange under Section 351 of the Code or as part of such an exchange.

6.4. Registration and Listing of Parent Common Stock. Parent covenants and agrees that Parent will take all commercially reasonable actions to (a) cause the Parent Common Stock to be registered under the Securities Act, (b) prepare and file the Registration Statement, (c) cause the IPO to occur, and (d) cause the Parent Common Stock to be listed on the New York Stock Exchange or the Nasdaq Stock Market on or prior to the Closing Date.

6.5. Authorizations from Others. Prior to the Closing, Parent will use all commercially reasonable efforts to obtain all consents, approvals, licenses, registrations, authorizations and permits from and to make all filings with, and to give all notices to, all Persons as required to permit the consummation by Parent of the transactions contemplated hereby.

6.6. Form of Tax Opinion. Within a reasonable period of time after the date hereof, Foley Hoag LLP, counsel to Parent, will deliver a form of tax opinion consistent with Section 8.2(t) hereof to counsel for the Company and the Company Shareholders.

6.7. Notice of Breach. From the date of this Agreement until the Closing, Parent shall promptly deliver to the Company supplemental information concerning events or circumstances occurring subsequent to the date hereof which would render any representations or warranties of the Parent in this Agreement or the Parent Disclosure Schedule untrue, incorrect or incomplete in any material respect, except to the extent such representations and warranties are specifically made as of a particular date (in which case this Section 6.7 shall apply with respect to inaccuracy or incompleteness as of such date). No such supplemental information shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty or statement in this Agreement or the Parent Disclosure Schedule.

6.8. Indemnification and Liability Insurance Coverage.

(a) From and after the Closing, subject to the indemnification obligations of the Company Shareholders with respect to the Taylor Matter, Parent shall for a period of six years, to the fullest extent permitted by law, cause the Company, (i) to include in its charter and by-laws provisions relating to the indemnification of the officers and directors of the Company and advancement of expenses with respect to matters occurring on or prior to the Closing Date to the extent provided in the Company’s Articles of Incorporation and By-laws as of the date hereof and (ii) to indemnify and hold harmless each present and former director and officer of the Company consistent with such indemnification provisions with respect to matters existing at or occurring prior to Closing, whether asserted or claimed prior to, at, or after the Closing.

(b) For a period of six (6) years after the Closing, Parent shall cause the Company to maintain in effect a directors’ and officers’ liability insurance policy (a “D&O Policy”) covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy (a complete and accurate copy of which has been delivered to the Buyer prior to the date of this Agreement (the “Existing Policy”)) which provides coverage and limits at least equal to and which otherwise provide terms and conditions comparable to the Existing Policy; provided, that in no event shall the Parent or the Company be required to expend in excess of 200% of the annual premium currently paid by the Company for such coverage.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1. S-1 Registration Statement. The Parties shall cooperate in the preparation and filing with the SEC of the Registration Statement under the Securities Act with respect to the IPO and will use all reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable, all at the Parent’s expense.

7.2. HSR Act Filing. As soon as practicable, each of Parent and the Company shall file with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “Antitrust Division”) a premerger notification form and any supplemental information (other than privileged information) which may be requested in connection therewith pursuant to the HSR Act which filings and supplemental information will comply in all material respects with the requirements of the HSR Act. Each of Parent and the Company shall cooperate fully with the other in connection with the preparation of such filings and shall use their commercially reasonable efforts to respond to any requests for supplemental information from the FTC or the Antitrust Division and to obtain early termination of any waiting period applicable to the transactions contemplated by this Agreement under the HSR Act. Any and all filing fees required to be paid in connection with the premerger notification form pursuant to the HSR Act shall be borne and paid by Parent.

7.3. Securities Filings by Company Shareholders. The Company, at its own expense and with the cooperation and assistance of the Parent, will assist each Company Shareholder in the preparation and timely filing with the SEC of any and all reports on Form 13-D or 13-G, or Forms 3, 4 or 5 promulgated by the SEC with respect to each such Company Shareholder’s beneficial and/or legal ownership of Parent Common Stock as may be applicable to such Persons from time to time prior to and after the Closing.

7.4. Consummation of Transaction. Each of the Parties shall use its reasonable commercial efforts to perform and fulfill all conditions and obligations to be performed by such Party to the end that the transactions contemplated by this Agreement shall be fully carried out.

ARTICLE VIII

CONDITIONS TO CONSUMMATION OF TRANSACTIONS

8.1. Conditions to Each Party’s Obligations. The respective obligations of each Party to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions. A Party may waive for itself any such condition and proceed to Closing, without waiving any of its rights hereunder.

(a) all required filings under the HSR Act shall have been completed and all applicable time limitations under the HSR Act shall have expired without a request for further information by the FTC, the Antitrust Division or any other relevant Governmental Entity under the HSR Act, or in the event of a request for further information, the expiration of all applicable time limitations under the HSR Act following the delivery of a complete response to such request shall have occurred without the objection of the FTC, the Antitrust Division or other Governmental Entity having authority with respect to the transactions contemplated hereby;

(b) the Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated by the SEC;

(c) the Parent Common Stock shall be authorized for listing on the New York Stock Exchange or the Nasdaq Global Market, subject to official notice of issuance;

(d) the IPO shall have been completed at the same time as the transactions contemplated hereby are completed; and

(e) The FS Acquisition shall have been consummated and immediately thereafter the acquisition of GTRI shall be consummated contemporaneously with the transactions contemplated by this Agreement (in each case, by stock purchase or merger in transactions qualifying as part of an exchange under Section 351 of the Code).

8.2. Conditions to Obligations of Parent. The obligation of Parent to consummate the transactions contemplated hereby is subject to the satisfaction of the following additional conditions. Parent may waive any such condition and proceed to Closing, without waiving any of its rights hereunder.

(a) Parent shall have received the Certificates duly endorsed in blank for transfer or shall be presented with stock powers duly executed in blank;

(b) the Company shall have obtained (and shall have provided true, correct and complete copies thereof to Parent) all of the novations, assignments, waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 5.4 which are required on the part of the Company;

(c) after giving effect to the Company Disclosure Schedule, but not to any disclosure supplement, each of the representations and warranties of the Company and the Company Shareholders set forth in this Agreement (i) that is qualified as to Company Material Adverse Effect or materiality shall be true and correct in all respects as of the Closing Date and (ii) that is not so qualified shall be true and correct as of the Closing Date except for such breaches of representations or warranties which individually or in the aggregate could not have a Company Material Adverse Effect; provided however that to the extent such representations and warranties are specifically made as of a particular date, such representations and warranties shall be true and correct as of such date); and provided, further that the representations and warranties set forth in Section 2.35 (Disclosure) shall be true and correct as of the Closing Date as though made on and as of the Closing;

(d) the Company and the Company Shareholders shall have performed or complied in all material respects with its agreements and covenants, required to be performed or complied with under this Agreement as of or prior to the Closing;

(e) all Options, Warrants and other securities or instruments exercisable for, exchangeable for or convertible into (x) any equity security of the Company or (y) exercisable for, exchangeable for or convertible into any security or instrument exercisable for, exchangeable for or convertible into any equity security of the Company shall have been terminated;

(f) no Legal Proceeding (other than as disclosed on the Company Disclosure Schedule) shall be pending or threatened which if determined adversely to the Company would have, individually or in the aggregate, a Company Material Adverse Effect, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(g) since the date of this Agreement there shall not have been any material adverse change in the financial condition, properties, assets, liabilities, business, operations or prospects of the Company, whether in the ordinary course of business or otherwise;

(h) since the date of this Agreement, the Company shall not have received any Federal or SLED Contract Termination, Vendor Termination or Customer Termination;

(i) the Company shall have been released from all of its obligations under that certain Guaranty, dated as of April 23, 2008, guaranteeing the payment of certain indebtedness of RRCC Realty LLC for the benefit of the City of Claremont, New Hampshire through the Claremont Development Authority and its successors and assigns and to the extent that any Company Debt is to be paid by Parent, at the Closing, the Parent shall have received all appropriate UCC-3 Termination Statements, if any, ready for filing from any Company Lender;

(j) none of the accounts payable of the Company to any third party vendor shall have been outstanding for more than ninety (90) days;

(k) all loans (other than advances for business expenses made in the Ordinary Course of Business) made by the Company to any Company Shareholder, director, officer or employee shall have been paid in full or otherwise discharged;

(l) the vehicle leases identified on the Company Disclosure Schedule for vehicles used by Nicholas Anderle and Richard Mann and for one of the vehicles used in New Hampshire by Richard Bolduc shall have been paid in full by the Company or assigned to, and assumed by, Mr. Anderle, Mr. Mann and Mr. Bolduc, respectively;

(m) the Company shall have delivered to Parent the Company Certificate;

(n) each existing written employment agreement between the Company and any officer, director or employee of the Company shall have been terminated and Richard A. Bolduc shall have executed and delivered to Parent an Executive Employment Agreement substantially in the form of Exhibit C attached hereto;

(o) Parent shall have received copies of the resignations, effective as of the Closing, of each director and officer of the Company (other than Richard A. Bolduc and any such resignations which Parent designates, by written notice to the Company, as unnecessary);

(p) Each Company Shareholder shall have executed and delivered an Underwriter’s Lock-Up on reasonable and customary terms;

(q) Parent shall have received from each Company Stockholder a General Release substantially in the form of Exhibit D attached hereto;

(r) Parent shall have received from each of Nicholas Anderle and Richard Mann an executed Confidentiality, Non-Competition and Non-Disparagement Agreement substantially in the form attached hereto as Exhibit E;

(s) Parent shall have received from Cleveland Waters and Bass, P.A., counsel to the Company, an opinion in substantially the form attached hereto as Exhibit F addressed to Parent dated as of the Closing Date;

(t) Parent shall have received an opinion from Foley Hoag LLP, counsel to Parent, in form and substance reasonably satisfactory to Parent to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the transactions contemplated hereby will be treated for federal income tax purposes as an exchange qualifying under Section 351 of the Code or as part of such an exchange. In rendering such opinion, Parent’s counsel may require and rely on representations as to factual matters made in certificates of officers of Parent, the Company and others; and

(u) Parent shall have received such other certificates and instruments (including certificates of good standing of the Company) in their respective jurisdictions of organization and the various foreign jurisdictions in which they are qualified, certified charter documents, certificates as to the incumbency of officers, documents necessary to transfer signing authority for all Company bank accounts and the adoption of authorizing resolutions as it shall reasonably request in connection with the Closing.

8.3. Conditions to Obligations of the Company. The obligation of the Company and the Company Shareholders to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following additional conditions. The Company and the Company Shareholders may waive any such conditions and proceed to Closing, without waiving any of its rights hereunder.

(a) Parent shall have obtained and effected all of the consents, approvals, licenses, registrations, authorizations, permits, filings and notices referred to in Section 6.5 which are required on the part of Parent;

(b) after giving effect to the Parent Disclosure Schedule, but not to any disclosure supplement, each of the representations and warranties of the Parent set forth in this Agreement (i) that is qualified as to Parent Material Adverse Effect or materiality shall be true and correct as of the Closing Date in all respects and (ii) that is not so qualified shall be true and correct as of the Closing Date except for such breaches of representations or warranties which individually or in the aggregate could not have a Parent Material Adverse Effect; provided however that to the extent such representations and warranties are specifically made as of a particular date, such representations and warranties shall be true and correct as of such date;

(c) Parent shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

(d) since the date of this Agreement there shall not have been any Parent Material Adverse Effect;

(e) Parent shall have delivered to the Company the Parent Certificate;

(f) the Company and the Company Shareholders shall have received an opinion of Foley Hoag LLP in form and substance reasonably satisfactory to the Company and its counsel and customary in transactions of this type, and Parent shall have received the opinion of Foley Hoag LLP described in Section 8.2(t);

(g) the Company shall have executed and delivered the Executive Employment Agreement with Richard Bolduc substantially in the form of Exhibit C attached hereto;

(h) the Company shall have obtained the release of each personal guaranty of the Company’s debt by any Company Shareholder which guaranty is identified in Section 5.2 (c) of the Company Disclosure Schedule; and

(j) the Company shall have received such other certificates and instruments (including certificates of good standing of Parent in its jurisdiction of organization, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

ARTICLE IX

INDEMNIFICATION

9.1. Survival. Each of the representations, warranties, agreements, covenants and obligations herein or in any Company Disclosure Schedule, Exhibit or certificate delivered by any Party incident to the transactions contemplated hereby is material and may be relied upon by the Party receiving the same. Subject to the provisions of Sections 9.3 and 9.5 hereof, each such representation, warranty, agreement, covenant and obligation herein or in any Company Disclosure Schedule, Exhibit or certificate delivered by any Party incident to the transactions contemplated hereby shall survive the Closing.

9.2. Indemnification by the Company Shareholders.

(a) The Company Shareholders shall, jointly and severally, indemnify Parent, its subsidiaries and Affiliates and their respective officers, directors, employees, agents and representatives (each, a “Parent Indemnified Party” and, collectively, the “Parent Indemnified Parties”) in respect of, and hold it harmless against, any and all Losses sustained, incurred or suffered by the Company or any other Parent Indemnified Party resulting from, relating to or constituting:

(i) fraud or intentional misrepresentation by the Company or any Company Shareholder of any of the Company’s or such Company Shareholder’s representations or warranties under this Agreement or in the Company Disclosure Schedule, or any Exhibit or certificate delivered under this Agreement; provided that, with respect to any fraud or intentional misrepresentation by a Company Shareholder, only the Company Shareholder engaging in such fraud or intentional misrepresentation shall be liable with respect thereto;

(ii) the failure of any representation or warranty made by the Company or any Company Shareholder in this Agreement, the Company Disclosure

Schedule, or any Exhibit or certificate delivered by the Company to Parent pursuant to this Agreement to be true and correct as of the date of this Agreement or as of the Closing Date with the same effect as though such representation or warranty had been made on and as of the Closing Date, except to the extent such representation or warranty specifically relates to a date prior to the Closing Date (in which case such representation or warranty shall be true and correct as of such prior date); provided that, with respect to any representation or warranty made by a Company Shareholder pursuant to Article III hereof only the Company Shareholder making such representation or warranty and as to which such representation or warranty is untrue shall be liable with respect thereto;

(iii) any failure to perform any covenant or agreement of the Company or any Company Shareholder contained in this Agreement or any agreement or instrument furnished by the Company to Parent pursuant to this Agreement; provided that, with respect to any failure to perform any covenant or agreement by a Company Shareholder only the Company Shareholder failing to perform shall be liable with respect thereto;

(iv) any failure of any Company Shareholder to have good and valid title to the issued and outstanding Company Shares issued in the name of such Company Shareholder, free and clear of all Security Interests (in which case, only the Company Shareholder failing to have such title shall be liable for indemnification and not the other Company Shareholders);

(v) any claim by a Company Shareholder or former shareholder of the Company’s equity, or any other Person, seeking to assert: (A) ownership or rights to ownership of any shares of capital stock or other securities convertible into or exercisable or exchangeable for shares of the capital stock of the Company; (B) any rights of a stockholder (other than the right to receive Consideration pursuant to this Agreement or any other rights that a Company Shareholder has under this Agreement or any document entered into or delivered in connection herewith), including any option, preemptive rights or rights to notice or to vote with respect to shares of the capital stock of the Company; or (C) any rights under the Articles of Incorporation or By-laws of the Company other than claims for indemnification as directors or officers in connection with any matter not constituting a breach of this Agreement by the Company or claims that are insured under applicable insurance coverage; provided that in the case of a claim by a Company Shareholder, only such Company Shareholder shall be liable for indemnification, and not the other Company Shareholders; and

(vi) the Taylor Matter regardless of whether the Company is the subject of any investigation, claim or charge (whether civil or criminal), or a named party in any Legal Proceeding relating thereto.

(b) For the avoidance of doubt, the provisions of Section 9.2(a) above notwithstanding, the Company Shareholders shall, severally, and not jointly or jointly and severally, indemnify the Parent Indemnified Parties with respect to Parent Indemnifiable Claims

(as defined below) and Parent Indemnifiable Losses (as defined below) arising in connection with claims made pursuant to (i) Section 9.2 (a)(i) with respect to fraud or intentional misrepresentation by a Company Shareholder, (ii) Section 9.2(a)(ii) with respect to representations and warranties made in Article III by a Company Shareholder; (iii) Section 9.2(iii) with respect to any failure to perform any covenant or agreement by a Company Shareholder, or (iv) Section 9.2(a)(iv) or (v) Section 9.2(a)(v) with respect to any claim by a Company Shareholder.

(c) Claims described in Section 9.2(a) are collectively referred to herein as “Parent Indemnifiable Claims” and Losses in respect of any such claims are referred to as “Parent Indemnifiable Losses.”

9.3. Limitations on Indemnification by Company Shareholders.

(a) Subject to the limitations and exceptions set forth in this Section 9.3, all Parent Indemnifiable Claims and Parent Indemnifiable Losses shall be satisfied first by proceeding against the Escrow Assets held by the Escrow Agent pursuant to the Escrow Agreement. To the extent that any Parent Indemnifiable Losses are paid, the Escrowed Shares, shall be valued at the closing price for the Parent’s Common Stock as of the first Business Day prior to the date on which such Escrowed Shares are delivered to Parent in satisfaction and discharge of such Parent Indemnifiable Claim. To the extent any of the limitations of Section 9.3(d) allows for indemnification of Parent Indemnifiable Losses beyond the Escrow Assets, such Parent Indemnifiable Losses shall be satisfied first by proceeding against the Escrow Assets, and thereafter for any remaining Parent Indemnifiable Losses after all Escrow Assets have been depleted, by proceeding directly against one or more Company Shareholders (subject to the provisions of Section 9.2(b)).

(b) Subject to the exceptions set forth in Section 9.3(d) below, no indemnification shall be payable by the Company Shareholders with respect to Parent Indemnifiable Losses unless and until the cumulative amount of all Parent Indemnifiable Losses exceeds $420,000 (the “Threshold Amount”) whereupon the Parent Indemnified Parties shall be entitled to recover full amount of all Parent Indemnified Losses only from the first dollar after the Threshold Amount.

(c) Subject to the exceptions set forth in Section 9.3(d) below, the maximum aggregate liability of the Company Shareholders for any and all Parent Indemnifiable Claims made pursuant to Sections 9.2(a)(ii) and 9.2(a)(iii) (other than with respect to claims made with respect to any agreement of the Company Shareholders to pay any Working Capital Deficiency pursuant to Section 1.5.2(d)(ii) or the covenants set forth in Section 5.6 (Exclusivity; Non-Circumvention) and/or 5.7(b) (Confidentiality) hereof) above shall be limited to (i) $4,500,000 (the “Company Indemnification Cap”).

(d) Any provision hereof to the contrary notwithstanding, the Parent Indemnified Parties (i) shall be entitled to dollar-for-dollar indemnification for all Losses, (ii) shall not be subject to the satisfaction of the Threshold Amount, (iii) shall not be subject to the Company Indemnification Cap, but instead shall be subject to a cap equal to the aggregate Consideration as adjusted pursuant to Section 1.5 hereof, (iv) shall be entitled to proceed against any Company Shareholder (subject to the provisions of Section 9.2(b)), and (v) shall not be subject to any limitation as to time (except as provided in Section 9.4(e)(ii) below) in seeking indemnification from the Company Shareholders with respect to any of the following (the “Parent Unlimited Indemnity Items”):

(A)	Parent Indemnifiable Losses involving a breach by the Company of the representations and warranties made in any of Sections 2.2 (Capitalization), 2.3 (Authorization), 2.10 (Tax Matters), 2.26 (Environmental Matters) or 2.30 (Financial Advisory Fees); or

(B)	Parent Indemnifiable Losses with respect to claims made by the Parent against the Company Shareholders to pay any Working Capital Deficiency in cash under Section 1.5.2(d)(ii); or

(C)	Parent Indemnifiable Losses involving a breach of the covenants set forth in Sections 5.6 (Exclusivity; Non-Circumvention) and 5.7(b) (Confidentiality)), or

(D)	Parent Indemnifiable Losses described in Sections 9.2(a)(i) or 9.2(a)(iv) – (vi).

(e) No indemnification shall be payable to a Parent Indemnified Party with respect to any Parent Indemnifiable Claim arising under Sections 9.2(a)(ii) and 9.2(a)(iii) (other than with respect to claims made with respect to any agreement of the Company Shareholders to pay any Working Capital Deficiency pursuant to Section 1.5.2(d) or the covenants set forth in Sections 5.6 and 5.7(b) hereof) asserted after the date which is fifteen (15) months after the Closing Date (the “Indemnification Expiration Date”); provided, however, that (i) any Parent Indemnifiable Claim as to which notice has been given by a Parent Indemnifiable Party to the Shareholders Representative prior to the Indemnification Expiration Date shall survive such Indemnification Expiration Date until the final resolution of such Parent Indemnifiable Claim and (ii) any Parent Indemnifiable Claim arising out of or in connection with or otherwise relating to a breach of any representation or warranty made in Sections 2.2, 2.3, 2.10, 2.26 or 2.30 or any matter described in Section 9.3(d)(B), 9.3(d)(C), or 9.3(d)(D) may be asserted until the expiration of the statute of limitations (if any) applicable to such claim.

9.4. Satisfaction of Parent Indemnification Claims.

(a) Subject to Section 9.3 and Section 9.4(b) below, in order to satisfy the indemnification obligations of the any Parent Indemnified Party with respect to Parent Indemnifiable Claims made hereunder other than those related to or arising in connection with the Taylor Matter, each Parent Indemnified Party shall have the right (i) first, to proceed directly against (A) the Escrow Shares being held in escrow pursuant to the Escrow Agreement and (B) thereafter to proceed directly against the Company Shareholders or any Company Shareholder with respect to any such claim (subject to the provisions of Section 9.2(b)); (ii) in the case of Parent Indemnifiable Claims for Parent Unlimited Indemnity Items only, to set off its indemnification claims against any and all amounts payable after the Closing Date hereunder, but only after Parent Indemnifiable Claims have been made in an aggregate amount in excess of the Escrow Shares (it being understood that any recovery described above in this subsection by any Parent Indemnifiable Party shall be made first from the Escrow Shares), or (iii) to exercise all of such rights. Any Parent Indemnification Claim relating to a breach of the Company Shareholders’ agreement under Section 1.5.2(d)(ii) to pay any Working Capital Deficiency in cash shall be satisfied in cash and not by the delivery of Escrow Shares.

(b) Any provisions of this Agreement to the contrary notwithstanding, in order to satisfy the indemnification obligations of the any Parent Indemnified Party with respect to the Parent Indemnifiable Claims relating to or arising in connection with the Taylor Matter, each Parent Indemnified Party shall have the right (i) to proceed directly against (A) first, the Taylor Escrow, (B) once Parent Indemnifiable Claims have been made against the Taylor Escrow in an aggregate amount in excess of the Taylor Escrow, the Escrow Shares being held in escrow pursuant to the Escrow Agreement, and (C) once Parent Indemnifiable Claims have been made in an aggregate amount in excess of the Taylor Escrow and the Escrow Shares, the Company Shareholders or any Company Shareholder with respect to such claim; (ii) once Parent Indemnifiable Claims have been made in an aggregate amount in excess of the Taylor Escrow and the Escrow Shares, to set off its indemnification claims against any and all amounts payable after the Closing Date hereunder, or (iii) to exercise all of such rights. The parties hereby acknowledge and agree that any recovery by any Parent Indemnifiable Party with respect to the Taylor Matter shall be made first from the Taylor Escrow and then from the Escrow Shares.

9.5. Indemnification by Parent.

(a) Parent and its successors and assigns shall indemnify the Company Shareholders (and the Company, with respect to claims made for indemnity if the Closing does not occur) and their respective successors, executors, administrators, trustees, estates, heirs and permitted assigns (each, a “Shareholder Indemnified Party” and, collectively, the “Shareholder Indemnified Parties”) in respect of, and hold them harmless against, any and all Losses sustained, incurred or suffered by the Company Shareholders or any other Shareholder Indemnified Party resulting from, relating to or constituting:

(i) fraud or intentional misrepresentation by Parent of any of Parent’s representations or warranties under this Agreement or in the Parent Disclosure Schedule, or any Exhibit or certificate delivered under this Agreement;

(ii) the failure of any representation or warranty made by Parent in this Agreement, the Parent Disclosure Schedule, or any Exhibit or certificate delivered by Parent to the Company pursuant to this Agreement to be true and correct as of the date of this Agreement or as of the Closing Date with the same effect as though such representation or warranty had been made on and as of the Closing Date, except to the extent such representation or warranty specifically relates to a date prior to the Closing Date (in which case such representation or warranty shall be true and correct as of such prior date); and

(iii) any failure to perform any covenant or agreement of Parent contained in this Agreement or any agreement or instrument furnished by Parent to the Company pursuant to this Agreement.

(b) Claims described in Section 9.5(a) are collectively referred to herein as “Shareholder Indemnifiable Claims” and Losses in respect of any such claims are referred to as “Shareholder Indemnifiable Losses.”

(c) In order to satisfy the Parent’s indemnity obligations for Shareholder Indemnifiable Claims, the Company and the Company Shareholders shall have the right to proceed against the Parent or to set off Shareholder Indemnifiable Claims against any and all amounts owed by the Parent to the Company or the Company Shareholders or to exercise all such rights.

9.6. Limitations on Indemnification by Parent.

(a) Subject to the exceptions set forth in Section 9.6(c) below, no indemnification shall be payable by the Parent with respect to Shareholder Indemnifiable Losses unless and until the cumulative amount of all Shareholder Indemnifiable Losses exceeds the Threshold Amount whereupon the Shareholder Indemnified Parties shall be entitled to recover full amount of all Shareholder Indemnified Losses only from the first dollar after the Threshold Amount.

(b) Subject to the exceptions set forth in Section 9.6(c) below, the maximum aggregate liability of the Parent for any and all Shareholder Indemnifiable Claims made pursuant to Section 9.5((a)(ii) and Section 9.5(a)(iii) (other than with respect to the covenants set forth in Section 6.2 (Confidentiality) above and claims made with respect to any agreement of the Parent to pay any Working Capital Excess pursuant to Section 1.5.2(d)(ii) above) shall be limited to $1,000,000.

(c) Any provision hereof to the contrary notwithstanding, the Shareholder Indemnified Parties (i) shall be entitled to dollar-for-dollar indemnification for all Losses, (ii) shall not be subject to the satisfaction of the Threshold Amount, (iii) shall not be subject to the indemnification cap of Section 9.6(b), and (iii) shall not be subject to any limitation as to time (except as provided in Section 9.6(d)(ii) below) in seeking indemnification from the Parent with respect to any of the following:

(A)	Shareholder Indemnifiable Losses involving a breach by the Parent of the representations and warranties made in any of Sections 4.2 (Capitalization), 4.3 (Authorization), or 4.8 (Financial Advisory Fees); or

(B)	Shareholder Indemnifiable Losses described in Section 9.5(a)(i); or

(C)	Shareholder Indemnifiable Losses based upon the failure of the Parent to pay and provide the full amount of Consideration including, without limitation, the payment of any Working Capital Excess in cash in accordance with the terms of this Agreement; or

(D)	Shareholder Indemnifiable Losses based upon the failure of the Parent to comply with the terms of Section 6.2 (Confidentiality).

(d) No indemnification shall be payable to a Shareholder Indemnified Party with respect to any Shareholder Indemnifiable Claim arising under Section 9.5(a)(ii) asserted after the Indemnification Expiration Date; provided that any Shareholder Indemnifiable Claim as to which notice has been given by a Shareholder Indemnifiable Party to the Parent prior to the Indemnification Expiration Date shall survive such Indemnification Expiration Date until the final resolution of such Shareholder Indemnifiable Claim and (ii) any Shareholder Indemnifiable Claim arising out of or in connection with or otherwise relating to a breach of any representation or warranty made in Sections 4.2, 4.3 or 4.8, or any matter described in Section 9.6(c)(B), 9.6(c)(C), and 9.6(c)(D) shall survive the Indemnification Expiration Date and may be asserted until the expiration of the statute of limitations (if any) applicable to such claim.

9.7. Indemnification Claims.

(a) Promptly after receipt by an indemnified party of notice of any claim, liability or expense to which the indemnification obligations hereunder would apply, the indemnified party shall give notice thereof in writing to the indemnifying party, but the omission to so notify the indemnifying party promptly will not relieve the indemnifying party from any liability except to the extent that the indemnifying party shall have been prejudiced as a result of the failure or delay in giving such notice. Such notice shall state the information then available regarding the amount and nature of such claim, liability or expense and shall specify the provision or provisions of this Agreement under which the liability or obligation is asserted.

(b) With respect to third party claims, if within twenty (20) days after receiving the notice described in clause (a) above the indemnifying party gives (i) written notice to the indemnified party stating that (A) it would be liable under the provisions hereof for indemnity in the amount of such claim if such claim were successful and (B) that it disputes and intends to defend against such claim, liability or expense at its own cost and expense and (ii) provides reasonable assurance to the indemnified party that such claim will be promptly paid in full if required, then counsel for the defense shall be selected by the indemnifying party (subject to the consent of the indemnified party which consent shall not be unreasonably withheld) and the indemnified party shall not make any payment or settlement with respect to such claim, liability or expense as long as the indemnifying party is conducting a good faith and diligent defense at its own expense; provided, however, that the assumption of defense of any such matters by the indemnifying party shall relate solely to the claim, liability or expense that is subject or potentially subject to indemnification. The indemnifying party shall have the right, with the consent of the indemnified party, which consent shall not be unreasonably withheld, to settle all indemnifiable matters related to claims by third parties which are susceptible to being settled provided the indemnifying parties’ obligation to indemnify the indemnified party therefor will be fully satisfied. The indemnifying party shall keep the indemnified party apprised of the status of the claim, liability or expense and any resulting suit, proceeding or enforcement action, shall furnish the indemnified party with all documents and information that the indemnified party shall reasonably request and shall consult with the indemnified party prior to acting on major matters, including settlement discussions. Notwithstanding anything herein stated, the indemnified party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, if the named parties to the action or proceeding include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the expense of separate counsel for the indemnified party shall be paid by the indemnifying party. If no such notice of intent to dispute and defend is given by the indemnifying party, or if such diligent good faith defense is not being or ceases to be conducted, the indemnified party shall, at the expense of the indemnifying party, undertake the defense of (with counsel selected by the indemnified party), and shall have the right to compromise or settle (exercising reasonable business judgment), such claim, liability or expense. If such claim, liability or expense is one that by its nature cannot be defended solely by the indemnifying party, then the indemnified party shall make available all information and assistance that the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense.

(c) With respect to non-third party claims, if within twenty (20) days after receiving the notice described in clause (a) above the indemnifying party does not give written notice to the indemnified party that it contests such indemnity, then the amount of indemnity payable for such claim shall be as set forth in the indemnified party’s notice. If the indemnifying party contests such indemnity, the parties shall attempt in good faith to reach an agreement with regard thereto within thirty (30) days of delivery of the indemnifying party’s notice. If the parties cannot reach agreement within such 30-day period, the matter may be submitted by either party for binding arbitration in accordance with the provisions of Section 12.7 hereof.

(d) Notwithstanding anything in this Agreement to the contrary:

(i) until the first to occur of (A) the termination of the Taylor Escrow and (B) the date on which the aggregate amount of Parent Indemnifiable Losses relating to or arising out of or in connection with the Taylor Matter exceeds the Taylor Escrow, all decisions and actions concerning (x) the indemnification or advancement of expenses to Taylor in connection with the Taylor Matter and any other claims by Taylor arising out of or in connection with the Taylor Matter or (y) the settlement and discharge of third party claims relating to or arising out of or in connection with the Taylor Matter shall be made by the Company Shareholders following consultation with Parent and with Parent’s consent (which shall not be unreasonably withheld or delayed), unless such settlement and discharge involves only the payment of money by the Company Shareholders (and not by the Company or Parent) in which case no such consent from the Parent shall be required. The Company Shareholders hereby covenant and agree that any settlement or compromise of any claim relating to or arising out of or in connection with the Taylor Matter shall include a complete release of any such claims against the Company, Parent and all other Parent Indemnifiable Parties.

(ii) From and after the first to occur of (A) the termination of the Taylor Escrow and (B) the date on which the aggregate amount of Parent

Indemnifiable Losses relating to or arising out of or in connection with the Taylor Matter exceeds the Taylor Escrow, all decisions and actions concerning (x) the indemnification or advancement of expenses to Taylor in connection with the Taylor Matter and any other claims by Taylor arising out of or in connection with the Taylor Matter or (y) the settlement and discharge of third party claims relating to or arising out of or in connection with the Taylor Matter shall be made by the Parent following consultation with the Shareholders’ Representative and with the Shareholder Representative’s consent (which shall not to be unreasonably withheld or delayed). The Parent hereby covenants and agrees that any settlement or compromise of any claim relating to or arising out of or in connection with the Taylor Matter shall include a complete release of any such claims against the Company Shareholders.

(iii) Each of the Company Shareholders, on one hand, and Parent, on the other, agrees to keep the other reasonably apprised of the status of any claim, liability or expense relating to or arising out of or in connection with the Taylor Matter and to provide to the other such documents and information that may be reasonably requested relating thereto.

9.8. No Right of Contribution; Damage Calculation.

(a) No Company Shareholder shall have any right of contribution against the Company or Parent with respect to any breach by the Company of any of its representations, warranties, covenants or agreements.

(b) Any payments made to an Indemnified Party pursuant to this Article IX or pursuant to the Escrow Agreement shall be treated as an adjustment to the Consideration for tax purposes.

(c) Any insurance proceeds actually collected, net of all fees and costs of collection and any applicable deductibles pertaining to such insurance proceeds, with respect to the claims underlying an indemnified party’s Losses and paid to such Indemnified Party, shall reduce the amount of such Losses constituting Indemnifiable Losses on a dollar-for-dollar basis

9.9. Third Party Beneficiaries. Each Parent Indemnified Party and Shareholder Indemnified Party not a party to this Agreement shall nevertheless be a third party beneficiary of the terms and provisions of this Article IX.

9.10. Sole Remedy. From and after the date of this Agreement, the sole and exclusive remedy of the Parties with respect to any claim for monetary damages arising out of or in connection with any breach of this Agreement or any other Transaction Document shall be the indemnification provisions set forth in this Article IX; provided, however, that each Party shall have all rights and remedies which may be available to such Party at law or in equity with respect to any non-monetary claim or any claim alleging fraud, or a willful breach of this Agreement or any other Transaction Document.

ARTICLE X

TERMINATION

10.1. Termination of Agreement. The Parties may terminate this Agreement prior to the Closing, as provided below:

(a) the Parties may terminate this Agreement by mutual written consent; and

(b) either Party may terminate upon sixty (60) days prior written notice (such notice a “Termination Notice”); provided that (i) any Termination Notice delivered prior to the date (the “Six-Month Date”) which is six (6) months after the date of this Agreement shall be void and of no force or effect and (ii) the right to terminate this Agreement under this Section 10.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the transactions contemplated hereby to occur on or before the Six-Month Date).

10.2. Effect of Termination. If any Party terminates this Agreement pursuant to Section 10.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party; provided, however, that (a) the provisions of this Article X, Sections 5.6(b), 5.7(b), 6.2 (excluding the second sentence), and Article XII shall survive any termination of this Agreement; (b) nothing herein shall relieve any Party from any liability for a material error or omission in any of its representations or warranties contained herein or a material failure to comply with any of its agreements, covenants or obligations hereunder and (c) any Party may proceed as further set forth in Section 10.3 below.

10.3. Right to Proceed. Any provision (other than Section 7.4 (Consummation of Transaction) of this Agreement) of this Agreement to the contrary notwithstanding, if any of the conditions specified in Section 8.1 or Section 8.2 have not been satisfied, Parent shall have the right to proceed with the transactions contemplated hereby without waiving any of its rights hereunder (unless the Company shall have determined not to consummate such transactions due to a failure of a condition under Section 8.1 or 8.3), and if any of the conditions set forth in Section 8.1 or Section 8.3 hereof have not been satisfied, the Company shall have the right to proceed with the transactions contemplated hereby without waiving any of its rights hereunder (unless the Parent shall have determined not to consummate such transactions due to a failure of a condition under Section 8.1 or 8.2).

ARTICLE XI

DEFINITIONS

For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

“Acquisition Proposal” has the meaning set forth in Section 5.7(a) hereof.

“Affiliate” shall mean, as to any Person, any other Person controlling, controlled by or under common control with such Person.

“Agreement” has the meaning set forth in the first paragraph hereof.

“Antitrust Division” has the meaning set forth in Section 7.2 hereof.

“Base Balance Sheet” shall mean the audited combined balance sheet of the Company as of the Base Balance Sheet Date.

“Base Balance Sheet Date” shall mean December 31, 2010.

“Canadian Contract” has the meaning set forth in Section 2.17 hereof.

“CERCLA” shall mean the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Certificates” has the meaning set forth in Section 1.4 hereof.

“Closing” has the meaning set forth in Section 1.2 hereof.

“Closing Date” has the meaning set forth in Section 1.2 hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Shares” shall mean the shares of Company Common Stock.

“Company” shall have the meaning set forth in the first paragraph of this Agreement.

“Company Certificate” shall mean a certificate to the effect that each of the conditions specified in clause (a) of Section 8.1 and clauses (a) through (f) (insofar as clause (f) relates to Legal Proceedings involving the Company) of Section 8.2 is satisfied in all respects.

“Company Debt” shall mean and include all of the interest-bearing indebtedness for borrowed money of the Company that would be properly classified as long-term debt (other than the current portion of any such long-term debt) on a balance sheet of the Company, prepared in accordance with GAAP as of any date; provided that Company Debt shall not include any amounts owed by the Company under any long term leases.

“Company EBITDA” has the meaning given in Section 1.5.1.

“Company Disclosure Schedule” shall mean the disclosure schedule provided by the Company to Parent on the date hereof and accepted in writing by Parent.

“Company Financial Statements” shall mean the audited balance sheets and statements of income, changes in stockholders’ equity and cash flows of the Company as of the end of and for the Company’s fiscal years 2007, 2008, 2009 and 2010 (when delivered), certified by Tyler, Simms and St. Sauveur, P.C. with respect to 2007 and by McGladrey with respect to 2008, 2009 and 2010.

“Company Forecasts” has the meaning set forth in Section 2.7(b) hereof.

“Company Intellectual Property” shall mean the Intellectual Property owned or used by or licensed to the Company.

“Company Indemnification Cap” has the meaning set forth in Section 9.3(c) hereof.

“Company Knowledge” or “Knowledge of the Company” or similar words mean to the actual knowledge of the Richard Bolduc, Nicholas Anderle or Richard Mann following reasonable inquiry.

“Company Lender” shall mean any financial institution, bank, commercial lender, insurance company or other Person providing Company Debt.

“Company Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, (i) the business, assets, liabilities, capitalization, condition (financial or other), results of operations or prospects of the Company or (ii) the Company’s ability to consummate the transactions contemplated by this Agreement without material delay; provided, however, that in the case of clause (i) only, none of the following, either alone or in combination shall be considered in determining whether there has been a breach of a representation, warranty, covenant or agreement that is qualified by the term “Company Material Adverse Effect”: (a) general economic, political or industry conditions or events, circumstances, changes or effects; or (b) a material worsening of current conditions caused by acts of terrorism or war (whether or not declared) occurring after the date of this Agreement.

“Company Plan” shall mean any Employee Benefit Plan maintained, or contributed to, by the Company or any ERISA Affiliate for the benefit of any current or former employee of the Company or ERISA Affiliate in the last five years.

“Company Shares” shall mean the shares of Company Common Stock.

“Company Stock Plan” shall mean any stock option plan (including without limitation, the Option Plan) or any other stock or equity-based compensation plan of the Company.

“Company Shareholders” shall mean the holders of record of Company Shares immediately prior to the Closing, each of which is a signatory hereto.

“Confidentiality Agreement” has the meaning set forth in Section 5.8 hereof.

“Consent Agreement” shall mean that certain Consent, Non-Solicitation and Standstill Agreement, dated as of November 5, 2010, by and between Parent and the Company.

“Consideration” shall have the meaning set forth in Section 1.4(d)(vii).

“Customer” has the meaning set forth in Section 2.18 hereof.

“Customer Contract” has the meaning set forth in Section 2.18 hereof.

“Customer Termination” has the meaning set forth in Section 2.18 hereof.

“Employee Benefit Plan” shall mean any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of

ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation or benefits, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation, post-retirement compensation any compensation policy or practice (including, without limitation sick and vacation pay policies or practices), any educational assistance arrangements or policies, any plan governed by Section 125 of the Code, any fringe benefit (including, without limitation, company cars) and any change of control arrangements or policies.

“Environmental Law” shall mean any federal, state or local law, statute, rule, order, directive, judgment, Permit or regulation or the common law relating to the environment, occupational health and safety, or exposure of persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to: (i) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (v) transfer of interests in or control of real property which may be contaminated; (vi) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (vii) the protection of wild life, marine life and wetlands, and endangered and threatened species; (viii) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (ix) health and safety of employees and other persons. As used above, the term “release” shall have the meaning set forth in CERCLA.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity which is a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (3) an affiliated service group (as defined under Section 414(m) of the Code) or other group (as provided under the regulations under Section 414(o) of the Code), any of which includes the Company.

“Escrow Agreement” has the meaning set forth in Section 1.7 hereof.

“Escrow Agent” has the meaning set forth in Section 1.7 hereof.

“Escrow Assets” has the meaning set forth in Section 1.7 hereof.

“Escrow Cash” means an amount of cash deposited in the Taylor Escrow under Section 1.7 hereof equal to $2,000,000.00; provided that, (i) in the event that the Company enters into a settlement agreement with the U.S. Department of Justice or other appropriate federal Governmental Entity relating to or arising out of the Taylor Matter and pays in full all amounts payable under such settlement agreement at or prior to the Closing, the amount of cash deposited in the Taylor Escrow shall be reduced by $1,350,000, and if the Company has paid any such settlement in part as of the Closing, the escrow reduction shall be equal to such partial payment (not to exceed $1,350,000 in the aggregate); (ii) if the Company pays all amounts outstanding (including all principal and accrued, unpaid interest) under the Taylor Obligation at or prior to Closing, the amount of cash deposited in the Taylor Escrow shall be reduced by $400,000; and (iii) to the extent that the Company has paid at or prior to the Closing any other Losses arising out of or relating to the Taylor Matter, the Parties shall negotiate in good faith with respect to any further reduction of the amount to be deposited in the Taylor Escrow at the Closing.

“Escrow Stock” has the meaning set forth on Section 1.7 hereof.

“Federal Contract” has the meaning set forth in Section 2.17 hereof.

“Federal or SLED Contract Termination” has the meaning set forth in Section 2.17.

“FS” shall mean fusionstorm, a Delaware corporation.

“FS Acquisition” shall have the meaning set forth in the Recitals hereto.

“FTC” has the meaning set forth in Section 7.2 hereof.

“GAAP” shall mean United States generally accepted accounting principles, consistently applied.

“GHT” shall mean GlassHouse Technologies, Inc., a Delaware corporation.

“Governmental Entity” has the meaning set forth in Section 2.4 hereof.

“GTRI” shall mean Global Technology Resources, Inc., a Colorado corporation.

“HIPAA” shall have the meaning set forth in Section 2.25(b).

“HSR Act” has the meaning set forth in Section 2.4 hereof.

“HSR Filing” has the meaning set forth in Section 5.5 hereof.

“Intellectual Property” shall mean all:

(a) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility model and certificate of invention and design patents (“Patents”);

(b) trademarks, service marks, trade dress, Internet domain names, logos, trade names and corporate names and registrations and applications for registration thereof (“Trademarks”);

(c) copyrightable works, copyrights and registrations and applications for registration thereof and renewal rights therefore;

(d) mask works and registrations and applications for registration thereof;

(e) schematics, computer software, firmware, technology and data;

(f) trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information;

(g) all documentation, records, programmers’ notes and files relating to design, end-user documentation, manufacturing, quality control, sales, marketing or customer support for all intellectual property described herein; and

(h) other proprietary rights relating to any of the foregoing (including remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions).

“Internal Systems” shall mean the internal systems of the Company that are used in its business or operations, including computer hardware systems, software applications and embedded systems.

“Interim Balance Sheet” shall mean an unaudited balance sheet of the Company as of the last day of any month.

“Interim Financial Statements” shall mean, as of any date, an Interim Balance Sheet as of such date and the Interim Income Statement for the period then-ended.

“Interim Income Statement” shall mean unaudited statements of income and cash flows of the Company for the month then-ended and for the Company’s fiscal year-to-date.

“IPO” has the meaning set forth in the Recitals hereto and Section 1.4(d)(i).

“IPO Price” has the meaning set forth in Section 1.4(d)(ii).

“IT Products and Services” has the meaning set forth in Section 2.17.

“Key Vendor” has the meaning set forth in Section 2.8(m) hereof.

“Lease” shall mean any lease or sublease pursuant to which the Company leases or subleases from another party any real property.

“Leased Real Property” means any real property occupied, used or operated by the Company subject to a Lease.

“Legal Proceeding” shall mean any action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator.

“Losses” shall mean any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including, without limitation, amounts paid in settlement, interest, court costs, reasonable costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation, arbitration or other dispute resolution proceedings relating to an action brought by any third party or to an indemnification claim under Article IX).

“Materials of Environmental Concern” shall mean any: pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any law, statute, rule, regulation, order, Permit, or directive due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.

“MCPc” shall mean MCPc, Inc., an Ohio corporation.

“Option” shall mean each outstanding option to purchase or acquire Common Shares, whether issued by the Company pursuant to the Option Plan or otherwise.

“Ordinary Course of Business” shall mean the ordinary course of business consistent with Company policy, custom and practice (including with respect to frequency and amount).

“Parent” shall have the meaning set forth in the first paragraph of this Agreement.

“Parent Certificate” shall mean a certificate to the effect that each of the conditions specified in clauses (b) through (d) of Section 8.1 and clauses (a) through (e) of Section 8.3 is satisfied in all respects.

“Parent Common Stock” has the meaning set forth in Section 4.2 hereof.

“Parent Disclosure Schedule” shall mean the disclosure schedule provided by Parent to the Company on the date hereof and accepted in writing by the Company.

“Parent Indemnifiable Claims” has the meaning set forth in Section 9.2 hereof.

“Parent Indemnifiable Losses” has the meaning set forth in Section 9.2 hereof.

“Parent Indemnified Parties” shall have the meaning set forth in Section 9.2.

“Parent Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, the business, assets, liabilities, capitalization, condition (financial or other), or results of operations of Parent.

“Parent Shares” has the meaning set forth in Section 1.4(d)(vii) hereof.

“Parent Unlimited Indemnity Items” has the meaning set forth in Section 9.4(d).

“Parties” shall mean Parent, the Company and the Company Shareholders.

“Patents” shall have the meaning set forth in the definition of Intellectual Property, above.

“Permits” shall mean all permits, licenses, registrations, accreditations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity (including those issued or required by the Department of Defense or the Department of Commerce, Environmental Laws and those relating to the occupancy or use of owned or leased real property).

“Person” shall mean and include any corporation, limited liability company, partnership, association, Governmental Entity or natural person.

“Pre-Closing Tax Periods” means all taxable periods of the Company ending on or before the Closing Date.

“Pre-Closing Taxes” means all Taxes of the Company for all Pre-Closing Tax Periods, and, with respect to any taxable period that includes but does not end on the Closing Date (a “Straddle Period”), all Taxes that relate to the portion of such Straddle Period ending on the Closing Date. The amount of any Straddle Period Tax that relates to the portion of such Straddle Period ending on the Closing Date shall (i) in the case of any income Taxes, be deemed equal to the amount which would be payable if (x) the Straddle Period ended on and included the Closing Date and (y) any transactions outside the ordinary course of business occurring on the Closing Date after the transfer of the Shares were treated as being allocable to the portion of the Straddle Period beginning after the Closing Date and (ii) in the case of other Taxes the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

“Prime Contractor” with respect to any Federal Contract, SLED Contract, Canadian Contract or Customer Contract, means the Person having full and direct responsibility for the completion of all tasks under such contract.

“Pro Rata Portion” has the meaning set forth in Section 1.4 hereof.

“Prospectus” has the meaning set forth in Section 1.4(d)(iv) hereof.

“Registration Statement” has the meaning set forth in Section 1.4(d)(vi) hereof.

“Related Acquisitions” has the meaning set forth in the Recitals to this Agreement.

“SEC” shall mean the Securities and Exchange Commission or any successor Governmental Entity performing the functions thereof.

“Securities Act” shall mean the Securities Act of 1933, as amended and in effect.

“Security Interest” shall mean any mortgage, deeds of trust, lien (statutory or other), pledge, security interest, charge or other encumbrance of any kind or nature.

“Security Instrument” shall mean any document, agreement or instrument establishing, forming the basis of, creating or imposing any Security Interest.

“Shareholder Indemnifiable Claim” has the meaning set forth in Section 9.5 hereof.

“Shareholder Indemnifiable Losses” has the meaning set forth in Section 9.5 hereof.

“Shareholder Indemnified Party” has the meaning set forth in Section 9.5 hereof.

“Software” shall mean any software owned or licensed by the Company.

“Shareholders’ Representative” has the meaning set forth in Section 1.14 hereof.

“SLED Contract” has the meaning set forth in Section 2.17.

“Subsidiary” shall mean any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which the Company, (or another Subsidiary of the Company) holds stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

“Taxes” shall mean all taxes, charges, fees, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment, insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

“Tax Matter” has the meaning set forth in Section 5.11(d) hereof.

“Tax Returns” shall mean all reports, returns, declarations, or statements required to be supplied to a taxing authority in connection with Taxes.

“Taylor Escrow” shall have the meaning set forth in Section 1.7 hereof.

“Taylor Matter” shall mean the investigation of Breck A. Taylor and/or the Company with respect to certain business practices of Mr. Taylor by the United States Department of Justice initiated on or about May 13, 2008, described in Section 2.22 of the Company Disclosure

Schedule, together with the related Oracle Corporation claim and any claim of any other party to the extent that it arises out of or is based upon Mr. Taylor’s acts or omissions that are the subject matter of such investigation.

“Taylor Obligation” shall mean the obligations of the Company pursuant to that certain Promissory Note, issued as of August 27, 2008 by the Company to Mr. Taylor.

“Term Agreement” shall mean (i) any contract or agreement commonly known as, or falling into categories commonly known as, “Indefinite Delivery, Indefinite Quantity” (“IDIQ”), “Government Wide Acquisition Contracts” (“GWAC”), “GSA Multiple Award Schedule,” “Blanket Purchase Agreement” (“BPA”), or “Master Agency Contract” (“MAC”), which are agreements for a period of time or open-ended, and do not include, without limitation, single purchase order agreements.

“Threshold Amount” has the meaning set forth in Section 9.3 hereof.

“Trademarks” shall have the meaning set forth in the definition of Intellectual Property, above.

“Transaction Document” shall mean and include this Agreement and each other agreement, document or instrument executed and delivered by the Company, any Company Shareholder or Parent as required by this Agreement.

“Transaction Expenses” shall mean and include, as to any Party hereto, all costs, fees and expenses incurred by such Party in connection with the preparation and negotiation of this Agreement and each other Transaction Document and the consummation of the transactions contemplated hereby, including, without limitation, filing fees and legal and accounting expenses.

“Vendor” has the meaning set forth in Section 2.8(m) hereof.

“Vendor Contract” has the meaning set forth in Section 2.18 hereof.

“Vendor Termination” has the meaning set forth in Section 2.18 hereof.

“Underwriter’s Lock-Up” shall mean a customary and reasonable agreement restricting the direct or indirect transfer, donation, sale, assignment, pledge, hypothecation, grant of a security interest, disposal or attempted disposal of any shares of Parent Common Stock for a period of up to 180 days as the underwriters of the IPO may reasonably request.

“Warrant” shall mean each outstanding warrant or other contractual right to purchase or acquire Company Shares, provided that Options shall not be considered Warrants.

ARTICLE XII

MISCELLANEOUS

12.1. Alternative Structure. Any provision hereof to the contrary notwithstanding, prior to the Closing, Parent shall be entitled to revise the structure of the transactions contemplated hereby, including, without limitation, by assigning all of Parent’s rights and obligations under this Agreement and each other Transaction Document, to any Affiliate of Parent that is at least as creditworthy as Parent; provided that under such revised structure or assignment the transactions contemplated hereby shall (a) qualify as or be treated as part of an exchange under Section 351 of the Code or as part of such an exchange and not subject any Company Shareholder to a material increase in or the earlier payment of any federal income tax liability or change the amount or delay the receipt of the consideration to be received by any Company Shareholder; (b) be capable of consummation in as timely a manner as the transactions contemplated hereby and (c) not diminish the economic return to the Company Shareholders. This Agreement and any related document, instrument or agreement shall be appropriately amended to reflect any such revised structure or assignment.

12.2. Transaction Expenses. Except as otherwise specifically provided herein, each of the Parties hereto shall bear its own Transaction Expenses. The foregoing notwithstanding, Parent shall pay to McGladrey the fees, costs, and expenses relating to the McGladrey Audits. The Company shall pay TSS in connection with the audit by TSS of the Company’s fiscal year ended December 31, 2010.

12.3. Press Releases and Announcements. No press release or public disclosure (whether written or oral and in any media) relating to the transactions contemplated hereby shall be made by any Party without the prior knowledge and written consent of Parent and the Company provided that the disclosure by the Company and the Company Shareholders of such transactions to Company employees and advisors on a confidential basis in connection with the preparation, negotiation, execution and delivery of this Agreement (including related Exhibits and the Company Disclosure Schedule) and the other Transaction Documents, the assembly of due diligence materials requested by Parent, and the performance of the Company’s obligations hereunder and thereunder shall not constitute a public disclosure. The foregoing notwithstanding, neither disclosure of information to any underwriter that is a party to a confidentiality agreement with Parent, nor the filing of the Registration Statement (or the filing of any other document with any Governmental Entity in connection with the IPO), nor the distribution of the related Prospectus (whether in preliminary or final form), nor any selling activity conducted by Parent or the underwriters in connection with the IPO, including, without limitation, those activities conducted as part of a so-called road show, shall be construed or deemed to be press releases or public disclosures requiring the approval of the Company.

12.4. No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that the Company Shareholders shall be third party beneficiaries of, and, subject to the provisions of Section 1.14 hereof, have full rights to enforce as if they were direct parties to this Agreement, (a) the provisions in Article I concerning payment and issuance of the Consideration, and (b) the provisions of Article IX concerning indemnification, and (c) any other rights of the Company Shareholders described or referred to herein; and provided further that the present and former directors and officers of the Company, their heirs, and their representatives, shall be third party beneficiaries of, and have full rights to enforce as if they were direct parties to this Agreement, the provisions of Section 6.6.

12.5. Entire Agreement. This Agreement (including the documents referred to herein), the Confidentiality Agreement and the Consent Agreement constitute the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof or thereof. For the avoidance of doubt, the Consent Agreement and the Confidentiality Agreement shall survive the execution and delivery of this Agreement.

12.6. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Except as set forth in Section 12.1, no Party may assign any of its rights or delegate any of its performance obligations hereunder without the prior written approval of the other Parties; provided that Parent may assign its rights, interests and obligations hereunder to an Affiliate of Parent (subject to the requirements of Section 12.1). Any purported assignment of rights or delegation of performance obligations in violation of this Section 12.6 is void.

12.7. Specific Performance. The Parties agree that it would be difficult to measure damages which might result from a breach of this Agreement by the Company or the Company Shareholders and that money damages may be an inadequate remedy for such a breach. Accordingly, if prior to Closing, there is a breach or a proposed breach of any provision of this Agreement by the Company or any Company Shareholder, and the Parties do not elect to terminate this Agreement pursuant to the Transaction Documents, Parent shall be entitled, in addition to any other rights or remedies it may have (whether at law or in equity) to seek specific performance of the covenants and agreements hereunder or other appropriate equitable remedy which may be available in equity to the extent equitable principles allow such a remedy.

12.8. Dispute Resolution.

(a) Any dispute arising out of or relating to this Agreement or the breach, termination or validity hereof shall be finally settled solely and exclusively by arbitration conducted expeditiously in accordance with the CPR Institute for Dispute Resolution Rules for Nonadministered Arbitration of Business Disputes (the “CPR Rules”). The CPR Institute for Dispute Resolution shall appoint a neutral advisor from its Panels of Distinguished Neutrals. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§1-16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be Boston, Massachusetts. Such proceedings shall be administered by the neutral advisor in accordance with the CPR Rules as he/she deems appropriate, however, such proceedings shall be guided by the following agreed upon procedures:

(i) Mandatory exchange of all relevant documents, to be accomplished within forty-five (45) days after the initiation of the procedure;

(ii) No other discovery;

(iii) Hearings before the neutral advisor which shall consist of a summary presentation by each side of not more than three (3) hours; such hearings to take place over not more than two (2) days; and

(iv) The decision is to be rendered not later than ten (10) days after such hearings have been completed

(b) Each of the parties hereto (i) hereby unconditionally and irrevocably submits to the jurisdiction of any United States District Court of competent jurisdiction located in Boston, Massachusetts for the purpose of enforcing the award or decision in any such proceeding and (b) hereby waives, and agrees not to assert in any civil action to enforce the award, any claim that it is not subject personally to the jurisdiction of the above-named court, that its property is exempt or immune from attachment or execution, that the civil action is brought in an inconvenient forum, that the venue of the civil action is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (c) hereby waives and agrees not to seek any review by any court of any other jurisdiction which may be called upon to grant an enforcement of the judgment of any such court. Each of the parties hereto hereby consents to service of process by certified mail at the address to which notices are to be given. Each of the parties hereto agrees that its submission to jurisdiction and its consent to service of process by mail is made for the express benefit of the other parties hereto. Final judgment against any party hereto in any such action, suit or proceeding may be enforced in other jurisdictions by suit, action or proceeding on the judgment, or in any other manner provided by or pursuant to the laws of such other jurisdiction; provided, however, that any party may at its option bring suit, or institute other judicial proceedings, in any state or federal court of the United States or of any country or place where the other parties or their assets, may be found.

12.9. Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by delivery of signatures by facsimile or other electronic means.

12.10. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

12.11. Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Company:	Copy to:
Red River Computer Co., Inc.	David K. Fries
21 Water Street	Cleveland, Waters and Bass, P.A.
Suite 500	Two Capital Plaza, 5th Floor
Claremont, NH 03743 Attention: Richard Bolduc	P.O. Box 1137 Concord, NH 03302-1137
Facsimile:	Facsimile: 603-224-6457

If to Parent:	Copy to:
Synergy Acquisition Corp.	Paul Bork
8 Cedar Street Suite 54A Woburn, MA 01801 Attention: James L. Monroe	Foley Hoag LLP Seaport West 155 Seaport Boulevard Boston, MA 02210
Facsimile: 781-782-1905	Facsimile: 617-832-7000

If to the Company Shareholders:

Richard A. Bolduc Red River Computer Company, Inc. 21 Water Street Suite 500 Claremont, NH 03743 Facsimile: 603-448-8844

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

12.12. Governing Law. All matters arising out of or relating to this Agreement and the transactions contemplated hereby (including without limitation its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

12.13. Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Closing. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

12.14. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

12.15. Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(a) Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(b) Any reference herein to “including” shall be interpreted as “including without limitation”.

(c) Any reference to any Article, Section or paragraph shall be deemed to refer to an Article, Section or paragraph of this Agreement, unless the context clearly indicates otherwise.

12.16. Further Assurances. At any time and from time to time after the Closing, as requested by any Party hereto, the other Party shall promptly execute and deliver, or cause to be executed or delivered, all such documents, instruments and certificates, and shall take, or cause to be taken, all such further or other actions, as are reasonably necessary to evidence and effectuate the transactions contemplated by this Agreement. In furtherance, and not in limitation of the foregoing, the Company may, at any time after the Closing, take any action, including executing and delivering any document, in the name and on behalf of either the Company, in order to consummate the transactions contemplated by this Agreement.

12.17. Counsel. Each Party hereto has been represented by its own counsel in connection with the negotiation and preparation of this Agreement, and, consequently, each Party hereby waives the application of any rule of law that would otherwise be applicable in connection with the interpretation of this Agreement, including but not limited to any rule of law to the effect that any provision of this Agreement shall be interpreted or construed against the Party whose counsel drafted that provision.

[Signature page(s) follow.]

IN WITNESS WHEREOF, the Parties have executed the Agreement as of the date first above written.

PARENT:

SYNERGY ACQUISITION CORP.

By:	/s/ James L. Monroe
Name:	James L. Monroe
Title:	Chairman

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the Parties have executed the Agreement as of the date first above written.

COMPANY:

RED RIVER COMPUTER CO., INC.

By:	/s/ Richard A. Bolduc
Richard A. Bolduc
Chief Executive Officer

SHAREHOLDERS’ REPRESENTATIVE:

/s/ Richard A. Bolduc
Name:	Richard A. Bolduc

COMPANY SHAREHOLDERS

/s/ Nicholas M. Anderle
Nicholas M. Anderle, individually and as Trustee of The Nicholas M. Anderle Revocable Trust of 2009 u/i/d 08/25/2009

/s/ Richard A. Bolduc
Richard A. Bolduc, individually and as Trustee of the Richard A. Bolduc Family Trust, u/i/d 01/18/1999

/s/ Richard K. Mann
Richard K. Mann, individually and as Trustee of the Richard K. Mann Revocable Trust u/i/d 10/10/2003

[Signature Page to Stock Purchase Agreement]

EXHIBIT A-1

Shareholder	Company Shares and Percentage Interest	Total Cash	Total Parent Common Stock	Escrowed Cash	Escrowed Parent Common Stock	Cash at Closing	Parent Common Stock at Closing
The Nicholas M. Anderle Revocable Trust of 2009 u/i/d 08/25/2009	500 shares 33.333%

Richard A. Bolduc Family Trust, u/i/d 01/18/1999	500 shares 33.333%

Richard K. Mann Revocable Trust u/i/d 10/10/2003	500 shares 33.333%

Exhibit A-2

Note 3: Net Cash at closing

Cash
Total Cash Paid at closing	26,000,000

DEDUCTIONS - Pre TAX
L-T Debt (see detail below)	0
Any other interest bearing L-T Debt (excluding Capital Leases)	0

Escrow estimate for Taylor Issue	1,000,000

Net Cash at Closing:	25,000,000

L-T Debt Detail

10-Dec
L-T Treas Stock - Repur	0
L-T Promissory Note - RE	0

Exhibit A-3

Note 1: EBITDA 2010 Calculation

Net Operating Income	6,005,725
Add Back:
Depreciation	374,697
Extraordinary legal fees associated with Taylor Investigation 2010	383,570
Partner Comp (Richard Mann, Nick Anderle) - 2010	856,173
Partner T&E (Richard Mann, Nick Anderle) - 2010	232,740
—

Target EBITDA Calc	7,852,905
Monroe EBITDA Target (90% Of $6.5mm)	$5,850,000

Exhibit A-4

Note 2: Working Capital Calculation

Dec-10
Summary WORKING CAPITAL Calculation
ASSETS
Current Assets:
Cash & Equivalents	841
Accounts Receivables	61,152,964
Other Current Assets	15,681,108

Total Current Assets	76,834,913

LIABILITIES
Current Liabilities:
Accounts Payable	-51,570,505
Accounts Payable - GE Cap or Castle Pines financing	0
Capital Leases Payable-S/T	-214,754
Accrued Liabilities	-1,609,599
TDBank or other Asset Based Financing LOC	-18,252,114
Other Current Liabilities	-999,534

Total Current Liabilities	-72,646,506

WORKING CAPITAL Calculation	4,188,407
Working Capital Target at ipo closing date	4,500,000

Current assets and current liability detailed line items are below.

EXHIBIT B

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (“Agreement”) is made and entered into as of [            ], 2011, by and between Synergy Acquisition Corp., a Delaware corporation (“Parent”); and [                    ], as the representative (the “Company Shareholders’ Representative”), of the Persons identified from time to time on Schedule 1 hereto; and U.S. Bank National Association, a national banking association (the “Escrow Agent”), as escrow agent. The Parent and the Company Shareholders’ Representative are sometimes referred to herein, collectively, as the “Interested Parties.”

RECITALS

WHEREAS, Parent and Company entered into a certain Stock Purchase Agreement, dated as of June     , 2011 (the “Stock Purchase Agreement”), which provides, among other things, that (i) Parent shall acquire all of the issued and outstanding capital stock of the Company and (ii) certain consideration is to be delivered to the Company Shareholders;

WHEREAS, the Stock Purchase Agreement contemplates the establishment of an escrow fund to secure (x) certain rights of the Parent Indemnified Parties and (y) the performance by the Company Shareholders of certain obligations to indemnify the Parent Indemnified Parties;

WHEREAS, pursuant to Section 1.11 of the Stock Purchase Agreement, [                    ] has been appointed by the Company Shareholders to serve as the Company Shareholders’ Representative in connection with all matters under this Agreement; and

WHEREAS, the Interested Parties wish to engage the Escrow Agent to act, and the Escrow Agent is willing to act, as escrow agent hereunder and, in that capacity, to hold, administer and distribute the property deposited in escrow hereunder in accordance with, and subject to, the terms of this Agreement.

AGREEMENT

The parties, intending to be legally bound, agree as follows:

Section 1. Definitions.

For purposes of this Agreement, each word or phrase listed below shall have the meaning designated. Other words or phrases used in this Agreement may be defined in the context in which they are used, and shall have the respective meaning there designated.

“Arbitrator” shall mean the arbitrator appointed pursuant to Section 12.8 of the Stock Purchase Agreement to resolve a dispute between Parent and the Company Shareholders’ Representative or any Company Shareholder.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which Escrow Agent is closed.

“Closing Date” shall mean the date of the closing of the transactions contemplated by the Stock Purchase Agreement and the IPO.

“Company” shall mean                     , a New Hampshire corporation.

“Company Shareholder” shall mean and include each holder of shares of the capital stock of the Company.

“IPO” means Parent’s sale of shares of Parent Common Stock in a firm commitment fully underwritten public offering.

“IPO Price” shall mean the price per share of Parent Common Stock to the public in the IPO disregarding any underwriter’s discount or commission.

“Losses” shall mean                     .

“Parent Common Stock” shall mean the common stock, par value $0.01 per share, of Parent.

“Parent Indemnified Party” shall mean and include each Person entitled to indemnification pursuant to Section 9.2 of the Stock Purchase Agreement.

“Parent Shares” shall mean shares of Parent Common Stock comprising a portion of the consideration payable to the Company Shareholders pursuant to the Stock Purchase Agreement.

“Person” shall mean any corporation, limited liability company, partnership, association, trust or other entity or any natural person.

“Taylor Matter” shall mean the investigation of Breck A. Taylor and/or the Company with respect to certain business practices of Mr. Taylor by the United States Department of Justice initiated on or about May 13, 2008, together with the related Oracle Corporation claim and any claim of any other party to the extent that it arises out of or is based upon Mr. Taylor’s acts or omissions that are the subject of such investigation.

Section 2. Escrow and Related Matters.

2.1 Cash Placed in Escrow. On the Closing Date, Parent shall deliver to the Escrow Agent the amount of [                    ] ($            ) (the “Escrowed Cash”) by wire transfer of immediately available funds. The Escrow Agent agrees to accept delivery of the Escrowed Cash and to hold the Escrowed Cash in an escrow account (such account, the “Taylor

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Escrow Account”) subject to the terms and conditions of this Agreement. The Taylor Escrow Account shall secure certain indemnification obligations of the Company Shareholders with respect to the Taylor Matter. Each Company Shareholder shall thereby contribute to the Taylor Escrow Account an amount of cash equal to the percentage interests set forth on Schedule 1 attached hereto. Such percentage interest is referred to herein as such Company Shareholder’s “Proportionate Interest.”

2.2 Shares Placed in Escrow. On the Closing Date, Parent shall issue, and cause to be delivered to the Escrow Agent, that number of Parent Shares (the “Escrowed Shares”) equal to $4,500,000 divided by the IPO Price. Each Company Shareholder shall thereby contribute to the Escrowed Shares, a number of Parent Shares equal to such Company Shareholder’s Proportionate Interest. Although the Escrowed Shares shall be issued to the Escrow Agent or its nominee, all Escrowed Shares shall be held by the Escrow Agent for the benefit of the Company Shareholders. The parties hereto agree that for federal income tax purposes, the Company Shareholders will own the Escrowed Shares as of the Closing Date.

2.3 Escrowed Shares. The Escrow Agent agrees to accept delivery of the Escrowed Shares and to hold the Escrowed Shares in an escrow account (such account, the “General Escrow Account”), subject to the terms and conditions of this Agreement. The Escrowed Cash, the Escrowed Shares and any other cash or property held in either the Taylor Escrow Account or the General Escrow Account are referred to herein as the “Escrowed Assets.” The Taylor Escrow Account and the General Escrow Account are sometimes referred to herein collectively as the “Escrow Account.”

2.4 Permitted Investments. With respect to any cash comprising a portion of the Escrowed Assets (whether held in the Taylor Escrow Account or the General Escrow Account), the Escrow Agent is herein directed and instructed to initially invest and reinvest such cash in the investment indicated on Schedule 2 hereto. With the execution of this Agreement, the Interested Parties acknowledge receipt of prospectuses and/or disclosure materials associated with such investment vehicle, either through means of hardcopy or via access to the website associated with the investment selected by the Interested Parties. The Interested Parties acknowledge that they have discussed the investment set forth on Schedule 2 and are in agreement as to such investment. Parent and the Company Shareholders’ Representative may provide instructions changing the investment of cash comprising a portion of the Escrowed Assets (subject to applicable minimum investment requirements) by the furnishing of joint written instructions from Parent and the Company Shareholders’ Representative (“Joint Instructions”) to the Escrow Agent; provided, however, that the Interested Parties shall not furnish Joint Instructions for the investment or reinvestment of cash comprising a portion of the Escrowed Assets, except in the following:

a. direct obligations of the United States of America or obligations the principal of and the interest on which are unconditionally guaranteed by the United States of America;

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b. certificates of deposit issued by any bank, bank and trust company, or national banking association (including Escrow Agent and its affiliates), which certificates of deposit are insured by the Federal Deposit Insurance Corporation or a similar governmental agency;

c. repurchase agreements with any bank, trust company, or national banking association (including Escrow Agent and its affiliates); or

d. any institutional money market fund offered by Escrow Agent, including any institutional money market fund managed by Escrow Agent or any of its affiliates.

Absent designation of an investment vehicle on Schedule 2 hereto or Escrow Agent’s timely receipt of specific Joint Instructions from the Interested Parties with respect to an investment, the Escrow Agent shall have no obligation or duty to invest (or otherwise pay interest on) any cash comprising a portion of the Escrowed Assets; provided, however, that in the event there is no investment designation on Schedule 2 and the Escrow Agent shall not have received such Joint Instructions, the Escrow Agent shall be authorized to invest any cash comprising a portion of the Escrowed Assets in the Escrow Agent’s “Money Market Deposit Account, CUSIP No. 9AMMF05B2,” the description and terms of which are attached hereto as Schedule 4, until such investment instruction is received. All earnings received from the investment of cash comprising a portion of the Escrowed Assets shall be credited to, and shall become a part of, the Escrowed Assets (and any losses on such investments shall be debited to the Escrow Account). The Interested Parties acknowledge and agree that the Escrow Agent is providing no investment advice and is not responsible for any of the investment decisions made by the Interested Parties. The Escrow Agent shall have no liability for any investment losses, including without limitation any market loss on any investment liquidated prior to maturity in order to make a payment required hereunder.

The Interested Parties agree that, for tax reporting purposes, all interest or other income earned from the investment of any cash comprising a portion of the Escrowed Assets shall be reported by the Escrow Agent as allocated to the party to whom such interest or income shall be distributed.

2.5 Matters Relating to Escrowed Shares. The Escrow Agent shall not be under any duty to take any action to preserve, protect, exercise or enforce any rights or remedies under or with respect to the Escrowed Shares (including without limitation with respect to the exercise of any voting or consent rights, conversion or exchange rights, defense of title, preservation of rights against prior parties or otherwise.) The Escrow Agent shall have no duty to sell the Escrowed Shares and shall be under no obligation to advise any party regarding the selling or retaining or taking or refraining from any action with respect to the Escrowed Shares. The Escrow Agent will not be responsible in any respect for the form, execution, validity, value, title, sufficiency or genuineness of the Escrowed Shares.

2.6 Interest, Dividends, Etc. Parent and the Company Shareholders’ Representative, on behalf of each of the Company Stockholders, agree that (i) all interest,

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dividends, distributions or other earnings in respect of the Taylor Escrow Account shall be held in, and shall comprise a portion of, the Taylor Escrow Account and (ii) if during the term of this Agreement, Parent declares a dividend or distribution with respect to the Escrowed Shares (whether cash or other property or in the form of a stock split or stock dividend) the cash, securities or other property shall be paid or distributed to each Company Shareholder in accordance with its Proportionate Interest promptly following receipt thereof by the Escrow Agent; provided, however, that any securities issued as a stock dividend, stock split, or similar distribution or dividend, received by the Escrow Agent in respect of Escrowed Assets shall be, and shall be deemed to be, Escrowed Assets for all purposes hereunder.

2.7 Tax Matters. The Interested Parties also agree for income tax purposes to treat all Escrowed Assets distributed to the Company Shareholders from the Escrow Account as payments of deferred purchase price paid to the Company Shareholders on the date received, and subject to the provisions of Sections 5.11 and 6.3 of the Stock Purchase Agreement. Each of Parent and the Company Shareholders’ Representative agrees to provide the Escrow Agent with certain tax reporting information in accordance with Section 10.12 hereof.

2.8 Transferability. Except as provided for herein or by operation of law, or, upon death, in accordance with a Company Shareholder’s dispositive instruments, the interests of the Company Shareholders in the Escrowed Shares shall not be assignable or transferable.

2.9 Trust Fund. The Escrowed Assets, whether held in the Taylor Escrow Account or the General Escrow Account, shall be held in trust and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any Company Shareholder, or of any party hereto. Subject to the provisions of Section 3.5 below, the Escrow Agent shall hold and safeguard the Escrowed Cash and the Escrowed Shares until the Taylor Termination Date or the General Escrow Termination Date (each, as defined in Section 7 below) or earlier distribution in accordance with this Agreement.

Section 3. Release of Escrowed Assets.

3.1 Taylor Escrow Account. Within five (5) Business Days after receiving either (a) Joint Instructions, (b) a final, non-appealable decision and/or award from the Arbitrator (an “Arbitration Award”) or (c) a final, non-appealable order issued by a court of competent jurisdiction (a “Court Order”) relating to the release of any Escrowed Cash from the Taylor Escrow Account, the Escrow Agent shall release or cause to be released such Escrowed Cash, in the amounts, to the Persons and in the manner set forth in such Joint Instructions, Arbitration Award or Court Order. Any Arbitration Award or Court Order shall be accompanied by a legal opinion by counsel for the presenting party, reasonably satisfactory to the Escrow Agent, to the effect that said Arbitration Award or Court Order is a final adjudication of the rights of the Interested Parties by the Arbitrator or court of competent jurisdiction, as applicable, and that the time for appeal from such Arbitration Award or Court Order has expired without an appeal having been perfected. Any such Arbitration Award or Court Order, together with the above-referenced legal opinion by counsel for the presenting party, shall be full and complete authorization and protection in respect of Escrow Agent’s release of Escrowed Cash from the

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Taylor Escrow Account in the amounts, to the Persons and in the manner specified in such Arbitration Award or Court Order.

3.2 General Escrow Account. Within five (5) Business Days after receiving either (a) Joint Instructions, (b) an Arbitration Award or (c) a Court Order relating to the release of any Escrowed Shares from the General Escrow Account, the Escrow Agent shall release or cause to be released any such Escrowed Shares, in the amounts, to the Persons and in the manner set forth in such Joint Instructions, Arbitration Award or Court Order. Any Arbitration Award or Court Order shall be accompanied by a legal opinion by counsel for the presenting party, reasonably satisfactory to the Escrow Agent, to the effect that said Arbitration Award or Court Order is a final adjudication of the rights of the Interested Parties by the Arbitrator or court of competent jurisdiction, as applicable, and that the time for appeal from such Arbitration Award or Court Order has expired without an appeal having been perfected. Any such Arbitration Award or Court Order, together with the above-referenced legal opinion by counsel for the presenting party, shall be full and complete authorization and protection in respect of Escrow Agent’s release of Escrowed Shares from the General Escrow Account in the amounts, to the Persons and in the manner specified in such Arbitration Award or Court Order.

3.3 Indemnification Claims.

(a) Parent may at any time, or from time to time, during the period from and after the date of this Agreement until 5:00 p.m. eastern time on the Taylor Termination Date or the General Escrow Termination Date (as applicable), deliver to the Escrow Agent and the Company Shareholders’ Representative written notice (an “Indemnification Notice”) asserting that one or more Parent Indemnified Parties are entitled to indemnification under Article IX of the Stock Purchase Agreement, which Indemnification Notice shall state in reasonable detail, the basis and amount of such indemnification claim, whether it is to be paid from the Taylor Escrow Account or the General Escrow Account, and the portion of the Escrowed Assets, including the amount of Escrowed Shares, to be disbursed. Subject to the provisions of this Section 3.3, the Escrow Agent shall disburse to Parent from the specified Escrow Account the portion of Escrowed Assets (including the number of Escrowed Shares), as set forth in the Indemnification Notice. The foregoing notwithstanding, in the event that within thirty (30) days after receipt by the Escrow Agent of an Indemnification Notice (the “Dispute Period”), the Escrow Agent receives written notice (a “Dispute Notice”) from the Company Shareholders’ Representative that a dispute exists with respect to any such indemnification claim, which Dispute Notice shall state the basis of such dispute and the portion of the Escrowed Assets subject to such indemnification claim as to which no dispute exists, the Escrow Agent shall continue to hold that portion of the subject Escrowed Assets that is in dispute and shall disburse to Parent the Escrowed Assets as to which no dispute exists until otherwise directed pursuant to Section 3.3(b) below.

(b) If the Escrow Agent receives a Dispute Notice prior to the expiration of the Dispute Period, the Escrow Agent shall retain the disputed portion of the Escrowed Assets until the first to occur of (i) the date on which the Escrow Agent receives Joint

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Instructions with respect thereto and (ii) the date on which the Escrow Agent receives an Arbitration Award or a Court Order with respect to such disputed claim.

3.4 Payment of Indemnification Claims; Other Distributions.

(a) Any disbursement of cash comprising a portion of the Escrowed Assets to Parent shall be made in accordance with Section 10.1 hereof. Whenever the Escrow Agent is to disburse Escrowed Shares to Parent pursuant to this Agreement, the Escrow Agent shall deliver to the Parent’s transfer agent (as identified by Parent to the Escrow Agent), the stock certificate representing the Escrowed Shares and the transfer agent shall deliver to the Escrow Agent, one stock certificate representing the number of shares to be delivered to Parent and one stock certificate representing the balance of the Escrowed Shares remaining in the General Escrow Account. The Escrow Agent shall then deliver to Parent, the stock certificate representing the Escrowed Shares to be disbursed to Parent. Any distributions to Parent pursuant to the terms of this Agreement shall be made to the address set forth in Section 10.1 hereof. Under no circumstances shall the Escrow Agent be responsible or liable for the acts or omissions of the Parent’s transfer agent.

(b) Any disbursement of cash comprising a portion of the Escrowed Assets to the Company Shareholders shall be made in accordance with Section 10.1 hereof. With respect to any disbursement of Escrowed Shares or other assets, if any, comprising a portion of the Escrowed Assets held in the General Escrow Account to be made to the Company Shareholders, not more than five (5) Business Days prior to the date the Escrow Agent is required to make a distribution of Escrowed Shares or other property to the Company Shareholders pursuant to the terms of this Agreement, the Escrow Agent shall provide the Company Shareholders’ Representative with a notice specifying that a distribution will be made and requesting that the Company Shareholders’ Representative update the then current Schedule 1 to this Agreement. The Escrow Agent shall make the corresponding distributions to the Persons listed on such updated Schedule 1 in accordance with the terms hereof, to their respective addresses as set forth therein. Notwithstanding anything to the contrary set forth herein, the Escrow Agent shall not make any distribution under this Agreement to the Company Shareholders unless and until it has received from the Company Shareholders’ Representative an updated Schedule 1 to this Agreement as provided herein, or notice from the Company Shareholders’ Representative that there are no updates to Schedule 1.

3.5 Distribution on Termination Dates.

(a) If on the Taylor Termination Date, there is any Escrowed Cash in the Taylor Escrow Account which remains undisbursed and not subject to an Indemnification Notice received by the Escrow Agent (the “Undisputed Balance”), the Escrow Agent shall disburse the Undisputed Balance to the Company Shareholders in accordance with their Proportionate Interests as set forth on Schedule 1. Any amount of Escrowed Cash that is subject to an Indemnification Notice on the Taylor Termination Date (the “Disputed Escrowed Cash”) shall remain in the Taylor Escrow Account until released pursuant to Section 3.1 hereof.

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(b) If, on the General Escrow Termination Date, there are any Escrowed Assets in the General Escrow Account which remain undisbursed and not subject to an Indemnification Notice received by the Escrow Agent, the Escrow Agent shall disburse upon receipt of proper stock certificates from Parent’s transfer agent, to each Company Shareholder in accordance with such Company Shareholder’s Proportionate Interest as set forth on Schedule 1, the Escrowed Assets not subject to an Indemnification Notice. Any amount of Escrowed Assets that is subject to an Indemnification Notice on the General Escrow Termination Date (the “Disputed Escrowed Shares”) shall remain in the General Escrow Account until released pursuant to Section 3.2 hereof.

3.6 Disputes. Solely as between the Interested Parties, all disputes, claims, or controversies arising out of or relating to Section 3 of this Agreement that are not resolved by mutual agreement between Parent and the Company Shareholders’ Representative shall be resolved solely and exclusively as set forth in Section 12.8 (Dispute Resolution) of the Stock Purchase Agreement. In no event shall the Escrow Agent be made party to any dispute resolution procedure pursuant to the terms of the Stock Purchase Agreement.

Section 4. Concerning the Escrow Agent.

4.1 Each Interested Party acknowledges and agrees that the Escrow Agent (i) shall not be responsible for any of the agreements referred to or described herein (including without limitation the Stock Purchase Agreement), or for determining or compelling compliance therewith, and shall not otherwise be bound thereby, (ii) shall be obligated only for the performance of such duties as are expressly and specifically set forth in this Agreement on its part to be performed, each of which is ministerial (and shall not be construed to be fiduciary) in nature, and no implied duties or obligations of any kind shall be read into this Agreement against or on the part of the Escrow Agent, (iii) shall not be obligated to take any legal or other action hereunder which might in its judgment involve or cause it to incur any expense or liability unless it shall have been furnished with acceptable indemnification, (iv) may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction (including, without limitation, wire transfer instructions, whether incorporated herein or provided in a separate written instruction), instrument, statement, certificate, request or other document furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper person, and shall have no responsibility or duty to make inquiry as to or to determine the genuineness, accuracy or validity thereof (or any signature appearing thereon), or of the authority of the person signing or presenting the same, and (v) may consult counsel satisfactory to it, including in-house counsel, and the opinion or advice of such counsel in any instance shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion or advice of such counsel.

4.2 The Escrow Agent shall not be liable to anyone for any action taken or omitted to be taken by it hereunder except in the case of the Escrow Agent’s gross negligence or willful misconduct in breach of the terms of this Agreement. In no event shall the Escrow Agent

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be liable for indirect, punitive, special or consequential damage or loss (including but not limited to lost profits) whatsoever, even if the Escrow Agent has been informed of the likelihood of such loss or damage and regardless of the form of action.

4.3 The Escrow Agent shall have no more or less responsibility or liability on account of any action or omission of any book-entry depository, securities intermediary or other subescrow agent employed by the Escrow Agent than any such book-entry depository, securities intermediary or other subescrow agent has to the Escrow Agent, except to the extent that such action or omission of any book-entry depository, securities intermediary or other subescrow agent was caused by the Escrow Agent’s own gross negligence or willful misconduct in breach of this Agreement.

4.4 The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or such affiliate is acting as a subagent of the Escrow Agent or for any third person or dealing as principal for its own account.

4.5 Notwithstanding any term appearing in this Agreement to the contrary, in no instance shall the Escrow Agent be required or obligated to distribute any Escrowed Assets (or take other action that may be called for hereunder to be taken by the Escrow Agent) sooner than five (5) Business Days after (i) it has received the applicable documents required under this Agreement in good form, or (ii) passage of the applicable time period (or both, as applicable under the terms of this Agreement), as the case may be.

4.6 Unless and except to the extent otherwise expressly set forth herein, all deposits and payments hereunder, or pursuant to the terms hereof (including without limitation all payments to the Escrow Agent pursuant to Section 5), shall be in U.S. dollars.

Section 5. Compensation, Expense Reimbursement and Indemnification.

5.1 Each of the Interested Parties agrees, jointly and severally, (i) to pay or reimburse the Escrow Agent for its reasonable attorney’s fees and expenses incurred in connection with the preparation of this Agreement upon the presentation of reasonable and customary documentation of such fees and expenses and (ii) to pay the Escrow Agent’s compensation for its normal services hereunder in accordance with the fee schedule attached hereto as Schedule 3 and made a part hereof.

5.2 Each of the Interested Parties agrees, jointly and severally, to reimburse the Escrow Agent on demand for all reasonable costs and expenses incurred in connection with the administration of this Agreement or the escrow created hereby or the performance or observance of its duties hereunder which are in excess of its normal services hereunder, including without limitation, payment of any reasonable legal fees and expenses incurred by the Escrow Agent in connection with the resolution of any claim by any party hereunder.

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5.3 Each of the Interested Parties covenants and agrees, jointly and severally, to indemnify the Escrow Agent (and its directors, officers and employees) and hold it (and such directors, officers and employees) harmless from and against any loss, liability, damage, cost and expense of any nature incurred by the Escrow Agent arising out of or in connection with this Agreement or with the administration of its duties hereunder, including but not limited to attorney’s fees and other costs and expenses of defending or preparing to defend against any claim of liability unless and except to the extent such loss, liability, damage, cost and expense shall have been finally adjudicated by a court of competent jurisdiction to have been caused solely by the Escrow Agent’s gross negligence, or willful misconduct. The foregoing indemnification and agreement to hold harmless shall survive the termination of this Agreement.

5.4 Notwithstanding anything herein to the contrary, the Escrow Agent shall have and is hereby granted a possessory lien on and security interest in the Escrowed Assets, and all proceeds thereof, to secure payment of all amounts owing to it from time to time hereunder, whether now existing or hereafter arising. The Escrow Agent shall have the right to deduct from the Escrowed Assets, and proceeds thereof, any such sums, upon five (5) Business Days’ notice to the Interested Parties of its intent to do so.

5.5 Without altering or limiting the joint and several liability of any of the Interested Parties to the Escrow Agent hereunder, (i) Parent agrees to pay or reimburse the Escrow Agent for its reasonable attorney’s fees and expenses incurred in connection with the preparation of this Agreement (as required by Section 5.1 above) and (ii) each of the Interested Parties agrees as between themselves that they shall share, fifty percent (50%) each, all other amounts payable to the Escrow Agent pursuant to this Section 5.

Section 6. Tax Indemnification. Each of the Interested Parties agrees, jointly and severally, (i) to assume any and all obligations imposed now or hereafter by any applicable tax law with respect to any payment or distribution of the Escrowed Assets or performance of other activities under this Agreement, (ii) to instruct the Escrow Agent in writing with respect to the Escrow Agent’s responsibility for withholding and other taxes, assessments or other governmental charges, and (iii) to indemnify and hold the Escrow Agent harmless from any liability or obligation on account of taxes, assessments, additions for late payment, interest, penalties, expenses and other governmental charges that may be assessed or asserted against the Escrow Agent in connection with, on account of or relating to the Escrowed Assets, the management established hereby, any payment or distribution of or from the Escrowed Assets pursuant to the terms hereof or other activities performed under the terms of this Agreement, including without limitation any liability for the withholding or deduction of (or the failure to withhold or deduct) the same, and any liability for failure to obtain proper certifications or to report properly to governmental authorities in connection with this Agreement, including costs and expenses (including reasonable legal fees and expenses), interest and penalties. The foregoing indemnification and agreement to hold harmless shall survive the termination of this Agreement.

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Section 7. Termination.

The Taylor Escrow Account shall terminate upon the first to occur of (i) the date on which the Company Shareholders elect to terminate the Taylor Escrow Account, which date must be communicated to Escrow Agent in writing, provided that such election shall not be made (and, if made, shall be of no force or effect) prior to the date which is fifteen (15) months after the Closing Date, (ii) the date mutually agreed to by Parent and the Company Shareholders’ Representative, which date must be communicated to Escrow Agent in writing, and (iii) the date of the settlement and discharge in full of all Losses or other claims relating to or arising in connection with the Taylor Matter, which date must be communicated to Escrow Agent in writing (the “Taylor Termination Date”). The General Escrow Account shall terminate upon the date which is fifteen (15) months after the date of this Agreement (such date, the “General Escrow Termination Date”). Notwithstanding the foregoing, the Taylor Escrow Account shall continue with respect to any Disputed Escrowed Cash and the General Escrow Account shall continue with respect to any Disputed Escrowed Shares as provided in Section 3.5. This Agreement shall terminate when there are no longer any Escrowed Assets held hereunder.

Section 8. Successor Escrow Agent.

In the event the Escrow Agent becomes unavailable or unwilling to continue as escrow agent under this Agreement, the Escrow Agent may resign and be discharged from its duties and obligations hereunder by giving its written resignation to the Interested Parties. Such resignation shall take effect not less than thirty (30) days after notice thereof is given to the Interested Parties. In such event, Parent will issue to the Escrow Agent a written instruction authorizing redelivery of the Escrowed Assets to a bank or trust company that it selects as successor to the Escrow Agent (acceptable to the Company Shareholders’ Representative, acting reasonably). If Parent fails to appoint a successor escrow agent within twenty (20) days after receiving the Escrow Agent’s written resignation, the Company Shareholders’ Representative shall be entitled to name such successor escrow agent. If no successor escrow agent is named by Parent or the Company Shareholders’ Representative, the Escrow Agent shall have the right to apply to a court of competent jurisdiction for the appointment of a successor escrow agent.

Section 9. Company Shareholders’ Representative.

9.1 The Company Shareholders’ Representative represents and warrants to Parent and the Escrow Agent that he/she has the irrevocable right, power and authority (i) to enter into and perform this Agreement and to bind all of the Company Shareholders to its terms, (ii) to give and receive directions and notices hereunder, and (iii) to make all determinations that may be required or that he/she deems appropriate under this Agreement.

9.2 Until notified in writing by the Company Shareholders’ Representative that he/she has resigned or has been removed by the action of not less than two-thirds of the Company Shareholders, the Escrow Agent may rely conclusively and act upon the directions, instructions and notices of the Company Shareholders’ Representative named above and, thereafter, upon the directions, instructions and notices of any successor named in a writing executed by a majority-in-interest of the Company Shareholders filed with the Escrow Agent.

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Section 10. Miscellaneous.

10.1 Notices; Wiring Instructions. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent:

Synergy Acquisition Corp.

[                                                 ]

[                                                 ]

[                                                 ]

Attn:

Facsimile:

with a copy, which shall not constitute notice, to:

Foley Hoag LLP

Seaport World Trade Center West

155 Seaport Boulevard

Boston, MA 02210-2600

Attention: Paul Bork

Facsimile: (617) 832-7000

if to the Company Shareholders’ Representative:

[                             ]

[                                             ].

[                                             ]

[                                             ]

[                                             ]

Facsimile:

with a copy, which shall not constitute notice, to:

[                                     ]

[                                                 ].

[                                                 ]

[                                         ]

[                                         ]

Facsimile:

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if to the Escrow Agent:

U.S. Bank National Association

Corporate Trust Services

EX-MA-FED

One Federal Street, 3rd Floor

Boston, MA 02110

Attention:    Karen R. Beard

Facsimile:    (617) 603-6667

Ref:              Synergy Acquisition Corp. Escrow

        Agreement

Notwithstanding the foregoing, notices addressed to the Escrow Agent shall be effective only upon receipt. If any notice or other document is required to be delivered to the Escrow Agent and any other Person, the Escrow Agent may assume without inquiry that the notice or other document was received by such other Person on the date on which it was received by the Escrow Agent.

Any funds to be paid to or by the Escrow Agent hereunder shall be sent by wire transfer pursuant to the following instructions (or by such method of payment and pursuant to such instruction as may have been given in advance and in writing to or by the Escrow Agent, as the case may be, in accordance with the notice provisions above):

If to any Company Shareholder, to such account(s) as have been identified in writing to the Escrow Agent by the Company Shareholders’ Representative not less than five (5) Business Days prior to the date of such payment.

If to Parent:

Bank: [name, city, state]

ABA #:

Acct. #:

Attn:

Ref:

If to Escrow Agent:

Bank:   U.S. Bank National Association

ABA :  091000022

BNF:    U.S. Bank Trust N.A.

A/C:     180121167365

OBI:     Corporate Trust Services

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Ref:     Synergy Acquisition Corp.

    SEI # for General Escrow Account:

    146743001

    SEI # for Taylor Escrow Account:

    146743002

Attn:     Jacqueline Enright

10.2 Headings. The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

10.3 Counterparts and Exchanges by Facsimile or Other Electronic Transmission. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or other means of electronic transmission shall be sufficient to bind the parties to the terms and conditions of this Agreement. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

10.4 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the internal laws of the Commonwealth of Massachusetts, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the Interested Parties hereby absolutely and irrevocably consents and submits to the jurisdiction of the courts in the Commonwealth of Massachusetts and of any Federal court located in said Commonwealth in connection with any actions or proceedings brought against the Interested Parties (or any of them) by the Escrow Agent arising out of or relating to this Agreement. In any such action or proceeding, the Interested Parties each hereby absolutely and irrevocably (i) waives any objection to jurisdiction or venue, (ii) waives personal service of any summons, complaint, declaration or other process, and (iii) agrees that the service thereof may be made by certified or registered first-class mail directed to such party, as the case may be, at their respective addresses in accordance with Section 10.1 hereof.

10.5 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and each of their respective permitted successors and assigns, if any. If the Escrow Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Escrow Agent.

10.6 Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the

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waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.7 Amendment. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent, the Company Shareholders’ Representative and the Escrow Agent; provided, however, that any amendment executed and delivered by the Company Shareholders’ Representative shall be deemed to have been approved by and duly executed and delivered by all of the Company Shareholders. Notwithstanding any other provision hereof, consent to an amendment, modification, alteration or supplement of this Agreement may not be signed by means of an e-mail address.

10.8 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

10.9 Parties in Interest. Except as expressly provided herein, none of the provisions of this Agreement, express or implied, is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns, if any.

10.10 Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto relating to the subject matter hereof and supersedes all prior agreements and understandings among or between any of the parties relating to the subject matter hereof.

10.11 Waiver of Jury Trial. THE ESCROW AGENT AND THE INTERESTED PARTIES HEREBY WAIVE A TRIAL BY JURY OF ANY AND ALL ISSUES ARISING IN ANY ACTION OR PROCEEDING BETWEEN THEM OR THEIR SUCCESSORS OR ASSIGNS, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF ITS PROVISIONS OR ANY NEGOTIATIONS IN CONNECTION HEREWITH.

10.12 Tax Reporting Information. Parent agrees to provide the Escrow Agent with a certified tax identification number for Parent and the Company Shareholders’ Representative agrees to provide the Escrow Agent with certified tax identification numbers for each of the Company Shareholders by furnishing appropriate Forms W-9 (or Forms W-8, in the

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case of non-U.S. persons) and any other forms and documents that the Escrow Agent may reasonably request (collectively, “Tax Reporting Documentation”) to the Escrow Agent upon the execution of this Agreement. The parties hereto understand that, if such Tax Reporting Documentation is not so furnished to the Escrow Agent, the Escrow Agent shall be required by the Internal Revenue Code to withhold a portion of any interest or other income earned on the investment of monies held by the Escrow Agent pursuant to this Agreement, and to immediately remit such withholding to the Internal Revenue Service.

10.13 Cooperation. The Company Shareholders’ Representative, on behalf of the Company Shareholders, and Parent agree to cooperate reasonably with each other and the Escrow Agent and to execute and deliver such further documents, certificates, agreements, stock powers and instruments and to take such other actions as may be reasonably requested by Parent, the Company Shareholders’ Representative or the Escrow Agent to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

10.14 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neutral genders; the feminine gender shall include the masculine and neutral genders; and the neutral gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Schedules” and “Exhibits” are intended to refer to Sections of this Agreement, Schedules to this Agreement and Exhibits to this Agreement.

10.15 Dispute Resolution. It is understood and agreed that, should any dispute arise with respect to the delivery, ownership, right of possession, and/or disposition of the Escrowed Assets, or should any claim be made upon the Escrow Agent or the Escrowed Assets by a third party, the Escrow Agent upon receipt of notice of such dispute or claim is authorized and shall be entitled (at its sole option and election) to retain in its possession without liability to anyone, all or any of said Escrowed Assets until such dispute shall have been settled either by the mutual written agreement of the parties involved or by a final order, decree or judgment of a court in the United States of America, the time for perfection of an appeal of such order, decree or judgment having expired. The Escrow Agent may, but shall be under no duty whatsoever to, institute or defend any legal proceedings which relate to the Escrowed Assets.

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10.16 Force Majeure. The Escrow Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

10.17 Reproduction of Documents. This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, and (b) certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, optical disk, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

10.18 Interested Party Information. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each Person who opens an account. For a non-individual Person such as a business entity, a charity, a Trust or other legal entity, Escrow Agent will ask for documentation to verify its formation and existence as a legal entity. Escrow Agent may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.

10.19 Security Advice Waiver. The Interested Parties acknowledge that regulations of the Comptroller of the Currency grant them the right to receive brokerage confirmations of security transactions as they occur. The Interested Parties specifically waive such notification to the extent permitted by law and acknowledge that they will receive periodic cash transactions statements which will detail all investment transactions.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties have duly caused this Agreement to be executed as of the day and year first above written.

SYNERGY ACQUISITION CORP., a Delaware corporation

By:
Name:
Title:

[ ], solely in his/her capacity as Company Shareholders’ Representative

U.S. BANK NATIONAL ASSOCIATION, as Escrow Agent

By:
Name:
Title:

[Escrow Agreement Signature Page]

EXHIBIT C

The Form of Employment Agreement between Red River Computer Co., Inc. and Richard K. Bolduc is attached to the FusionStorm Global Inc. Form S-1 Registration Statement as Exhibit number 10.7.

EXHIBIT D

FORM OF

GENERAL RELEASE

This General Release is being entered into as of [                    ], 2011 (this “Release”), by [                    ] (the “Releasor”) in connection with that certain Stock Purchase Agreement (the “Stock Purchase Agreement”), dated as of June [    ], 2011, by and among Synergy Acquisition Corp., a Delaware corporation (“(Synergy)”), Red River Computer Co., Inc., a New Hampshire corporation (the “Company”), Nicholas M. Anderle, individually and as Trustee of The Nicholas M. Anderle Revocable Trust of 2009 u/i/d 08/25/2009, Richard A. Bolduc, individually and a s Trustee of the Richard A. Bolduc Family Trust, u/i/d 01/18/1999, and Richard K. Mann, individually and as Trustee of the Richard K. Mann Revocable Trust u/i/d 10/10/2003. Releasor is a Company Shareholder. Capitalized terms used but not defined in this Release have the meaning given to them in the Stock Purchase Agreement.

As an inducement for Synergy to perform its obligations under the Stock Purchase Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Releasor, intending to be legally bound, agrees as follows:

1. Release. Except for (i) any claims arising under the Stock Purchase Agreement, the other Transaction Documents, the Company Plans or the Company’s directors and officers insurance policy, and (ii) any claims to indemnification and advances of expenses under the Company’s articles of incorporation, bylaws, or applicable law that arise out of or are related to the Releasor’s having served as an officer, director, or employee of the Company, the Releasor, on his own behalf and on behalf of his heirs, executors, personal representatives, beneficiaries, successors, assigns and Affiliates (collectively, “Representatives”), does hereby irrevocably, unconditionally, voluntarily, knowingly, fully, finally, and completely forever release and discharge each of Synergy, the Company, and their respective corporate parents, subsidiaries, divisions, shareholders, directors, officers, employees, successors, representatives, beneficiaries, heirs and assigns, individually and collectively (the “Released Parties”), from, against and with respect to any and all actions, accounts, agreements, causes of action, complaints, charges, claims, covenants, contracts, costs, damages, demands, debts, defenses, duties, expenses, executions, fees, injuries, interest, judgments, liabilities, Losses, obligations penalties, promises, reimbursements, remedies, suits, sums of money, and torts, of whatever kind or character, whether in law, equity or otherwise, direct or indirect, fixed or contingent, foreseeable or unforeseeable, liquidated or unliquidated, known or unknown, matured or unmatured, absolute or contingent, determined or determinable, that the Releasor or his Representatives ever had or now has, or may hereafter have or acquire, against the Released Parties that arise out of or in any way relate, directly or indirectly, to any matter, cause or thing, act or failure to act whatsoever occurring at any time on or prior to the Closing Date, including, without limitation, the Releasor’s ownership of shares of the capital stock of the Company or the ownership, operation, business, affairs, management, or financial condition of the Company (collectively, “Claims”).

2. Covenant Not To Sue. The Releasor, for himself and for any of his Representatives, irrevocably covenants that neither the Releasor nor any of his Representatives will, directly or indirectly, sue, commence any proceeding against, or make any demand upon any Released Party in respect of any of the matters released and discharged pursuant to Section 1 hereof.

3. Indemnification. This Release may be pleaded by any of the Released Parties as a full and complete defense and may be used as the basis for an injunction against any action at law or equity instituted or maintained against any of them in violation hereof. If any Claim is brought or maintained by the Releasor or his Representatives against any Released Party in violation of this Release, the Releasor will be responsible for all costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred by the Released Party in defending same.

4. Complete Release. The Releasor hereby represents and warrants that there are no additional Persons affiliated with the Releasor that are necessary to effectuate the release and extinguishment contemplated herein. The Releasor hereby represents, warrants, and agrees that the Releasor has not heretofore assigned, subrogated or transferred, or purported to assign, subrogate, or transfer to any Person whatsoever any Claim hereinabove released. The Releasor hereby warrants, represents, and agrees to indemnify, defend, and hold harmless each Released Party from any such assignment, subrogation, or transfer of Claims.

5. Waiver. The Releasor acknowledges that certain states provide the benefit of statutory provisions similar to the following:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

The Releasor acknowledges that such provisions are designed to protect a party from waiving claims which he does not know exist or may exist. Nonetheless, the Releasor agrees that, effective as of the date hereof, the Releasor shall be deemed to waive any such provision. In connection with such waiver and relinquishment, the Releasor hereby acknowledges that he or his attorneys may hereafter discover claims or facts in addition to, or different from, those which he now knows or believes to exist, but that he expressly agrees to fully, finally and forever settle and release any and all claims, known or unknown, suspected or unsuspected, which exist or may exist on his behalf against the Released Parties at the time of execution of this Release.

6. Interpretation. This Release has been negotiated by the Releasor and the Released Parties, and their respective legal counsel, and legal or equitable principles that might require the construction of this Release or any provision hereof against the party drafting this Release will not apply in any construction or interpretation of this Release. The provisions of this Release will be interpreted in a reasonable manner to effect the intentions of the parties and beneficiaries hereto and of this Release.

7. Other Agreements. This Release supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Release may not be changed, modified, altered, interlineated, or supplemented, nor may any covenant, representation, warranty, or other provision hereof be waived, except by agreement in writing signed by the party or beneficiary against whom enforcement of the change, modification, alteration, interlineation, supplementation, or waiver is sought.

8. Knowledge and Investigation Of Release. The Releasor has made such investigation of the facts pertaining to the Stock Purchase Agreement, this Release, the other Transaction Documents and all of the matters pertaining thereto, as the Releasor deems necessary. This Release is intended to be and is final and binding upon the Releasor.

9. Newly Discovered Facts Or Claims. The Releasor is aware that he may hereafter discover claims or facts in addition to or different from those he now knows or believes to be true with respect to the matters released herein. Nevertheless, it is the Releasor’s intention to fully, finally, and forever settle and release all Claims. In furtherance of such intention, the releases given herein will remain in effect as full and complete releases of all Claims notwithstanding the discovery or existence of any additional or different claims or facts related thereto.

10. Free Will. The Releasor hereby warrants and represents that, in executing this Release, the Releasor does so with full knowledge of any and all rights that he may have with respect to the matters set forth and the Claims released in this Release, that he has received independent legal advice with respect to the matters set forth and the Claims released in this Release and with respect to the rights and asserted rights arising out of such matters, and that the Releasor is entering into this Release of his own free will.

11. Facsimile Transmission. This Release may be executed and delivered via facsimile transmission or via email with scan attachment, and any signature page executed and delivered via facsimile transmission or via email with scan attachment will be deemed an original for all intents and purposes.

12. Severability. If any term, condition or other provision of this Release is found to be invalid, illegal or incapable of being enforced by virtue of any rule of law, public policy or court determination, all other terms, conditions and provisions of this Release shall nevertheless remain in full force and effect.

13. Binding Effect. This Release is binding upon the Releasor and all of his Representatives and will inure to the benefit of each of the Released Parties.

14. Governing Law. This Release will be governed by, and construed in accordance with, the internal laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflict of laws.

15. Attorneys’ Fees. If any suit or other action is brought with respect to the interpretation or enforcement of this Release, the prevailing party will be entitled to receive, among other remedies, reimbursement for its reasonable costs and expenses, including but not limited to attorneys’ fees.

16. Construction. The headings contained in this Release are for reference purposes only and will not affect in any way the meaning or interpretation of this Release. The definitions contained in this Release are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes.

THE RELEASOR HAS CAREFULLY READ AND CONSIDERED THIS RELEASE IN ITS ENTIRETY AND KNOWS AND FULLY UNDERSTANDS ITS CONTENTS AND THE SIGNIFICANCE OF ITS CONTENTS.

The undersigned has full right, power, and authority to execute and deliver this Release.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Release as a sealed instrument on the date first written above.

RELEASOR: [ ]

EXHIBIT E

CONFIDENTIALITY, NON-COMPETITION AND NON-DISPARAGEMENT

ANGREEMENT

This Confidentiality and Non-Competition Agreement (this “Agreement”) is made and entered into as of this                     , 2011, by and among Synergy Acquisition Corp., a Delaware corporation (“Synergy”, and collectively with its Affiliates, the “Company”) and                     (the “Shareholder”). Capitalized terms used but not defined in this Agreement have the meaning given to them in that certain Stock Purchase Agreement (the “Stock Purchase Agreement”), dated as of June [    ], 2011, by and among Synergy, Red River Computer Co., Inc., a New Hampshire corporation (“RRCC”), and certain other parties signatory thereto.

WHEREAS, prior to the date hereof, the Shareholder has been a holder of shares of the common stock of RRCC and has served as an officer (an “RRCC Officer”) and member (an “RRCC Director”) of the Board of Directors of RRCC;

WHEREAS, in his capacity as an RRCC Officer and an RRCC Director, Shareholder has had access to confidential information of RRCC relating to its business, finances, results and operations and relating to the Company and the transactions contemplated by the Stock Purchase Agreement; and

Whereas, by virtue of his service as an RRCC Officer and RRCC Director, Shareholder has knowledge relating to the industry in which the Company operates and the markets, vendors, customers and technology with which the Company deals.

NOW, THEREFORE, as an inducement for Parent to perform its obligations under the Stock Purchase Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Shareholder, intending to be legally bound, agrees as follows:

1. Definitions.

(a) General. The following terms shall have the meanings set forth below.

(b) “Confidential Information” shall mean and include all (i) Proprietary Information and (ii) all confidential information of any third party with which the Company has a business relationship that has been provided to the Shareholder.

(c) “Proprietary Information” shall mean all information belonging to the Company which is of value to the Company in the course of conducting its business. Proprietary Information includes without limitation trade secrets, product ideas, inventions, designs, configurations, processes, techniques, formulas, software, improvements, inventions, data, know-how, copyrightable materials and other intellectual property, marketing plans and strategies, marketing or sales information, reports, forecasts and plans, customer lists, financial information, reports, plans and forecasts, and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or assets, or proposed business affiliations) which have been discussed or considered by the management of the Company. Proprietary Information also includes information developed by Shareholder in the course of his service as an RRCC Officer and an RRCC Director which belong to the Company, as well as other information to which Shareholder may have had access to in connection with such service.

2. Confidentiality. Shareholder hereby covenants and agrees that Shareholder will keep in confidence at all times all Confidential Information and will not use or disclose any such Confidential Information without the written consent of Synergy. The restrictions set forth in this Section 2 will not apply to (i) information which is generally known to the public or in the industry in which the Company operates (including, but not limited to, Shareholder’s general knowledge about the markets, vendors, customers, and technology with which RRCC and the Company deal), or (ii) was or becomes available to Shareholder on a nonconfidential basis from a source other than the Company; provided that, to Shareholder’s knowledge, such source is not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation to, the Company.

3. Documents, Records, etc. Shareholder has returned to RRCC all documents, records, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which have been furnished to Shareholder by RRCC or the Company or have been produced by Shareholder in connection with his service as an RRCC Officer and an RRCC Director. Shareholder hereby represents and warrants to the Company that Shareholder has not taken, or retained, copies (in any media) of any such Confidential Information.

4. Competitive Activities. For a period of two (2) years from and after the Closing Date, Shareholder will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer, lender or otherwise, engage, participate or invest in any business activity (each, a “Competing Business”) anywhere in the world with respect to any services or products provided as of the date hereof by, or intended as of the date hereof to be provided by, the Company (the “Company Business”). The prohibition set forth in this Section 4 shall not restrict Shareholder from owning or holding any passive investments in any mutual funds that may have investments in a Competing Business or in any enterprise the shares of which are publicly traded if such investment in such enterprise constitutes less than one percent (1%) of the equity of such enterprise. Shareholder hereby acknowledges and agrees that the restrictions set forth in this Section 4 are intended to protect the Company’s reasonable competitive business interests, its interest in its Proprietary Information and established and prospective customer relationships and goodwill, and that such restrictions are reasonable and appropriate for this purpose.

5. Nonsolicitation of Customers. For a period of two (2) years from and after the Closing Date, Shareholder will not, in any capacity, directly or indirectly:

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(a)	solicit the business or patronage of any party (each, a “Customer”) which has purchased goods or services from RRCC during the two-year period ending on the date hereof on behalf of the Shareholder or for any Competing Business;

(b)	divert, entice, or otherwise take away from the Company the business or patronage of any Customer, or attempt to do so;

(c)	solicit or induce any Customer, supplier or vendor to terminate or reduce its relationship with the Company;

(d)	provide or assist with the provision of services to a Customer on behalf of a Competing Business; or

(e)	refer a Customer or supplier to another entity engaged in business activities similar to or competitive with those of the Company.

6. Nonsolicitation of Employees. For a period of two (2) years from and after the Closing Date, Shareholder will not:

(a)	hire or employ, directly or indirectly through any enterprise with which Shareholder is associated, any current employee of RRCC or any individual who had been employed by RRCC within one (1) year prior to the date hereof; or

(b)	recruit, solicit or induce (or in any way assist another person or enterprise in recruiting, soliciting or inducing) any employee or consultant of RRCC to terminate his or her employment or other relationship with RRCC.

7. Non-Disparagement. The Shareholder shall not, at any time during the period of two (2) years from and after the Closing Date, directly or indirectly commit any act that may tend to deprive the Company of its goodwill or disparage the Company or its products, services, business practices, employees, officers, directors, consultants, sales representatives or accounts or the Company’s relationships with any person or entity whom the Shareholder knows the Company does business.

8. Acknowledgments. Shareholder acknowledges and agrees that the restrictions set forth in this Agreement are intended to protect the Company’s interest in Confidential Information and its commercial relationships and goodwill (with its Customers, prospective customers, vendors, consultants and employees) and are reasonable and appropriate for these purposes.

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9. Disclosure of Agreement. The Shareholder hereby covenants and agrees that, during the term of this Agreement, Shareholder will disclose the existence and terms of this Agreement to any prospective employer, partner, co-venturer, or investor, prior to entering into an employment, partnership or other business relationship with any such person or entity.

10. No Conflicting Agreements. Shareholder hereby represents to the Company that the execution of this Agreement by the Shareholder and the performance of Shareholder’s obligations hereunder do not violate any obligations Shareholder may have to any other party.

11. Injunction. Shareholder hereby agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by Shareholder of the representations, warranties, covenants and agreements of Shareholder set forth in this Agreement, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, Shareholder agrees that if Shareholder breaches, or proposes to breach, any provision of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

12. Binding Effect. This Agreement will be binding upon Shareholder and Shareholder’s heirs, executors, administrators and legal representatives and will inure to the benefit of the Company and its and successors and assigns.

13. Severability. If any portion or provision of this Agreement is to any extent declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. In the event that any provision of this Agreement is determined by any court of competent jurisdiction to be unenforceable by reason of excessive scope as to geographic, temporal or functional coverage, such provision will be deemed to extend only over the maximum geographic, temporal and functional scope as to which it may be enforceable.

14. Entire Agreement. This Agreement constitutes the entire agreement between the Company and Shareholder with respect to the subject matter hereof, and supersedes all prior representations and agreements with respect to such subject matter. This Agreement may not be amended, modified or waived except by a written instrument duly executed by the Person against whom enforcement of such amendment, modification or waiver is sought. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, in any particular case will not prevent any subsequent enforcement of such term or obligation or to be deemed a waiver of any separate or subsequent breach.

15. Notices. Any notices, requests, demands and other communications provided for

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by this Agreement will be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, to Shareholder at the address set forth in the signature page hereto or, in the case of any notice to the Company:

Synergy Acquisition Corp.

124 Grove Street

Suite 311

Franklin, MA 02038

Attention: General Counsel

16. Governing Law; Consent to Jurisdiction. The validity, interpretation, performance and enforcement of this agreement shall be governed by the laws of the State of Delaware. The parties hereto hereby irrevocably and unconditionally consent to the sole and exclusive jurisdiction of the courts of the Commonwealth of Massachusetts and the United States District Court located in Boston, Massachusetts for any action, suit or proceeding arising out of or relating to this agreement, and agree not to commence any action, suit or proceeding related thereto except in such courts. The parties hereto further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this agreement in the courts of the Commonwealth of Massachusetts and the United States District Court located in Boston, Massachusetts, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of the parties hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to its address set forth above shall be effective service of process for any action, suit or proceeding brought against it in any such court.

17. Acknowledgment. Shareholder hereby acknowledges that Shareholder has had the opportunity to discuss this matter with and obtain advice from Shareholder’s private attorney, has had sufficient time to, and has, carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

18. Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned. This Agreement may be executed by the delivery of signatures by facsimile or other electronic means.

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I UNDERSTAND THAT THIS AGREEMENT AFFECTS IMPORTANT RIGHTS. I HAVE READ IT CAREFULLY AND AM SATISFIED THAT I UNDERSTAND IT COMPLETELY.

SHAREHOLDER

Name:

Address:

Accepted and Agreed to:

SYNERGY ACQUISITION CORP.

By:
Name:
Title:

EXHIBIT F

FORM OF OPINION OF COMPANY COUNSEL

1. The Company is validly existing as a corporation and in good standing under the law of the State of New Hampshire and has the corporate power to conduct its business in the manner that it is currently conducted and to execute and deliver the Stock Purchase Agreement and each other Transaction Document to which it is a party and to perform its obligations thereunder.

2. The authorized capital stock of the Company consists of 10,000 shares of common stock, no par value per share, of which 1,500 shares are validly issued and outstanding. Except as set forth in Section      of the Company Disclosure Schedule, to our knowledge, there are no Options, Warrants or other agreements or arrangements obligating the Company to issue or sell shares of its capital stock to any Person. Based on our review of the Company’s stock records, the signatories to the Stock Purchase Agreement are all of the holders of record of shares of the Company’s capital stock.

3. The Company has duly authorized, executed and delivered the Stock Purchase Agreement and each other Transaction Document to which it is a party, and such Stock Purchase Agreement and each such Transaction Document constitute its valid and binding obligations enforceable against it in accordance with their terms.

4. The execution and delivery by the Company of the Stock Purchase Agreement and each other Transaction Document to which it is a party to which it is a party do not and the performance by it of its obligations thereunder will not (i) violate any New Hampshire or federal statute, rule or regulation, (ii) violate any court order, judgment or decree to which the Company or any of its assets is subject identified in Section      of the Company Disclosure Schedule, (iii) result in a breach of, or constitute a default under, or result in the creation of a lien or a right of acceleration under, any of the agreements or instruments to which the Company is a party which is identified in Section      of the Company Disclosure Schedule or (iv) violate any provision of the Company’s Articles of Incorporation or By-laws.

5. Except as set forth in Section      of the Company Disclosure Schedule, the Company is not required to obtain any novation, consent, approval, license, authorization or exemption by, or order or authorization of, or to make any filing, recording or registration with, any Governmental Entity including, without limitation, pursuant to the any [                    ] or federal statute, rule or regulation in connection with its execution and delivery of the Stock Purchase Agreement and the other Transaction Documents to which the Company is a party or the performance by the Company of its obligations under the Stock Purchase Agreement or any other such Transaction Document other than those that have been obtained or made.

Except as disclosed in Schedule      to this opinion letter, we are not representing the Company in any pending litigation in which it is a named defendant or in any litigation that has been overtly threatened in writing against it by a potential claimant that challenges the validity or enforceability of, or seeks to enjoin the performance of the transactions contemplated by the Stock Purchase Agreement and the other Transaction Documents.